      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 2000



                                                      REGISTRATION NO. 333-39516

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1



                                       TO


                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              EDISON SCHOOLS INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                   8200                                  13-3915075
    (STATE OR OTHER JURISDICTION OF            (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

                            ------------------------

                          521 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10175
                                 (212) 419-1600
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                             H. CHRISTOPHER WHITTLE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              EDISON SCHOOLS INC.
                          521 FIFTH AVENUE, 15TH FLOOR
                               NEW YORK, NY 10175
                                 (212) 419-1600
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                   DAVID SYLVESTER, ESQ.                                      MICHAEL W. BLAIR, ESQ.
                   BRENT B. SILER, ESQ.                                        DEBEVOISE & PLIMPTON
                     HALE AND DORR LLP                                           875 THIRD AVENUE
              1455 PENNSYLVANIA AVENUE, N.W.                                    NEW YORK, NY 10022
                  WASHINGTON, D.C. 20004                                     TELEPHONE: (212) 909-6000
                 TELEPHONE: (202) 942-8400                                   TELECOPY: (212) 909-6836
                 TELECOPY: (202) 942-8484

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date hereof.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] --------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] --------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] --------

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED JULY 7, 2000


PROSPECTUS

                                5,000,000 SHARES

                             [EDISON SCHOOLS LOGO]
                              CLASS A COMMON STOCK
                             ----------------------

     Edison Schools Inc. is selling 2,500,000 shares of the class A common stock and Edison stockholders are selling 2,500,000 shares.


     The class A common stock is quoted on the Nasdaq National Market under the symbol "EDSN." On July 6, 2000, the last sale price for the class A common stock as reported on the Nasdaq National Market was $21 3/8 per share.


     INVESTING IN THE CLASS A COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

                             ----------------------

                                                                 PER SHARE              TOTAL
                                                                 ---------              -----
Public offering price......................................          $                    $
Underwriting discount......................................          $                    $
Proceeds, before expenses, to Edison Schools Inc...........          $                    $
Proceeds to the selling stockholders.......................          $                    $


     The underwriters may also purchase up to an additional 375,000 shares of class A common stock from us, and up to an additional 375,000 shares from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of class A common stock will be ready for delivery on or about
          , 2000.

                             ----------------------

MERRILL LYNCH & CO.
                   BANC OF AMERICA SECURITIES LLC
                                      CREDIT SUISSE FIRST BOSTON
                                                    DONALDSON, LUFKIN & JENRETTE
                                                               J.P. MORGAN & CO.
                             ----------------------

                The date of this prospectus is           , 2000.

     Description of graphical material on inside front cover:

        Photograph of children in classroom with the following caption:

           "The most necessary task of civilization is to teach people to think."

               -- Thomas Edison

     Description of graphical material on inside of gatefold:

        Multiple photographs of children in classrooms with the following text:

           The 10 fundamentals of Edison Schools

                1. Schools organized for every student's success

                2. A better use of time

                3. A rich and challenging curriculum

                4. Teaching methods that motivate

                5. Assessment that provides accountability

                6. Educators who are true professionals

                7. Technology for an Information Age

                8. A partnership with families

                9. Schools tailored to the community

               10. The advantages of system and scale

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
PROSPECTUS SUMMARY..........................................     4
RISK FACTORS................................................    11
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........    22
OUR ADDRESS.................................................    22
USE OF PROCEEDS.............................................    23
DIVIDEND POLICY.............................................    23
PRICE RANGE OF CLASS A COMMON STOCK.........................    23
CAPITALIZATION..............................................    24
DILUTION....................................................    26
SELECTED FINANCIAL AND OTHER DATA...........................    27
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................    29
BUSINESS....................................................    44
MANAGEMENT..................................................    63
RELATED PARTY TRANSACTIONS..................................    72
PRINCIPAL AND SELLING STOCKHOLDERS..........................    81
DESCRIPTION OF CAPITAL STOCK................................    87
UNDERWRITING................................................    91
LEGAL MATTERS...............................................    95
EXPERTS.....................................................    95
WHERE YOU CAN FIND MORE INFORMATION.........................    95
INDEX TO FINANCIAL STATEMENTS...............................   F-1


                             ----------------------

     You should rely only on the information contained in this prospectus. We and the selling stockholders have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the selling stockholders are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.
                             ----------------------

     Technology as a Second Language(R), EdLab and Edison's logo are trademarks or service marks of Edison. Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our class A common stock.

                              EDISON SCHOOLS INC.

     Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. We contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. We opened our first four schools in August 1995, and served approximately 37,500 students in 79 schools located in 16 states across the country and the District of Columbia in the 1999-2000 school year, an increase of 14,000 students from the 1998-1999 school year. Approximately 26,700 students were enrolled in our schools in grades K-5, approximately 9,700 in grades 6-8 and approximately 1,600 in grades 9-12 in the 1999-2000 school year. In the 2000-2001 school year, we expect to enroll between 57,000 and 59,000 students in 108 schools located in 21 states and the District of Columbia.

     Our model offers public school authorities, who face concern about student achievement, the benefits of a large private sector company with national support systems. These benefits contribute to an enhanced educational experience that has proven attractive to public school authorities, parents and teachers alike. Elements of that experience include a longer school day and year and a strong emphasis on technology.

     We recognize that there are many excellent public schools in the United States. We also believe, however, that the overall performance of public schools has been compromised by several inherent constraints that may inhibit many districts from implementing a systemic program of improvement. These constraints may include a lack of consistency in leadership due to the relatively brief tenure of superintendents and school boards, the inability to exploit the advantages of scale because school districts tend to be small and independent operations and the inability to invest for the future due to school districts' annual budget cycles. We believe our school design addresses these issues through system-wide accountability and incentives, economies of scale and an investment in research and development.

     During the 1997-1998 school year, over 14,000 school districts comprising 89,000 K-12 schools enrolled an estimated 46.1 million students. We currently concentrate our business development efforts on the approximately 1,800 medium and large school districts that each have more than 5,000 students. We estimate that these districts had annual operating budgets aggregating $190 billion for the 1998-1999 school year.

     We are retained by public school authorities to implement our school design and curriculum in one of two ways. In most instances, an elected school board votes to enter into a contract with us to manage one or more schools in the district. In other cases, we manage the school pursuant to a contract granted by a public charter school board. Thirty-six states and the District of Columbia have now enacted charter school legislation. Under a typical charter school statute, identified entities, such as a state board of education or state university, are authorized to grant a "charter" to create and operate a public school. In some cases, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize these schools as contract schools because we do not provide the facility and therefore the economics of these arrangements closely resemble those of a contract school.

     We have a limited operating history on which you can base your evaluation of our business and prospects. We have incurred substantial net losses in every fiscal period since we began operations. As of March 31, 2000, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $106.8 million. Our net loss per student was $1,597 in fiscal 1997, $1,739 in fiscal 1998, $2,068 in fiscal 1999 and $743 in the nine months ended March 31, 2000. Net loss per student includes noncash stock-based compensation and non-recurring design-team compensation charges per student of $6, $263, $937 and $75 for these periods.

                                  RISK FACTORS

     The success of our business is subject to a number of risks, including risks relating to:

     - public acceptance of private, for-profit management of public schools;

     - our ability to improve the academic achievement of students;

     - our ability to hire and retain highly skilled teachers and principals;

     - our reliance upon public funding and our continued qualification to receive funding from special government education programs; and

     - the possibility that we might not be repaid amounts we have advanced to charter schools or that we could continue to have financial obligations for charter schools past the time when we have ceased to operate the school. As of March 31, 2000, we had advanced or lent charter boards $16.6 million to finance the purchase or renovation of school facilities we manage, we had aggregate future lease obligations totalling $28.9 million, with varying maturities over the next 18 years, and we had guaranteed loans totalling $6.9 million.

     For a more complete discussion of these risks and others that are material to your investment, please see "Risk Factors."

                              RECENT DEVELOPMENTS

     On June 5, 2000, we announced an agreement to manage the Inkster, Michigan school district, including all three schools in the district. The agreement has a five-year term and we expect to enroll a total of approximately 1,800 students in kindergarten through 12th grade in the 2000-2001 school year. This is our first agreement to manage all the schools within an entire school district. We intend to selectively pursue additional small whole-district contracts like Inkster.


     As part of our initial entry into the whole-district market through the Inkster agreement, we expect to assume approximately $2.6 million of obligations of the Inkster School District. These obligations will be paid over the next twelve months and will be amortized over the five-year term of the agreement. In addition, we expect to incur approximately $1.4 million of incremental pre-opening costs in fiscal 2001, primarily in the first quarter. These costs primarily relate to severance and other personnel obligations within the district, which we were required to assume in connection with the award of the contract.


     On June 16, 2000, we announced the execution of a letter of intent with IBM which contemplates that IBM will provide us with the computer hardware and software technology to support our network of schools. Beginning with the 2000-2001 school year, all new Edison schools will use an IBM platform consisting of IBM personal computers, software and network technology, and all of our existing schools will transition to the IBM platform over time. The letter of intent also contemplates that IBM will collaborate with us on a research and development effort to create the next-generation technology model for K-12 education. We also entered into a license agreement with IBM for the IBM enterprise management software to support computers, network devices and servers for up to 250,000 students.

     We currently estimate that initial launch costs under the IBM arrangement will increase our net loss for fiscal 2001 by approximately $4.3 million, but we expect to realize significant returns on this investment in subsequent years in the form of cost savings and improvements in the scalability of our technology infrastructure to support enrollment growth.

                                  THE OFFERING

Class A common stock offered:

     Edison.............................     2,500,000 shares

     Selling stockholders...............     2,500,000 shares
                                             ------------------

          Total.........................     5,000,000 shares

Common stock to be outstanding after the offering:


     Class A common stock...............     42,732,809 shares



     Class B common stock...............      3,437,976 shares
                                             ------------------



          Total.........................     46,170,785 shares



Use of proceeds.........................     We estimate that our net proceeds
                                             from this offering will be
                                             approximately $49.6 million,
                                             assuming an offering price equal to
                                             the closing price of our stock on
                                             July 6, 2000. We intend to use
                                             these net proceeds for general
                                             corporate purposes, including
                                             funding operating losses, working
                                             capital and capital expenditures.
                                             See "Use of Proceeds." We will not
                                             receive any of the proceeds from
                                             the sale of shares by the selling
                                             stockholders.


Nasdaq National Market symbol...........     EDSN


     The number of shares to be outstanding after the offering is based on shares outstanding at June 30, 2000. The number of outstanding shares at that date excludes:



     - 8,165,732 shares of class A common stock and 765,284 shares of class B common stock that may be issued upon the exercise of outstanding options with a weighted average exercise price of $21.48 per share;



     - 2,684,122 shares of class A common stock and 361,509 shares of class B common stock that may be issued upon exercise of outstanding warrants with a weighted average exercise price of $9.97 per share; and



     - 1,471,724 additional shares of common stock reserved for issuance under our stock option plans.

                          DESCRIPTION OF COMMON STOCK

     In general, holders of class A common stock have the same rights as the holders of class B common stock, except that:

     - holders of class A common stock have one vote per share and holders of class B common stock have ten votes per share; and

     - beginning with the annual meeting of stockholders in the fall of 2000, holders of class B common stock will be entitled, as a separate class, to elect four of the 11 members of our Board of Directors and the holders of class A common stock will be entitled, as a separate class, to elect the remaining seven directors.

The holders of class A common stock and class B common stock have cumulative voting rights in the election of their respective directors. On other matters presented to the stockholders for their vote or approval, the holders of class A common stock and class B common stock will vote together as a single class, except as to matters affecting the rights of the two classes of common stock or as may be required by Delaware law. Class B common stock may be converted into class A common stock at any time on a one-for-one basis. Each share of class B common stock will automatically convert into one share of class A common stock upon its transfer in most circumstances or upon the occurrence of other specified events. For a description of cumulative voting and the events that will cause conversion of the class B common stock into class A common stock, see "Description of Capital Stock -- Common Stock."
                         ------------------------------


     Except where otherwise indicated, all information in this prospectus:



     - assumes the underwriters do not exercise their option to purchase additional shares in this offering to cover over-allotments, if any; and



     - gives effect to the exercise of options and warrants by some of the selling stockholders to purchase shares of class A common stock that they will sell in this offering.

                      SUMMARY FINANCIAL AND OPERATING DATA

     The following table sets forth summary financial data for our business. You should read this information together with our financial statements and the related notes included in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Please note that:


     - The as adjusted balance sheet data reflect the exercise of options and warrants by some of the selling stockholders to purchase class A common stock that they will sell in this offering and our receipt of the proceeds from that exercise, as well as the sale of the class A common stock offered by us in this offering and our receipt of the estimated net proceeds from the sale, after deducting the underwriting discount and estimated offering expenses payable by us.


     - Note 2 to our financial statements includes information regarding net loss attributable to common stockholders and shares used in computing basic and diluted and pro forma basic and diluted net loss per share applicable to common stockholders.

     - We operated as a partnership prior to fiscal 1997.

     - We recognize revenue for each school pro rata over the 11 months from August through June.

     The table also sets forth some of the operating data we believe you might find useful in analyzing our business. The following information is intended to help you understand our operating data:

     - EBITDA, net of other charges, means the net loss we would have shown if we did not take into consideration our net interest expense, gain or loss from disposal of property and equipment, income tax expense, depreciation and amortization, stock-based compensation and non-recurring design team compensation. This is not a measurement in accordance with generally accepted accounting principles and you should not consider it to be an alternative to, or more meaningful than, operating income or loss, net income or loss or cash flows as defined by generally accepted accounting principles or as a measure of our profitability or liquidity. EBITDA, net of other charges, may not be comparable to EBITDA or similarly titled measures reported by other companies. However, we believe EBITDA, net of other charges, serves as an important operating measurement when evaluating our financial performance. In particular, we use this metric to evaluate the degree to which our aggregate gross site contribution equals, exceeds or falls below our administration, curriculum and development expenses. We have excluded from this measurement stock-based compensation and non-recurring design team compensation because they are not directly related to operating performance.

     - We consider grades K-5, 6-8 and 9-12 each to be a school, and we count grades K-5, 6-8 and 9-12 as separate schools even if they are located in the same building. As we expand, we often introduce new grade levels gradually rather than simultaneously opening all grade levels within a school. We consider ourselves to have opened a new school if we introduce at least one grade level at a different school level, for example, if we add grade 6 at a location housing an existing K-5 school. In some cases, we count grades K-6 as one school if it is the local practice to configure elementary schools in this manner.

     - We define gross site contribution as revenue from educational services less direct site expenses. Gross site contribution is a measurement of ongoing site-level operating performance of our schools and, for that reason, does not include site-level pre-opening expenses or depreciation and amortization or interest expenses related to site-level investments in technology, curriculum materials and capital improvements. Gross site contribution also does not include central administration, curriculum and development expenses. Accordingly, gross site contribution does not represent site-level profitability, but we believe that it serves as a useful operating measurement when evaluating our schools' financial performance.

     - We define gross site margin as gross site contribution expressed as a percentage of revenue from educational services.

     - Throughout this prospectus, when we refer to total revenue, we mean the amount of our revenue from educational services.

                                                                                              NINE MONTHS ENDED
                                               FISCAL YEAR ENDED JUNE 30,                         MARCH 31,
                               ----------------------------------------------------------   ----------------------
                                 1995        1996        1997        1998         1999        1999         2000
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue from educational
  services...................  $      --   $  11,773   $  38,559   $  69,407   $  132,762   $  95,971   $  164,278
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
Education and operating
  expenses:
  Direct site expenses.......         --      11,415      32,150      59,576      114,097      81,911      142,238
  Administration, curriculum
    and development..........     14,286       7,717      12,755      18,258       49,984      22,391       29,889
  Depreciation and
    amortization.............         --       1,166       3,552       7,232       12,526       9,265       14,856
  Pre-opening expenses.......         --       1,476       1,487       2,486        5,457       3,451        5,546
  Design team compensation...         --          --          --       2,724           --          --           --
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
    Total education and
      operating expenses.....     14,286      21,774      49,944      90,276      182,064     117,018      192,529
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
Loss from operations.........    (14,286)    (10,001)    (11,385)    (20,869)     (49,302)    (21,047)     (28,251)
Other income (expense),
  net........................        161        (102)        (37)     (1,046)        (131)        886          400
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
Net loss.....................    (14,125)    (10,103)    (11,422)    (21,915)     (49,433)    (20,161)     (27,851)
Dividends on preferred
  stock......................         --          --          --      (4,290)          --          --           --
Preferred stock accretion....         --          --          --        (278)      (1,027)       (770)          --
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
Net loss attributable to
  common stockholders........  $ (14,125)  $ (10,103)  $ (11,422)  $ (26,483)  $  (50,460)  $ (20,931)  $  (27,851)
                               =========   =========   =========   =========   ==========   =========   ==========
Basic and diluted net loss
  per share attributable to
  common stockholders........                          $   (3.68)  $   (8.52)  $   (16.24)  $   (6.74)  $    (1.23)
                                                       =========   =========   ==========   =========   ==========
Weighted average number of
  common shares outstanding
  used in computing basic and
  diluted net loss per share
  attributable to common
  stockholders...............                          3,107,355   3,107,356    3,107,356   3,107,356   22,708,147
                                                       =========   =========   ==========   =========   ==========
Pro forma basic and diluted
  net loss per share.........                                                  $    (1.77)              $     (.73)
                                                                               ==========               ==========
Pro forma weighted average
  number of shares
  outstanding used in
  computing pro forma basic
  and diluted net loss per
  share......................                                                  27,858,515               38,372,066
                                                                               ==========               ==========

                                                                                              NINE MONTHS ENDED
                                               FISCAL YEAR ENDED JUNE 30,                         MARCH 31,
                               ----------------------------------------------------------   ----------------------
                                 1995        1996        1997        1998         1999        1999         2000
                               ---------   ---------   ---------   ---------   ----------   ---------   ----------
                                                 (DOLLARS IN THOUSANDS, EXCEPT PER STUDENT DATA)
STUDENT AND PER STUDENT DATA:
Student enrollment...........         --       2,250       7,150      12,600       23,900      23,900       37,500
Total revenue per student....              $   5,232   $   5,393   $   5,508   $    5,555   $   4,016   $    4,381
Net loss per student.........              $  (4,490)  $  (1,597)  $  (1,739)  $   (2,068)  $    (844)  $     (743)
EBITDA, net of other charges,
  per student................              $  (3,927)  $  (1,089)  $    (820)  $     (603)  $    (285)  $     (282)
Cash used in operating
  activities per student.....              $  (3,652)  $  (1,530)  $    (837)  $     (673)  $    (493)  $     (950)
Cash used in investing
  activities per student.....              $  (2,203)  $  (1,822)  $  (1,594)  $   (1,269)  $  (1,118)  $   (1,812)
Cash provided by financing
  activities per student.....              $   6,385   $   5,008   $   1,776   $    2,797   $   1,619   $    4,178

OTHER OPERATING DATA:
Capital expenditures.........  $     233   $   6,457   $  15,553   $  21,181   $   34,023   $  22,797   $   53,879
Gross site contribution......              $     358   $   6,409   $   9,831   $   18,665   $  14,060   $   22,040
Gross site margin............                    3.0%       16.6%       14.2%        14.1%       14.7%        13.4%
EBITDA, net of other
  charges....................  $ (14,286)  $  (8,836)  $  (7,787)  $ (10,328)  $  (14,404)  $  (6,811)  $  (10,586)
Cash used in operating
  activities.................  $ (14,360)  $  (8,216)  $ (10,941)  $ (10,550)  $  (16,079)  $ (11,777)  $  (35,615)
Cash used in investing
  activities.................  $  (3,163)  $  (4,956)  $ (13,030)  $ (20,082)  $  (30,328)  $ (26,717)  $  (67,934)
Cash provided by financing
  activities.................  $  17,973   $  14,365   $  35,809   $  22,383   $   66,838   $  38,703   $  156,662
Total number of schools......         --           4          12          25           51          51           79


                                                                AS OF MARCH 31, 2000
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  81,036     $ 135,385
Working capital.............................................    100,006       154,355
Total assets................................................    241,369       295,718
Total debt, including current portion.......................     26,846        26,846
Accumulated deficit.........................................   (106,780)     (106,780)
Total stockholders' equity..................................    189,586       243,935

                                  RISK FACTORS

     Investing in our class A common stock will provide you with an equity ownership interest in Edison. As a stockholder of Edison you may be exposed to the risks inherent in our business. The performance of your shares will reflect the performance of our business relative to the competition, industry conditions and general economic and market conditions. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in shares of our class A common stock.

RISKS RELATED TO OUR BUSINESS AND THE EDUCATION INDUSTRY

  WE ARE A YOUNG COMPANY, HAVING OPENED OUR FIRST SCHOOLS IN FISCAL 1996; THIS MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS

     We opened our first schools and recorded our first revenue in fiscal 1996. As a result, we have only four years of operating history on which you can base your evaluation of our business and prospects. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like us who operate in new and rapidly evolving markets. Our failure to address these risks and uncertainties could cause our operating results to suffer and result in the loss of all or part of your investment.

  WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES IN THE FUTURE

     We have incurred substantial net losses in every fiscal period since we began operations. For the fiscal year ended June 30, 1999, our net loss was $49.4 million, and for the nine months ended March 31, 2000, our net loss was $27.9 million. As of March 31, 2000, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $106.8 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital. We have not yet demonstrated that public schools can be profitably managed by private companies and we are not certain when we will become profitable, if at all. Our ability to become profitable will depend upon our ability to generate and sustain higher levels of both gross site contribution and total revenue to allow us to reduce central expenses as a percentage of total revenue. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis. Failure to become and remain profitable may adversely affect the market price of our class A common stock and our ability to raise capital and continue operations.

  THE PRIVATE, FOR-PROFIT MANAGEMENT OF PUBLIC SCHOOLS IS A RELATIVELY NEW AND UNCERTAIN INDUSTRY, AND IT MAY NOT BECOME PUBLICLY ACCEPTED

     Our future is highly dependent upon the development, acceptance and expansion of the market for private, for-profit management of public schools. This market has only recently developed and we are among the first companies to provide these services on a for-profit basis. We believe the first meaningful example of a school district contracting with a private company to provide core instructional services was in 1992, and we opened our first schools in August 1995. The development of this market has been accompanied by significant press coverage and public debate concerning for-profit management of public schools. If this business model fails to gain acceptance among the general public, educators, politicians and school boards, we may be unable to grow our business and the market price of our class A common stock would be adversely affected.

  THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO IMPROVE THE ACADEMIC ACHIEVEMENT OF THE STUDENTS ENROLLED IN OUR SCHOOLS, AND WE MAY FACE DIFFICULTIES IN DOING SO IN THE FUTURE

     We believe that our growth will be dependent upon our ability to demonstrate general improvements in academic performance at our schools. Our management agreements contain performance requirements related to test scores. As average student performance at our schools increases, whether due to improvements in achievement over time by individual students in our schools or changes in the average performance levels of new students entering our schools, aggregate absolute improvements in student performance will be more difficult to achieve. If academic performance at our schools declines, or simply fails to improve, we could lose business and our reputation could be seriously damaged, which would impair our ability to gain new business or renew existing school management agreements.

  WE COULD INCUR LOSSES AT OUR SCHOOLS IF WE ARE UNABLE TO ENROLL ENOUGH
  STUDENTS

     Because the amount of revenue we receive for operating each school depends on the number of students enrolled, and because many facility and on-site administrative costs are fixed, achieving site-specific enrollment objectives is an important factor in our ability to achieve satisfactory financial performance at a school. We may be unable to recruit enough students to attend all grades in our new schools or maintain enrollment at all grades in our existing schools. We sometimes do not have enough students to fill some grades in some schools, particularly the higher grades. It is sometimes more difficult to enroll students in the higher grades because older students and their parents are reluctant to change schools. To the extent we are unable to meet or maintain enrollment objectives at a school, the school will be less financially successful and our financial performance will be adversely affected.

  WE ARE EXPERIENCING RAPID GROWTH, WHICH MAY STRAIN OUR RESOURCES AND MAY NOT BE SUSTAINABLE

     We have grown rapidly since we opened our first four schools in August 1995. We operated 79 schools during the 1999-2000 school year and we currently expect to operate at least 108 schools in the 2000-2001 school year. This rapid growth has sometimes strained our managerial, operational and other resources, and we expect that continued growth would strain these resources in the future. If we are to manage our rapid growth successfully, we will need to continue to hire and retain management personnel and other employees. We must also improve our operational systems, procedures and controls on a timely basis. If we fail to successfully manage our growth, we could experience client dissatisfaction, cost inefficiencies and lost growth opportunities, which could harm our operating results. We cannot guarantee that we will continue to grow at our historical rate.

  WE MAY NOT BE ABLE TO ATTRACT AND RETAIN HIGHLY SKILLED PRINCIPALS AND TEACHERS IN THE NUMBERS REQUIRED TO GROW OUR BUSINESS

     Our success depends to a very high degree on our ability to attract and retain highly skilled school principals and teachers. We hired approximately 20 new principals and 750 new teachers to meet the needs of our new schools for the 1999-2000 school year and expect to hire at least 27 new principals and approximately 1,400 new teachers for the 2000-2001 school year, in addition to satisfying our needs resulting from normal turnover at existing schools. Currently, there is a well-publicized nationwide shortage of teachers and other educators in the United States. In addition, we may find it difficult to attract and retain principals and teachers for a variety of reasons, including the following:

     - we generally require our teachers to work a longer day and a longer year than most public schools;

     - we tend to have a larger proportion of our schools in challenging locations, such as low-income urban areas, which may make attracting principals and teachers more difficult; and

     - we believe we generally impose more accountability on principals and teachers than do public schools as a whole.

     These factors may increase the challenge we face in an already difficult market for attracting principals and teachers. We have also experienced higher levels of turnover among teachers than is generally found in public schools nationally, which we attribute in part to these factors. If we fail to attract and retain principals and teachers in sufficient numbers or of a sufficient quality, we could experience client dissatisfaction and lost growth opportunities, which would adversely affect our business.

  WE ARE CURRENTLY IMPLEMENTING NEW INFORMATION SYSTEMS, WHICH COULD CAUSE DISRUPTIONS TO OUR BUSINESS

     We are currently in the process of implementing a new student information system, as well as a new accounting, financial reporting and management information system. We may face difficulties in integrating these systems with our existing information and other systems. If we fail to successfully implement and integrate these new systems, we may not have access on a timely basis to the information we need to effectively manage our schools, our business and our growth.

  AS WE TRANSITION FROM OUR EXISTING TECHNOLOGY INFRASTRUCTURE TO AN IBM PLATFORM, WE MAY FACE DIFFICULTIES AND DELAYS IN IMPLEMENTING THE NEW SYSTEM AND WE WILL BECOME DEPENDENT UPON IBM TO A LARGE DEGREE TO MANAGE THE NEW SYSTEM

     We recently announced that we have selected IBM to provide the computers and related software for use in our schools and classrooms, as well as the networking hardware and network management software necessary to connect our schools nationwide. To date, we have only a letter of intent with IBM, and we cannot be certain that we will reach a definitive agreement. We expect to use IBM to perform a significant portion of the installation, implementation and integration services necessary for the deployment of this technology. We anticipate that the deployment will commence with the new schools we open for 2000-2001 school year, and will continue over time to existing schools, with the result that we will operate some schools using the new IBM platform at the same time we operate schools on our existing platform, which is based largely on Apple and other non-IBM technologies. We may face significant difficulties and delays in this complex implementation, as well as difficulties in the transition from our existing system to the new IBM system. Additionally, we may face unforeseen implementation costs. Once the hardware and software is installed, we cannot be certain that it will work satisfactorily or at all. We also expect to engage the services of IBM to manage significant portions of our technology function in the future, and any unsatisfactory performance on the part of IBM could seriously impair the operations of our schools. If we experience implementation or transition difficulties or delays, or unexpected costs, our financial performance could be harmed and our reputation could be compromised.

  WE MUST OPEN A LARGE NUMBER OF NEW SCHOOLS IN A SHORT PERIOD OF TIME AT THE BEGINNING OF EACH SCHOOL YEAR AND, IF WE ENCOUNTER DIFFICULTIES IN THIS PROCESS, OUR BUSINESS AND REPUTATION COULD SUFFER

     It is the nature of our business that virtually all of the new schools we open in any year must be opened within a few weeks of each other at the beginning of the school year. Each new school must be substantially functional when students arrive on the first day of school. This is a difficult logistical and management challenge, and the period of concentrated activity preceding the opening of the school year places a significant strain on our management and operational functions. We expect this strain will increase if we are successful in securing larger numbers of school management agreements in the future. If we fail to successfully open schools by the required date, we could lose school management agreements, incur financial losses and our reputation would be damaged. This could seriously compromise our ability to pursue our growth strategy.

  OUR BUSINESS COULD SUFFER IF WE LOSE THE SERVICES OF KEY EXECUTIVES

     Our future success depends upon the continued services of a number of our key executive personnel, particularly Benno C. Schmidt, Jr., our Chairman of the Board of Directors, and H. Christopher Whittle, our President and Chief Executive Officer. Mr. Schmidt and Mr. Whittle have been instrumental in determining our strategic direction and focus and in publicly promoting the concept of private management of public schools. If we lose the services of either Mr. Schmidt or Mr. Whittle, or any of our other executive officers or key employees, our ability to grow our business would be seriously compromised and the market price of our class A common stock may be adversely affected. Also, we do not maintain any key man insurance on any of our executives.

  WE DEPEND UPON COOPERATIVE RELATIONSHIPS WITH TEACHERS' UNIONS, BOTH AT THE LOCAL AND NATIONAL LEVELS

     With respect to contract schools, but generally not charter schools, union cooperation at the local level is often critical to us in obtaining new management agreements and maintaining existing management agreements. In those school districts where applicable, provisions of collective bargaining agreements must typically be waived in areas such as length of school day, length of school year, negotiated compensation policies and prescribed methods of evaluation in order to implement the Edison design at a contract school. We regularly encounter resistance from local teachers' unions during school board debates over whether to enter into a management agreement with us. In addition, local teachers' unions have occasionally initiated litigation challenging our management agreements. If we fail to achieve and maintain cooperative relationships with local teachers' unions, we could lose business and our ability to grow could suffer, which could adversely affect the market price of our class A common stock. In addition, at the national level, the American Federation of Teachers and the National Education Association have substantial financial and other resources that could be used to influence legislation and public opinion in a way that would hurt our business.

  WE COULD BE LIABLE FOR EVENTS THAT OCCUR AT OUR SCHOOLS

     We could become liable for the actions of principals, teachers and other personnel in our schools. In the event of on-site accidents, injuries or other harm to students, we could face claims alleging that we were negligent, provided inadequate supervision or were otherwise liable for the injury. We could also face allegations that teachers or other personnel committed child abuse, sexual abuse or other criminal acts. In addition, if our students commit acts of violence, we could face allegations that we failed to provide adequate security or were otherwise responsible for their actions, particularly in light of recent highly publicized incidents of school violence. Although we maintain liability insurance, this insurance coverage may not be adequate to fully protect us from these kinds of claims. In addition, we may not be able to obtain liability insurance in the future at reasonable prices or at all. A successful liability claim could injure our reputation and hurt our financial results. Even if unsuccessful, such a claim could cause unfavorable publicity, entail substantial expense and divert the time and attention of key management personnel.

  OUR MANAGEMENT AGREEMENTS WITH SCHOOL DISTRICTS AND CHARTER BOARDS ARE TERMINABLE UNDER SPECIFIED CIRCUMSTANCES AND GENERALLY EXPIRE AFTER A TERM OF FIVE YEARS

     Our management agreements generally have a term of five years. When we expand by adding an additional school under an existing management agreement, the term with respect to that school generally expires at the end of the initial five-year period. We have limited experience in renewing management agreements, and we cannot be assured that any management agreements will be renewed at the end of their term. Management agreements representing 11 schools, accounting for 23.5% of our total revenue for fiscal 1999, will expire at the end of the 2000-2001 school year, and agreements representing 11 schools, accounting for 18.7% of our total revenue for fiscal 1999, will expire at the end of the 2001-2002 school year. In addition, management agreements representing 11 schools, accounting for 23.0% of our total revenue for fiscal 1999, are terminable by the school district or charter board at will, with or without good reason, and all of our management agreements may be terminated for cause, including a failure to meet specified educational standards, such as academic performance based on standardized test scores. In addition, as a result of changes within a school district, such as changes in the political climate, we could from time to time face pressure to permit a school district or charter board to terminate our management agreement even if they do not have a legal right to do so. If we fail to renew a significant number of management agreements at the end of their term, or if management agreements are terminated prior to their expiration, our reputation and financial results would be adversely affected.

  OUR MANAGEMENT AGREEMENTS INVOLVE FINANCIAL RISK

     Under all of our management agreements, we agree to operate a school in return for per-pupil funding that generally does not vary with our actual costs. To the extent our actual costs under a management agreement exceed our budgeted costs, or our actual revenue is less than planned because we are unable to enroll as many students as we anticipated or for any other reason, we could lose money at that school. We are generally obligated by our management agreements to continue operating a school for the duration of the contract even if it becomes unprofitable to do so.

  WE HAVE LIMITED EXPERIENCE OPERATING FOUR-YEAR HIGH SCHOOLS

     An element of our strategy is to increase our business with existing customers by opening new schools in school districts with whom we have an existing relationship. An important aspect of this strategy is to open Edison high schools in districts in which we operate elementary and middle schools. Because we have limited experience operating high schools, our complete high school curriculum, school design and operating plan are not fully tested. In addition, school districts typically spend more per pupil on high school education than on elementary education. By contrast, some of our management agreements provide that we receive for each student, regardless of grade level, the average per-pupil funding spent by the school district for all grade levels. For this reason, in these schools we receive less per high school student than is spent by the school district for each of its high school students. In these situations, our success depends upon our ability to deliver our high school design for the same per-pupil spending as in our elementary schools. If we are unable to successfully and profitably operate high schools, our ability to pursue our growth strategy will be impaired, which could adversely affect the market price of our class A common stock.

  OUR LENGTHY SALES CYCLE COULD DELAY NEW BUSINESS

     The time between initial contact with a potential contract or charter client and the ultimate opening of a school, and related recognition of revenue, typically ranges between 10 and 20 months. Our sales cycle for contract schools is generally very long due to the approval process at the local school board level, the political sensitivity of converting a public school to private management and the need, in some circumstances, for cooperation from local unions. We also have a lengthy sales cycle for charter schools for similar reasons, as well as the need to arrange for facilities to house the school. As a result of this lengthy sales cycle, we have only a limited ability to forecast the timing of new management agreements. Any delay in completing, or failure to complete, management agreements could hurt our financial performance.

  WE COULD LOSE MONEY IF WE UNDERESTIMATE THE REAL ESTATE COSTS ASSOCIATED WITH ACQUIRING OR RENOVATING A CHARTER SCHOOL

     If we incur unexpected real estate cost overruns in acquiring or renovating a charter school, we could lose money in operating the school. Our decision to enter into a management agreement for a charter school, and our estimate of the financial performance of the charter school, is based, in part, on the estimated facility financing cost associated with renovating an existing facility or building a new facility to house the charter school. This cost varies widely from minimal amounts for minor upgrades to between $4.0 million to more than $8.0 million for new construction. Each charter school absorbs a portion of its facility financing costs each year through its leasing and similar expenses. If these expenses exceed our estimates for the charter school, the charter school could lose money and our financial results would be adversely affected.

  WE HAVE ADVANCED AND LOANED MONEY TO CHARTER SCHOOLS THAT MAY NOT BE REPAID

     As of March 31, 2000, we had advanced or lent charter boards $16.6 million to finance the purchase or renovation of school facilities we manage. We generally have not charged interest on these loans and advances. Approximately $5.3 million of these loans, representing eight schools, are unsecured or subordinated to a senior lender. Loans of $11.3 million, representing three schools, may be accelerated upon termination of the corresponding management agreement with the charter school. We currently expect to make additional advances of at least $63.0 million in connection with charter schools we expect to open in the 2000-2001 school year. If these advances or loans are not repaid when due, our financial results could be adversely affected.

  WE COULD BECOME LIABLE FOR FINANCIAL OBLIGATIONS OF CHARTER BOARDS

     We could have facility financing obligations for charter schools we no longer operate, because the terms of our facility financing obligations for some of our charter schools exceeds the term of the management agreement for those schools. While the charter board is generally responsible for locating and financing its own school building, the holders of school charters, which are often non-profit organizations, typically do not have the resources required to obtain the financing necessary to secure and maintain the school building. For this reason, if we want to obtain a management agreement with the charter board, we must often help the charter board arrange for the necessary financing. For four of our charter schools, we have entered into a long-term lease for the school facility which exceeds the current term of the management agreement by as much as 14 years. If our management agreements were to be terminated, or not renewed in these charter schools, our obligations to make lease payments would continue, which could adversely affect our financial results. As of March 31, 2000, our aggregate future lease obligations totalled $28.9 million, with varying maturities over the next 17 years. In four of our charter schools, we have provided some type of permanent credit support for the school building, typically in the form of loan guarantees or cash advances. To date, we have generally not charged interest on these advances. Although the term of these arrangements is coterminous with the term of the corresponding management agreement, our guarantee does not expire until the loan is repaid in full. The lenders under these facilities are not committed to release us from our obligations unless replacement credit support is provided. The default by any charter school under a credit facility that we have guaranteed could result in a claim against us for the full amount of the borrowings. Furthermore, in the event any charter board becomes insolvent or has its charter revoked, our loans and advances to the charter board may not be recoverable, which could adversely affect our financial results. As of March 31, 2000, the amount of loans we had guaranteed totaled $6.9 million.

  OUR FINANCIAL RESULTS ARE SUBJECT TO SEASONAL PATTERNS AND OTHER FLUCTUATIONS FROM QUARTER TO QUARTER

     We expect our results of operations to experience seasonal patterns and other fluctuations from quarter to quarter. The factors that could contribute to fluctuations, which could have the effect of masking or exaggerating trends in our business and which could hurt the market price of our class A common stock, include:

     - Because new schools are opened in the first fiscal quarter of each year, increases in student enrollment and related revenue and expenses will first be reflected in that quarter. Subsequent to the first quarter, student enrollment is expected to remain relatively stable throughout a school year, and, accordingly, trends in our business, whether favorable or unfavorable, will tend not to be reflected in our quarterly financial results, but will be evident primarily in year-to-year comparisons.

     - We recognize revenue for each school pro rata over the 11 months from August through June, and we recognize no school revenue in July. Most of our site costs are recognized over the 11 months from August through June. For this reason, the first quarter of our fiscal year has historically reflected less revenue and lower expenses than the other three quarters, and we expect this pattern to continue.

     - Our recognition of site-related expenses in the first fiscal quarter is proportionally greater than the revenue recognition because some site expenses are incurred in July and no revenue is recorded in July. This results in lower gross site margin in the first fiscal quarter than in the remaining fiscal quarters. We also recognize pre-opening costs primarily in the first and fourth quarters.

     Our financial results can vary among the quarters within any fiscal year for other reasons, including unexpected enrollment changes, greater than expected costs of opening schools or delays in opening new schools.

  WE EXPECT OUR MARKET TO BECOME MORE COMPETITIVE

     We expect the market for providing private, for-profit management of public schools will become increasingly competitive. Currently, we compete with a relatively small number of companies which provide these services, and they have to date primarily focused on the operation of charter schools. These companies could, however, begin to compete with us at any time for contract schools. In addition, a variety of other types of companies and entities could enter the market, including colleges and universities, other private companies that operate higher education or professional education schools and others. Our existing competitors and these new market entrants could have financial, marketing and other resources significantly greater than ours. We also compete for public school funding with existing public schools, who may elect not to enter into management agreements with private managers or who may pursue alternative reform initiatives, such as magnet schools and inter-district choice programs. In addition, in jurisdictions where voucher programs have been authorized, we will begin to compete with existing private schools for public tuition funds. Voucher programs provide for the issuance by local or other governmental bodies of tuition vouchers to parents worth a certain amount of money that they can redeem at any approved school of their choice, including private schools. If we are unable to compete successfully against any of these existing or potential competitors, our revenues could be reduced, resulting in increased losses.

 FAILURE TO RAISE NECESSARY ADDITIONAL CAPITAL COULD RESTRICT OUR GROWTH AND HINDER OUR ABILITY TO COMPETE

     We have had negative cash flow in every fiscal period since we began operations and are not certain when we will have positive cash flow, if at all. We have regularly needed to raise funds in order to operate our business and may need to raise additional funds in the future. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we issue additional equity securities, stockholders may experience dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of class A common stock. If we cannot raise funds on acceptable terms, if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.


 WE MAY INCUR SUBSTANTIAL COSTS IF WE ARE UNABLE TO COMPLETE OUR EDISON CORPORATE HEADQUARTERS PROJECT



     We have entered into a contract to purchase a lot located in the Harlem section of the borough of Manhattan in New York City for a purchase price of $10 million. We intend to develop the property in partnership with the Museum of African Art for a mixed-use project consisting of our corporate headquarters, a charter school and a museum. We have not yet received the necessary zoning approvals for this project. We have paid $3.0 million to the current owner of the property and could be required to pay up to an additional $500,000 if we need to extend the closing date in order to obtain the zoning approvals. If we are unable to obtain the necessary zoning approvals by April 11, 2001, or if prior to that time we decide to terminate the contract, we will be forced either to forfeit any amounts paid to the current owner, which could be as much as $3.5 million, or to purchase the property without the zoning approvals. In addition, we do not currently have a contract with the Museum of African Art for this project or an agreement with any party to operate a charter school on that site.


RISKS RELATED TO GOVERNMENTAL FUNDING AND REGULATION OF THE EDUCATION INDUSTRY

 WE RELY ON GOVERNMENT FUNDS FOR SPECIFIC EDUCATION PROGRAMS, AND OUR BUSINESS COULD SUFFER IF WE FAIL TO COMPLY WITH RULES CONCERNING THE RECEIPT AND USE OF THE FUNDS


     We benefit from funds from federal and state programs to be used for specific educational purposes. Funding from the federal government under Title I of the Elementary and Secondary Education Act, which provides federal funds for children from low-income families, accounted for approximately 6% of our total revenue for the year ended June 30, 1999. We estimate that funding from other federal and state programs accounts for an additional 12% of our total revenue. A number of factors relating to these government programs could lead to adverse effects on our business:


     - These programs have strict requirements as to eligible students and allowable activities. If we or our school district and charter board clients fail to comply with the regulations governing the programs, we or our clients could be required to repay the funds or be determined ineligible to receive these funds, which would harm our business.

     - If the income demographics of a district's population were to change over the life of our management agreement for a school in the district, resulting in a decrease in Title I funding for the school, we would receive less revenue for operating the school and our financial results could suffer.

     - Funding from federal and state education programs is allocated through formulas. If federal or state legislatures or, in some case, agencies were to change the formulas, we could receive less funding and the growth and financial performance of our business would suffer.

     - Federal, state and local education programs are subject to annual appropriations of funds. Federal or state legislatures or local officials could drastically reduce the funding amount of appropriation for any program, which would hurt our business and our ability to grow.

     - The authorization for the Elementary and Secondary Education Act, including Title I, has expired and this act is being funded by Congress on an interim appropriation basis. If Congress does not reauthorize or continue to provide interim appropriation for the Elementary and Secondary Education Act, we would receive less funding and our growth and financial results would suffer.

     - Most federal education funds are administered through state and local education agencies, which allot funds to school boards and charter boards. These state and local education agencies are subject to extensive government regulation concerning their eligibility for federal funds. If these agencies were declared ineligible to receive federal education funds, the receipt of federal education funds by our school board or charter board clients could be delayed, which could in turn delay our payment from our school board and charter board clients.

     - We could become ineligible to receive these funds if any of our high-ranking employees commit serious crimes.

  WE COULD BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION BECAUSE WE BENEFIT FROM FEDERAL FUNDS, AND OUR FAILURE TO COMPLY WITH GOVERNMENT REGULATIONS COULD RESULT IN THE REDUCTION OR LOSS OF FEDERAL EDUCATION FUNDS

     Because we benefit from federal funds, we must also comply with a variety of federal laws and regulations not directly related to any federal education program, such as federal civil rights laws and laws relating to lobbying. Our failure to comply with these federal laws and regulations could result in the reduction or loss of federal education funds which would cause our business to suffer. In addition, our management agreements are potentially covered by federal procurement rules and regulations because our school district and charter board clients pay us, in part, with funds received from federal programs. Federal procurement rules and regulations generally require competitive bidding, awarding contracts based on lowest cost and similar requirements. If a court or federal agency determined that a management agreement was covered by federal procurement rules and regulations and was awarded without compliance with those rules and regulations, then the management agreement could be voided and we could be required to repay any federal funds we received under the management agreement, which would hurt our business.

 WE RECEIVE ALL OF OUR REVENUE FROM PUBLIC SOURCES AND ANY REDUCTION IN GENERAL FUNDING LEVELS FOR EDUCATION COULD HURT OUR BUSINESS

     All of our revenue is derived from public sources. If general levels of funding for public education were to decline, the field of school districts in which we could profitably operate schools would likewise diminish, and our ability to grow by adding new schools would suffer. In addition, our management agreements generally provide that we bear the risk of lower levels of per-pupil funding, which would be directly reflected in lower revenue to us, even if our costs do not decline accordingly.

 RESTRICTIONS ON GOVERNMENT FUNDING OF FOR-PROFIT SCHOOL MANAGEMENT COMPANIES COULD HURT OUR BUSINESS

     Any restriction on the use of federal or state government educational funds by for-profit companies could hurt our business and our ability to grow. From time to time, a variety of proposals have been introduced in state legislatures to restrict or prohibit the management of public schools by private, for-profit entities like us. For example, a bill filed in Minnesota that would have prohibited for-profit entities from managing charter schools in that state was defeated in both 1997 and 1998. A similar bill in

Massachusetts was not voted out of committee. Additionally, Idaho's charter school law may, subject to interpretation, restrict our ability to manage schools in that state. If states were to adopt legislation prohibiting for-profit entities from operating public schools, the market for our services could suffer.

 THE OPERATION OF OUR CHARTER SCHOOLS DEPENDS ON THE MAINTENANCE OF THE UNDERLYING CHARTER GRANT

     Our charter schools operate under a charter that is typically granted by a state authority to a third-party charter holder, such as a community group or established non-profit organization. Our management agreement in turn is with the charter holder or the charter board. If the state charter authority were to revoke the charter, which could occur based on actions of the charter board outside of our control, we would lose the right to operate that school. In addition, many state charter school statutes require periodic reauthorization. Charter schools accounted for 33.5% of our total revenue in fiscal 1999, or $44.5 million, and 34.9% for the nine months ended March 31, 2000, or $57.4 million. If state charter school legislation were not reauthorized or were substantially altered in a meaningful number of states, our business and growth strategy would suffer and we could incur losses.

RISKS RELATED TO THIS OFFERING

 OUR OFFICERS AND DIRECTORS WILL EXERCISE SIGNIFICANT CONTROL OVER OUR AFFAIRS, WHICH COULD RESULT IN THEIR TAKING ACTIONS OF WHICH OTHER STOCKHOLDERS DO NOT APPROVE


     Based upon their holdings at June 30, 2000, our officers and directors and entities affiliated with them will together beneficially own 20,918,805 shares of class A common stock and 3,139,480 shares of class B common stock following this offering. These shares will represent approximately 48.9% of the voting power of the class A common stock, including the ability to elect three of the seven class A directors; approximately 82.5% of the voting power of the class B common stock, including the ability to elect all of the four class B directors; and approximately 62.2% of the combined voting power of the class A and class B common stock. Of the shares beneficially owned by our officers and directors and others affiliated with them, 3,280,415 shares of class A common stock and 369,079 shares of class B common stock are subject to options exercisable within 60 days of June 30, 2000. These stockholders, if they act together, will be able to exercise control over all matters requiring approval by our stockholders, including the approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company and could prevent stockholders from receiving a premium over the market price if a change of control is proposed.



     In addition, H. Christopher Whittle, our President and Chief Executive Officer and a director, will beneficially own 4,233,639 shares of class A common stock and 1,280,764 shares of class B common stock following this offering. These shares will represent approximately 12.1% of the voting power of the class A common stock; approximately 35.3% of the voting power of the class B common stock, including the ability to elect two of the four class B directors; and approximately 21.1% of the combined voting power of the class A and class B common stock. Of the shares beneficially owned by Mr. Whittle and his affiliates, 1,711,030 shares of class A common stock and 189,746 shares of class B common stock are subject to options exercisable within 60 days of June 30, 2000. Mr. Whittle and his affiliates also own options not exercisable within 60 days of June 30, 2000 covering 2,731,566 shares of class A common stock and 292,766 shares of class B common stock. To the extent Mr. Whittle exercises these options, his voting power will be increased. In addition, if the other holders of class B common stock sell a significant portion of their class B common stock, the voting power of Mr. Whittle's class B common stock will further concentrate. Also, if the other holders of class B common stock reduce their common stock holdings below a specified threshold, then their class B common stock will automatically convert into class A common stock, further increasing Mr. Whittle's voting power. The class B common stock generally converts into class A common stock upon its transfer. However, shares of class B common stock transferred to Mr. Whittle do not automatically convert into class A common stock. Consequently, Mr. Whittle can also increase his voting power by acquiring shares of class B common stock from other stockholders.

 PLEDGES OF SHARES OF OUR COMMON STOCK BY MR. WHITTLE COULD RESULT IN VOTING POWER SHIFTING TO THE HANDS OF HIS LENDERS


     Mr. Whittle and WSI Inc., a corporation controlled by Mr. Whittle, will directly or indirectly own 3,195,263 shares of class A common stock and 1,165,388 shares of class B common stock following this offering, including an aggregate of 761,625 shares of class A common stock and 84,625 shares of class B common stock which represents WSI's interest in a limited partnership and a limited liability company that hold Edison stock. These figures include shares issuable upon the exercise of options within 60 days of June 30, 2000. Mr. Whittle and WSI have pledged to Morgan Guaranty Trust Company of New York all of their direct and indirect interests in Edison to secure personal obligations. These obligations become due in February 2003 and interest on these obligations is payable monthly. In addition, Mr. Whittle may not vote his class A common stock and class B common stock on any matter other than the election or removal of directors without Morgan's prior written consent. Of these shares, Morgan allowed WSI to pledge up to 900,002 shares to other lenders. Upon satisfaction of WSI's obligations to the other lenders, these shares would revert back to being pledged to Morgan. Morgan also allowed WSI to grant options to purchase an aggregate of 65,991 of these shares to other investors. If these options were not exercised, these shares would revert back to being pledged to Morgan. If Mr. Whittle and WSI were to default on their obligations to Morgan and Morgan were to foreclose on its pledge, the class B common stock transferred directly or indirectly to Morgan would be converted into class A common stock. Thereafter, based on current holdings, and assuming the shares pledged to the other lenders and the shares subject to options to other investors revert to the Morgan pledge, Morgan, together with its affiliates who are currently stockholders of Edison, would beneficially own 6,621,351 shares of class A common stock, including shares subject to options exercisable within 60 days of June 30, 2000. The holdings of Morgan and its affiliates would then represent 17.6% of the voting power of the class A common stock, 13.1% of the voting power of the class B common stock and 15.7% of the combined voting power. This would enable Morgan to exercise greater influence over corporate matters.


  OUR STOCK PRICE MAY BE VOLATILE

     The market price of the class A common stock may fluctuate significantly in response to the risks discussed above, as well as other factors, some of which are beyond our control. These other factors include:

     - variations in our quarterly operating results;

     - changes in securities analysts' estimates of our financial performance;

     - changes in market valuations of similar companies;

     - future sales of our class A common stock or other securities; and

     - general stock market volatility.

     Since our class A common stock has been publicly traded, its market price has fluctuated over a wide range and we expect it to continue to do so in the future. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

 OUR STOCK PRICE COULD BE AFFECTED BY SHARES BECOMING AVAILABLE FOR SALE


     Our class A common stock is not heavily traded. Sales of a substantial number of shares of class A common stock in the public market by any of our officers, directors or other stockholders could adversely affect the prevailing market price of the class A common stock and impair our ability to raise capital through the sale of equity securities. Substantially all of the outstanding shares of our common stock are eligible to be sold in the public markets. Of these shares and including shares issuable upon the exercise of options and warrants, 31,591,587 shares are subject to 90-day lock-up agreements with the underwriters and 7,106,249 shares are subject to lock-up agreements with us that expire on August 7, 2000.


 ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CHARTER AND BYLAWS COULD PREVENT OR DELAY A CHANGE IN CONTROL

     Provisions of Delaware law, our charter and our bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. These provisions could limit the price that certain investors might be willing to pay in the future for shares of class A common stock, and could have the effect of delaying, deferring or preventing a change in control of Edison. These provisions include:

     - the high-vote nature of the class B common stock;

     - restrictions on removal of directors, which may only be effected for cause and only by a vote of the holders of 80% of the class of common stock that elected the director;

     - Section 203 of the General Corporation Law of Delaware which could have the effect of delaying transactions with interested stockholders;

     - a prohibition of stockholder action by written consent; and

     - procedural and notice requirements for calling and bringing action before stockholder meetings.

  WE HAVE BROAD DISCRETION TO USE THE PROCEEDS FROM THIS OFFERING

     We plan to use the proceeds from this offering to fund operating losses and capital expenditures, and for general corporate purposes. Therefore, we will have broad discretion as to how we will spend the proceeds, and stockholders may not agree with the ways in which we use the proceeds. We may not be successful in investing the proceeds from this offering, in our operations or external investments, to yield a favorable return. We may also lose the proceeds of this offering.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Result of Operations," "Business" and elsewhere in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about our ability to, among other things:

     - implement our business strategy;

     - expand our customer base and increase the number of students enrolled in schools managed by us;

     - control costs;

     - improve the academic achievement of students in our schools; and

     - manage our rapid growth.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these and other similar words.

     Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and other factors include those identified under "Risk Factors."

                                  OUR ADDRESS

     We are a Delaware corporation, and our principal executive offices are located at 521 Fifth Avenue, 15th Floor, New York, New York 10175 and our telephone number is (212) 419-1600. Our web site address is www.edisonschools.com. The information on our web site is not incorporated by reference into this document and should not be considered to be a part of this document. Our web site address is included in this document as an inactive textual reference only.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the sale of the 2,500,000 shares of class A common stock to be sold by us in this offering will be approximately $49.6 million, assuming a public offering price of $21.38 per share, the closing price of our class A common stock on July 6, 2000, and after deducting the estimated underwriting discount and estimated offering expenses payable by us. We will not receive any of the proceeds from the sale of class A common stock by the selling stockholders.


     We expect to use the net proceeds to fund future operating losses and capital expenditures related to our growth, and for anticipated working capital needs and general corporate purposes. Although we may use a portion of the net proceeds to acquire businesses, products or technologies that are complementary to our business, we have no specific acquisitions planned. Pending such uses, we plan to invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all future earnings, if any, for use in the operation of our business. Our existing line of credit prohibits the payment of dividends without the consent of the lender.

                      PRICE RANGE OF CLASS A COMMON STOCK

     Our class A common stock began trading on the Nasdaq National Market on November 11, 1999, under the symbol "EDSN." The following table sets forth for the indicated periods the high and low sale prices of our class A common stock as reported by the Nasdaq National Market.


                                                               HIGH     LOW
                                                               ----     ---
Fiscal Year Ended June 30, 2000:
  Second Quarter (beginning November 11, 1999)..............  $18.44   $14.50
  Third Quarter.............................................   25.13    12.75
  Fourth Quarter............................................   26.50    19.25
Fiscal Year Ended June 30, 2001:
  First Quarter (through July 6, 2000)......................   23.19    21.25



     On July 6, 2000, the last reported sale price of our class A common stock on the Nasdaq National Market was $21.38.



     In connection with our initial public offering in November 1999, our executive officers, directors and most of our stockholders entered into 180 day lock-up agreements with the underwriters. These lock-up agreements expired in May 2000, at which time we entered into new 90-day lock-up agreements with the holders of 38,697,836 shares of our common stock, including shares of our common stock issuable upon the exercise of options and warrants. These lock-up agreements expire on August 7, 2000.

                                 CAPITALIZATION

     The following table describes our cash and cash equivalents, stockholder notes receivable, current portion of long-term debt and capitalization as of March 31, 2000:

     - on an actual basis; and


     - on an as adjusted basis reflecting:



        - the exercise of options and warrants by some of the selling stockholders to purchase 644,034 shares of class A common stock that they will sell in this offering and our receipt of the aggregate proceeds of $4.7 million from that exercise; and



        - the sale of the shares of class A common stock offered by us in this offering and our receipt of the estimated net proceeds, after deducting the underwriting discount and the estimated offering expenses that we expect to pay in connection with this offering.


     You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and the related notes and the other financial information included in this prospectus.


                                                               AS OF MARCH 31, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents...................................  $ 81,036     $135,385
                                                              ========     ========
Stockholder notes receivable................................  $  7,281     $  7,281
                                                              ========     ========
Current portion of long-term debt...........................  $  8,974     $  8,974
                                                              ========     ========
Long-term debt, less current portion........................  $ 11,261     $ 11,261
Stockholders' notes payable.................................     6,611        6,611
Stockholders' equity:
  Class A common stock, $.01 par value per share;
     150,000,000 shares authorized; 39,068,447 shares issued
     and outstanding (actual); 42,212,481 shares issued and
     outstanding (as adjusted)..............................       391          422
  Class B common stock, $.01 par value per share; 5,000,000
     shares authorized; 3,528,543 shares issued and
     outstanding (actual and as adjusted)...................        35           35
  Preferred stock, undesignated, $.01 par value per share;
     5,000,000 shares authorized, no shares issued or
     outstanding (actual and as adjusted)...................        --           --
  Additional paid-in capital................................   301,537      355,855
  Unearned stock-based compensation.........................    (3,422)      (3,422)
  Accumulated deficit.......................................  (106,780)    (106,780)
  Stockholder note receivable...............................    (2,175)      (2,175)
                                                              --------     --------
       Total stockholders' equity...........................   189,586      243,935
                                                              --------     --------
Total capitalization........................................  $207,458     $261,807
                                                              ========     ========


     The number of shares of class A and class B common stock outstanding as of March 31, 2000 does not reflect:

     - 7,086,016 shares of class A common stock and 774,877 shares of class B common stock that may be issued upon the exercise of outstanding options as of March 31, 2000 at a weighted average exercise price of $21.15 per share, of which options to purchase 2,849,835 shares of class A common stock and 316,648 shares of class B common stock were vested as of such date;

     - 3,253,156 shares of class A common stock and 361,509 shares of class B common stock that may be issued upon the exercise of warrants outstanding as of March 31, 2000 at a weighted average exercise price of $14.13 per share; and



     - 1,241,056 shares of class A common stock issuable under options issued after March 31, 2000 at a weighted average exercise price of $20.16 per share.



As of March 31, 2000, there were 2,778,276 additional shares of common stock reserved for issuance under our stock option plans.

                                    DILUTION


     Our net tangible book value as of March 31, 2000 was approximately $188.8 million or approximately $4.43 per share of common stock. The formula for calculating net tangible book value per share is total assets less deferred charter costs and total liabilities, divided by the total number of shares of class A and class B common stock outstanding. After giving effect to the exercise immediately prior to this offering by selling stockholders of stock options to purchase 75,000 shares of class A common stock at a price of $2.50 per share and warrants to purchase 569,034 shares at a price of $7.96 per share, and the receipt by us of the aggregate of $4.7 million from those exercises, our net tangible book value would have been $193.5 million, or $4.48 per share of common stock. After giving further effect to the issuance and sale of the 2,500,000 shares of class A common stock offered by us in this offering and the receipt of our net proceeds from the sale of these shares, our net tangible book value at March 31, 2000 would have been $243.2 million, or $5.32 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.84 per share and an immediate dilution to new investors of $16.06 per share. The following table illustrates this per share dilution:



Assumed public offering price per share.....................           $21.38
  Net tangible book value per share at March 31, 2000.......  $4.43
  Increase in net tangible book value per share attributable
     to exercise of options and warrants....................   0.05
                                                              -----
  Net tangible book value per share before this offering....   4.48
  Increase in net tangible book value per share attributable
     to new investors.......................................   0.84
                                                              -----
Net tangible book value per share after this offering.......             5.32
                                                                       ------
Dilution per share to new investors.........................           $16.06
                                                                       ======

                       SELECTED FINANCIAL AND OTHER DATA

     The following selected financial data should be read in conjunction with our financial statements and the related notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The statement of operations data for the years ended June 30, 1997, 1998 and 1999, and the balance sheet data as of June 30, 1998 and 1999, are derived from, and are qualified by reference to, audited financial statements included in this prospectus. The statement of operations data for the years ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1995, 1996 and 1997 are derived from our audited financial statements that are not included in this prospectus. The statement of operations data for the nine months ended March 31, 1999 and 2000 and the balance sheet data as of March 31, 2000 are derived from our unaudited financial statements included in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth therein. Historical results, including those for the nine months ended March 31, 2000, are not necessarily indicative of results that may be expected for any future period. Administration, curriculum and development expenses for fiscal 1999 included $22.4 million of stock-based compensation expense. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Stock-Based and Other Non-Cash Compensation Expenses." Please see note 2 in the notes to our financial statements for information concerning the calculation of pro forma basic and diluted net loss per share.

                                                                                                        NINE MONTHS ENDED
                                                           FISCAL YEAR ENDED JUNE 30,                       MARCH 31,
                                             ------------------------------------------------------   ---------------------
                                               1995       1996       1997       1998        1999        1999        2000
                                             --------   --------   --------   --------   ----------   --------   ----------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue from educational services..........  $     --   $ 11,773   $ 38,559   $ 69,407   $  132,762   $ 95,971   $  164,278
                                             --------   --------   --------   --------   ----------   --------   ----------
Education and operating expenses:
  Direct site expenses.....................        --     11,415     32,150     59,576      114,097     81,911      142,238
  Administration, curriculum and
    development............................    14,286      7,717     12,755     18,258       49,984     22,391       29,889
  Depreciation and amortization............        --      1,166      3,552      7,232       12,526      9,265       14,856
  Pre-opening expenses.....................        --      1,476      1,487      2,486        5,457      3,451        5,546
  Design team compensation.................        --         --         --      2,724           --         --           --
                                             --------   --------   --------   --------   ----------   --------   ----------
    Total education and operating
      expenses.............................    14,286     21,774     49,944     90,276      182,064    117,018      192,529
                                             --------   --------   --------   --------   ----------   --------   ----------
Loss from operations.......................   (14,286)   (10,001)   (11,385)   (20,869)     (49,302)   (21,047)     (28,251)
Other income (expense), net................       161       (102)       (37)    (1,046)        (131)       886          400
                                             --------   --------   --------   --------   ----------   --------   ----------
Net loss...................................   (14,125)   (10,103)   (11,422)   (21,915)     (49,433)   (20,161)     (27,851)
Dividends on preferred stock...............        --         --         --     (4,290)          --         --           --
Preferred stock accretion..................        --         --         --       (278)      (1,027)      (770)          --
                                             --------   --------   --------   --------   ----------   --------   ----------
Net loss attributable to common
  stockholders.............................  $(14,125)  $(10,103)  $(11,422)  $(26,483)  $  (50,460)  $(20,931)  $  (27,851)
                                             ========   ========   ========   ========   ==========   ========   ==========
Basic and diluted net loss per share
  attributable to common stockholders......                        $  (3.68)  $  (8.52)  $   (16.24)  $  (6.74)  $    (1.23)
                                                                   ========   ========   ==========   ========   ==========
Weighted average number of common shares
  outstanding used in computing basic and
  diluted net loss per share attributable
  to common stockholders...................                        3,107,355  3,107,356   3,107,356   3,107,356  22,708,147
                                                                   ========   ========   ==========   ========   ==========
Pro forma basic and diluted net loss per
  share....................................                                              $    (1.77)             $    (0.73)
                                                                                         ==========              ==========
Pro forma weighted average number of shares
  outstanding used in computing pro forma
  basic and diluted net loss per share.....                                              27,858,515              38,372,066
                                                                                         ==========              ==========

                                               (continued on the following page)

                                                                                                        NINE MONTHS ENDED
                                                            FISCAL YEAR ENDED JUNE 30,                      MARCH 31,
                                               -----------------------------------------------------   -------------------
                                                 1995       1996       1997       1998       1999        1999       2000
                                               --------   --------   --------   --------   ---------   --------   --------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER STUDENT DATA)
STUDENT AND PER STUDENT DATA:
Student enrollment...........................        --      2,250      7,150     12,600      23,900     23,900     37,500
Total revenue per student....................             $  5,232   $  5,393   $  5,508   $   5,555   $  4,016   $  4,381
Net loss per student.........................             $ (4,490)  $ (1,597)  $ (1,739)  $  (2,068)  $   (844)  $   (743)
EBITDA, net of other charges, per student....             $ (3,927)  $ (1,089)  $   (820)  $    (603)  $   (285)  $   (282)
Cash used in operating activities per
  student....................................             $ (3,652)  $ (1,530)  $   (837)  $    (673)  $   (493)  $   (950)
Cash used in investing activities per
  student....................................             $ (2,203)  $ (1,822)  $ (1,594)  $  (1,269)  $ (1,118)  $ (1,812)
Cash provided by financing activities per
  student....................................             $  6,385   $  5,008   $  1,776   $   2,797   $  1,619   $  4,178

OTHER OPERATING DATA:
Capital expenditures.........................  $    233   $  6,457   $ 15,553   $ 21,181   $  34,023   $ 22,797   $ 53,879
Gross site contribution......................             $    358   $  6,409   $  9,831   $  18,665   $ 14,060   $ 22,040
Gross site margin............................                  3.0%      16.6%      14.2%       14.1%      14.7%      13.4%
EBITDA, net of other charges.................  $(14,286)  $ (8,836)  $ (7,787)  $(10,328)  $ (14,404)  $ (6,811)  $(10,586)
Cash used in operating activities............  $(14,360)  $ (8,216)  $(10,941)  $(10,550)  $ (16,079)  $(11,777)  $(35,615)
Cash used in investing activities............  $ (3,163)  $ (4,956)  $(13,030)  $(20,082)  $ (30,328)  $(26,717)  $(67,934)
Cash provided by financing activities........  $ 17,973   $ 14,365   $ 35,809   $ 22,383   $  66,838   $ 38,703   $156,662
Total number of schools......................        --          4         12         25          51         51         79

                                                                      AS OF JUNE 30,
                                                   -----------------------------------------------------   AS OF MARCH 31,
                                                     1995       1996       1997       1998       1999           2000
                                                   --------   --------   --------   --------   ---------   ---------------
                                                                           (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents........................  $  2,710   $  3,904   $ 15,741   $  7,492   $  27,923      $  81,036
Working capital..................................     4,672      7,960     19,843      2,684      22,634        100,006
Total assets.....................................     8,271     19,603     48,472     58,294     106,870        241,369
Total debt, including current portion............        --      2,825      9,395     17,151      21,535         26,846
Accumulated deficit..............................   (47,845)   (57,948)    (7,581)   (29,496)    (78,929)      (106,780)
Total stockholders' equity.......................     7,386     13,929     33,814     29,190      63,042        189,586

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Edison should be read in conjunction with "Selected Financial and Operating Data" and our financial statements and the related notes included in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors that include, but are not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

OVERVIEW

     We are the nation's largest private operator of public schools serving students from kindergarten through 12th grade. We contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. We opened our first four schools in August 1995 and have grown rapidly in every subsequent year. We served 37,500 students in 79 schools located in 16 states across the country and the District of Columbia in the 1999-2000 school year. For the 2000-2001 school year, we expect to enroll between 57,000 and 59,000 students in 108 schools located in 21 states and the District of Columbia. Our total revenue has increased from $11.8 million in fiscal 1996 to $132.8 million in fiscal 1999 and $164.3 million in the nine months ended March 31, 2000.

     From our formation in 1992 until opening our first schools in fiscal 1996, we were a development stage company focused on research, development and marketing of the Edison school design and curriculum and raising capital to support our business plan. From 1992 until 1995, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. We operated as a partnership prior to November 1996, when we converted to a corporation. As of March 31, 2000, our accumulated deficit since November 1996 was approximately $106.8 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital. Because of our rapid growth, and in view of the evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results may not be meaningful.

     Edison's curriculum expenses include the ongoing costs to maintain and support Edison's educational design. These expenses include the salaries and wages of trained educators in our central office curriculum department, the costs of providing professional training to our staff and teachers, including materials, and the ongoing costs of maintaining and updating the teaching methods and educational content of our program.

     We make a significant investment in each school we open. The investment generally includes:

     - initial staff training and professional development;

     - technology, including laptop computers for teachers and, after the first year of operation, a computer for the home of every child above the second grade;

     - books and other materials to support the Edison curriculum and school design, including enrollment fees for the Success for All reading program; and

     - upgrades in facilities.

  REVENUE FROM EDUCATIONAL SERVICES

     Our revenue is principally derived from contractual relationships to manage and operate contract and charter schools. We also receive small amounts of revenue, which represented less than 0.5% of total revenue in fiscal 1999 and for the nine months ended March 31, 2000, from the collection of after-school program fees and food service costs. We receive per-pupil revenue from local, state and federal sources, including Title I and special education funding, in return for providing comprehensive education to our students. The per-pupil revenue is generally comparable to the funding spent on other public schools in the area. We recognize revenue for each school pro rata over the 11 months from August through June. Because the amount of revenue we receive for operating each school depends on the number of students enrolled, achieving site-specific enrollment objectives is necessary for satisfactory financial performance at the school. Both the amount of per-pupil revenue and the initial enrollment at each school become known at the beginning of the school year and generally tend not to vary significantly throughout the year. For these reasons, our revenue for each school year is largely predictable at the beginning of the school year.

  DIRECT SITE EXPENSES

     Direct site expenses include most of the expenses incurred on-site at our schools. The largest component of this expense is salaries and wages, primarily for principals and teachers. The remaining direct site expenses include on-site administration, facility maintenance and, in some cases, transportation and food services. Once staffing levels for the school year are determined, most of these expenses are fixed and, accordingly, variations in enrollment will generally not change the overall cost structure of a school for that year. Direct site expenses do not include teacher training and other pre-opening expenses associated with new schools, financing costs or depreciation and amortization related to technology, including computers for teachers and students, curriculum materials and capital improvements to school buildings.

  GROSS SITE CONTRIBUTION AND GROSS SITE MARGIN

     We define gross site contribution as revenue from educational services less direct site expenses. Gross site margin is gross site contribution expressed as a percentage of revenue from educational services. Gross site contribution is a measurement of ongoing site-level operating performance of our schools. We believe it serves as a useful operating measurement when evaluating our schools' financial performance. Gross site contribution does not reflect all site-related costs, including depreciation and amortization or interest expense and principal repayment related to site-level investments, or on-site pre-opening expenses, and accordingly gross site contribution does not represent site-level profitability.

  ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES

     Support from our central office is important for the successful delivery of our curriculum and school design. Administration, curriculum and development expenses include those amounts related to the creation and enhancement of our curriculum, and our general, administrative and sales and marketing functions. These costs include costs for curriculum, assessment and training professionals, sales and marketing personnel, financial reporting and legal and technological support and travel expenses and other development activities.

  PRE-OPENING EXPENSES

     Pre-opening expenses consist principally of various administrative and personnel costs incurred prior to the opening of a new school or the expansion of an existing school, particularly the costs for the initial training and orientation of professional staff, recruitment and travel expenses and expenses for temporary offices and staff. In connection with the establishment of a new school, we seek to hire the school's principal several months in advance of the school's opening. This allows the principal to hire staff, most of whom receive substantial professional training in the Edison education design prior to the first day of school. Pre-opening expenses generally are first incurred in the fourth quarter of the fiscal year prior to the school's opening or expansion and continue into the first quarter of the fiscal year in which the school opens. These costs are expensed as incurred.

  DEPRECIATION AND AMORTIZATION

     Depreciation and amortization relates primarily to the investments we make in each school for books and other educational materials, including enrollment fees for the Success for All program, computers and other technology, and facility improvements. These investments support the Edison curriculum and school design and relate directly to our provision of educational services.

  ENROLLMENT

     Our annual budgeting process establishes site-specific revenue and expense objectives, which include assumptions about enrollment and anticipated per-student funding. While our budgets include desired enrollment levels, we do not attempt to maximize enrollment based upon the physical capacity of our facilities. Our budgets are designed to achieve both financial and academic goals, both of which we believe are critical to the ongoing success of our business. Therefore, our budgets are designed to achieve the proper balance between financial performance and academic standards. While managed closely at each school, our school enrollment levels are evaluated by management in the aggregate.

     We implement various strategies to achieve optimal enrollment, including local recruiting, media advertising, and coordinating with our school district partners and community groups. Since some site costs are partially fixed, incremental enrollment can positively affect profitability. Further, due to the closely correlated relationship of site revenue and expenses, school personnel closely manage expenses based upon actual enrollment. While 49 of our 79 schools maintained waiting lists or were oversubscribed during the 1999-2000 school year, based upon our assumptions about enrollment used in the budgeting process, in the aggregate our schools were operating at 97.5% of the enrollment levels assumed in our budget. During the 1998 and 1999 fiscal years, we operated at approximately 96% of assumed enrollment levels. As discussed below under "--Financial Performance," we do not believe that achieving 100% of assumed enrollment at each school is necessary to achieve positive cash flow.

  FINANCIAL PERFORMANCE

     We have incurred substantial net losses in every fiscal period since we began operations and expect losses to continue into the future. For the fiscal year ended June 30, 1999, our net loss was $49.4 million, and for the nine months ended March 31, 2000, our net loss was $27.9 million. As of March 31, 2000, our accumulated deficit since November 1996, when we converted from a partnership to a corporation, was approximately $106.8 million. In addition, prior to November 1996, we incurred losses of approximately $61.8 million, which are reflected in our additional paid-in capital.

     The following table sets forth various financial data expressed as a percentage of total revenue for the periods indicated:

                                                                                     NINE MONTHS
                                                     FISCAL YEAR ENDED JUNE 30,    ENDED MARCH 31,
                                                     --------------------------    ----------------
                                                      1997      1998      1999      1999      2000
                                                     ------    ------    ------    ------    ------
Revenue from educational services................    100.0%    100.0%    100.0%    100.0%    100.0%
                                                     -----     -----     -----     -----     -----
Education and operating expenses:
  Direct site expenses...........................     83.3      85.8      86.0      85.4      86.6
  Administration, curriculum and development
     expenses....................................     33.1      26.3      37.6      23.3      18.2
  Depreciation and amortization..................      9.2      10.4       9.4       9.7       9.0
  Pre-opening expenses...........................      3.9       3.6       4.1       3.6       3.4
  Design team compensation.......................       --       3.9        --        --        --
                                                     -----     -----     -----     -----     -----
     Total education and operating expenses......    129.5     130.0     137.1     122.0     117.2
                                                     -----     -----     -----     -----     -----
Loss from operations.............................    (29.5)    (30.0)    (37.1)    (22.0)    (17.2)
                                                     -----     -----     -----     -----     -----
Other income (expense), net......................     (0.1)     (1.5)     (0.1)      1.0       0.2
                                                     -----     -----     -----     -----     -----
Net loss.........................................    (29.6)%   (31.5)%   (37.2)%   (21.0)%   (17.0)%
                                                     =====     =====     =====     =====     =====

     In order to achieve profitability, we believe it will be necessary both to improve gross site margin while maintaining educational quality and to continue to reduce central expenses as a percentage of total revenue from educational services. The latter improvement is largely dependent on our ability to increase our total revenue through expanded student enrollment while controlling central costs.

     In general, we believe that reaching positive cash flow, like achieving profitability, will be dependent on increasing our aggregate gross site contribution without a proportionate increase in central expenses. Because gross site contribution is the difference between site revenues and site expenditures, positive gross site contribution can be achieved at a range of enrollment levels. While higher enrollment tends to have a positive effect on gross site contribution, our financial success does not depend on 100% enrollment at each site. In particular, we believe achieving positive cash flow and profitability is not dependent on closing the gap between 97.5% and 100% aggregate assumed enrollment, but rather is a function of the aggregate gross site contribution from all of our sites and our central expenses.

  CONTRACT SCHOOLS COMPARED TO CHARTER SCHOOLS

     We operate two types of schools: contract and charter. Contract schools are public schools we operate under a management agreement with local school boards. Charter schools are schools we operate under a management agreement with a charter holder, which is typically a community group or non-profit entity that has been granted a state-authorized charter to create a public school. The cost of operating a contract school and a charter school is similar, except that, in the case of a charter school, we are typically required to arrange for a facility. In some cases, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize these schools as contract schools because we do not provide the facilities and therefore the economics of these arrangements closely resemble those of a contract school. Charter school facilities that are not provided by a local school board are financed in a variety of ways, including bank debt, sale/leaseback arrangements, third-party ownership by real estate investment trusts and philanthropy. At times, we advance funds or guarantee loans to our charter board clients to assist them in arranging for facilities. As of March 31, 2000, we had lent or advanced $16.6 million and guaranteed loans of $6.9 million to our charter board clients. Our facility investment for a charter school will generally exceed our investment in facilities for a contract school. Because of these higher costs, we generally seek to establish charter schools in areas with higher per-pupil revenue.

  ANTICIPATED FINANCIAL IMPACT OF RECENT TRANSACTIONS


     As part of our initial entry into the whole-district market through the Inkster agreement, we expect to assume approximately $2.6 million of obligations of the Inkster School District. These obligations will be paid over the next twelve months and will be amortized over the five-year term of the agreement. In addition, we expect to incur approximately $1.4 million of incremental pre-opening costs in fiscal 2001, primarily in the first quarter. These costs primarily relate to severance and other personnel obligations within the district, which we were required to assume in connection with the award of the contract.


     We currently estimate that initial launch costs under our new IBM arrangement will increase our net loss for fiscal 2001 by approximately $4.3 million. We expect, however, to realize significant returns on this investment in subsequent years in the form of cost savings and improvements in the scalability of our technology infrastructure to support enrollment growth.

  STOCK-BASED AND OTHER NON-CASH COMPENSATION EXPENSES


     Beginning in 1995, we granted a number of stock options with four- and five-year terms. In the fourth quarter of fiscal 1999, we decided to extend the term of these options to ten years and to make other changes in their terms that we believe are customary for options granted by public companies. As a result, we were required to record compensation expense at that time representing the difference between the exercise price of the options and the deemed fair market value of the shares underlying the stock options. In this regard, we recognized an expense of $17.4 million in the fourth quarter of fiscal 1999. This is in addition to $5.0 million of stock-based compensation expenses recorded in fiscal 1999 in connection with stock options that were subject to variable accounting treatment. We expect to recognize additional expenses related to the option amendments aggregating approximately $7.0 million, including the impact from options granted during fiscal 2000, over the vesting periods of the individual stock options. These additional expenses are expected to approximate $3.9 million for fiscal 2000, $1.4 million for fiscal 2001,

$1.0 million for fiscal 2002 and $700,000 for fiscal 2003. We do not expect any future charges for currently existing options resulting from variable accounting.

  INCOME TAXES

     We have not recorded any provision for federal, state and local income taxes because we have incurred operating losses from our inception through March 31, 2000. As of June 30, 1999, we had approximately $80 million of net operating loss carryforwards for federal income tax purposes, approximately $45 million of which are expected to expire in fiscal 2013 and approximately $35 million of which are expected to expire in fiscal 2019, available to offset future taxable income. Given our limited operating history, losses incurred to date and the difficulty in accurately forecasting our future results, we do not believe the realization of the related deferred income tax assets meets the criteria required by generally accepted accounting principles and, accordingly, we have recorded a full valuation allowance.

  SEASONALITY

     Because new schools are opened in the first fiscal quarter of each year, trends in our business, whether favorable or unfavorable, will tend not to be reflected in our quarterly financial results, but will be evident primarily in year-to-year comparisons. The first quarter of our fiscal year has historically reflected less revenue and lower expenses than the other three quarters, and we expect this pattern to continue. We generally have lower gross site margin in the first fiscal quarter than in the remaining fiscal quarters. We also recognize pre-opening costs primarily in the first and fourth quarters.

     Our financial results can vary among the quarters within any fiscal year for other reasons, and our quarterly revenue and results of operations could also fluctuate somewhat based on changes in school enrollment throughout the fiscal year. For more information on the seasonality of our financial results, see "Risk Factors -- Our financial results are subject to patterns that could affect the perception of our financial results."

QUARTERLY RESULTS OF OPERATIONS

     The following table presents statement of operations data for the last seven quarters, expressed both in dollars and as a percentage of total revenue for those periods. This data has been derived from our unaudited financial statements, which have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information.

                                                                 QUARTER ENDED
                                 ------------------------------------------------------------------------------
                                 SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                                   1998        1998       1999        1999       1999        1999       2000
                                 ---------   --------   ---------   --------   ---------   --------   ---------
                                                             (DOLLARS IN THOUSANDS)
Revenue from educational
  services.....................   $24,004    $35,576     $36,391    $ 36,791   $ 41,151    $61,596     $61,531
                                  -------    -------     -------    --------   --------    -------     -------
Education and operating
  expenses:
  Direct site expenses.........    21,635     30,449      29,827      32,186     38,995     51,693      51,550
  Administration, curriculum
    and development expenses...     5,891      7,853       8,647      27,593     10,585      9,571       9,733
  Depreciation and
    amortization...............     2,391      3,508       3,366       3,261      3,587      5,538       5,731
  Pre-opening expenses.........     2,727        372         352       2,006      3,456      1,002       1,088
                                  -------    -------     -------    --------   --------    -------     -------
    Total education and
      operating expenses.......    32,644     42,182      42,192      65,046     56,623     67,804      68,102
                                  -------    -------     -------    --------   --------    -------     -------
Loss from operations...........    (8,640)    (6,606)     (5,801)    (28,255)   (15,472)    (6,208)     (6,571)
                                  -------    -------     -------    --------   --------    -------     -------
Other income (expense), net....       409        727        (250)     (1,017)      (197)       164         433
                                  -------    -------     -------    --------   --------    -------     -------
Net loss.......................   $(8,231)   $(5,879)    $(6,051)   $(29,272)  $(15,669)   $(6,044)    $(6,138)
                                  =======    =======     =======    ========   ========    =======     =======

                                                                             (AS A PERCENTAGE OF TOTAL REVENUE)

Revenue from educational
  services.....................     100.0%     100.0%      100.0%      100.0%     100.0%     100.0%      100.0%
                                  -------    -------     -------    --------   --------    -------     -------
Education and operating
  expenses:
  Direct site expenses.........      90.1       85.6        82.0        87.5       94.8       83.9        83.8
  Administration, curriculum
    and development expenses...      24.5       22.1        23.7        75.0       25.7       15.5        15.8
  Depreciation and
    amortization...............      10.0        9.9         9.2         8.9        8.7        9.0         9.3
  Preopening expenses..........      11.4        1.0         1.0         5.4        8.4        1.6         1.8
                                  -------    -------     -------    --------   --------    -------     -------
    Total education and
       operating expenses......     136.0      118.6       115.9       176.8      137.6      110.0       110.7
                                  -------    -------     -------    --------   --------    -------     -------
Loss from operations...........     (36.0)     (18.6)      (15.9)      (76.8)     (37.6)     (10.0)      (10.7)
                                  -------    -------     -------    --------   --------    -------     -------
Other income (expense), net....       1.7        2.0        (0.7)       (2.8)      (0.5)       0.2         0.7
                                  -------    -------     -------    --------   --------    -------     -------
Net loss.......................     (34.3)%    (16.6)%     (16.6)%     (79.6)%    (38.1)%     (9.8)%     (10.0)%
                                  =======    =======     =======    ========   ========    =======     =======

RESULTS OF OPERATIONS

 NINE MONTHS ENDED MARCH 31, 2000 COMPARED TO NINE MONTHS ENDED MARCH 31, 1999

     REVENUE FROM EDUCATIONAL SERVICES. Our revenue from educational services increased to $164.3 million for the nine months ended March 31, 2000 from $96.0 million for the same period of the prior year, an increase of 71.1%. The increase was primarily due to a 57% increase in student enrollment from 23,900 in the 1998-1999 school year to 37,500 in the 1999-2000 school year, reflecting both the opening of new schools and the expansion of existing schools.

     DIRECT SITE EXPENSES. Our direct site expenses increased to $142.2 million for the nine months ended March 31, 2000 from $81.9 million for the same period of the prior year, an increase of 73.6%. Like the increase in revenue from educational services, the increase in direct site expenses was primarily due to the 57% increase in student enrollment. The largest element of direct site expenses is personnel costs. Personnel costs included in direct site expenses increased to $114.1 million for the nine months ended March 31, 2000 from $65.6 million for the same period of the prior year.

     GROSS SITE MARGIN AND CONTRIBUTION. Our gross site contribution was $22.0 million for the nine months ended March 31, 2000 compared to $14.1 million for the same period of the prior year. The corresponding gross site margin decreased to 13.4% for the nine months ended March 31, 2000 from 14.7% for the same period of the prior year.

     ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES. Our administration, curriculum and development expenses increased to $29.9 million for the nine months ended March 31, 2000 from $22.4 million for the same period of the prior year, an increase of 33.5%. The increase was substantially due to greater personnel costs resulting from the hiring of approximately 70 new headquarters employees, which reflects a substantial increase in staff in our school operations and curriculum and education divisions and an increase in our central office administrative staff to enhance legal, contracting, and financial reporting functions. These expenses increased in part due to the additional reporting and administrative obligations required of us in connection with operating as a public company. Administration, curriculum and development expenses also includes $2.8 million of non-cash stock based compensation we incurred in the nine months ended March 31, 2000 compared to $5.0 million for the same period of the prior year.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization increased to $14.9 million for the nine months ended March 31, 2000 from $9.3 million for the same period of the prior year, an increase of 60.3%. The increased depreciation and amortization resulted from additional capital expenditures for our curriculum materials, computers and related technology, and facility improvements related to our enrollment growth.

     PRE-OPENING EXPENSES. Our pre-opening expenses increased to $5.5 million for the nine months ended March 31, 2000 from $3.5 million for the same period of the prior year, an increase of 57.1%. This increase was associated primarily with opening new schools and expanding existing schools for the 1999-2000 school year, with 13,600 new students enrolled compared to approximately 11,300 new students enrolled one year earlier, as well as approximately $500,000 of expenses incurred for new schools scheduled to be opened in the fall of 2000.

     Excluding the non-cash compensation charges discussed above, administration, curriculum and development and pre-opening expenses as a percentage of revenues decreased to 19.9% for the nine months ended March 31, 2000 from 21.8% for the same period of the prior year.


     EDUCATION AND OPERATING EXPENSES. Our total education and operating expenses as a percentage of total revenue decreased to 117.2% for the nine months ended March 31, 2000 from 122.0% for the same period of the prior year. Total education and operating expenses for the nine months ended March 31, 2000 included stock-based, non-cash expenses, which accounted for 1.7% of total revenue. Excluding this amount, total education and operating expenses as a percentage of total revenue would have decreased to 115.5% for the nine months ended March 31, 2000 from 116.8% for the same period of the prior year. This decrease primarily resulted from the decrease in administration, curriculum and development expenses as a percentage of total revenue.


     EBITDA, NET OF OTHER CHARGES. EBITDA, net of other charges, means the net loss we would have shown if we did not take into consideration our interest expense, income tax expense, depreciation and amortization, stock based compensation and non-recurring design team compensation. These costs are discussed above. This amount for the nine months ended March 31, 2000 was a negative $10.6 million compared to a negative $6.8 million for the same period of the prior year. The increased loss resulted primarily from slightly lower gross site margin and increased administration, curriculum and development, and pre-opening expenses. On a per-student basis, negative EBITDA improved slightly to $282 compared to $285 for the same period one year ago.

     OTHER INCOME AND EXPENSE. Other income, net was $400,000 for the nine months ended March 31, 2000 compared to $886,000 in the same period of the prior year. The decrease was primarily due to increased interest expense from expanded borrowings and the recording of our applicable share of the net losses of APEX Online Learning, partially offset by an increase of $1.2 million of interest income resulting from larger invested cash balances. For the nine months ended March 31, 2000, we recognized $1.3 million of losses as our pro rata share of APEX's net loss for that period.

     NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. Our net loss increased to $27.9 million for the nine months ended March 31, 2000 from $20.1 million for the same period of the prior year, an increase of 38.8%. During the nine months ended March 31, 1999 and March 31, 2000, we recognized $770,000 and $0 of preferred stock accretion, respectively. This resulted in net loss attributable to common stockholders of $20.9 million and $27.9 million for these periods, respectively.

 FISCAL YEAR ENDED JUNE 30, 1999 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1998

     REVENUE FROM EDUCATIONAL SERVICES. Our revenue from educational services increased to $132.8 million for fiscal 1999 from $69.4 million for fiscal 1998, an increase of 91.4%. The increase was primarily due to the 89.7% increase in student enrollment from 12,600 in the 1997-1998 school year to 23,900 in the 1998-1999 school year, reflecting both the opening of new schools and the expansion of existing schools.

     DIRECT SITE EXPENSES. Our direct site expenses increased to $114.1 million for fiscal 1999 from $59.6 million for fiscal 1998, an increase of 91.4%. Like revenue growth, the increase in direct site expenses was primarily due to the 89.7% increase in student enrollment. The largest element of direct site expenses is personnel costs. Personnel costs included in direct site expenses increased to $90.7 million for fiscal 1999 from $46.0 million for fiscal 1998.

     GROSS SITE MARGIN AND CONTRIBUTION. Our gross site margin remained relatively stable at 14.1% for fiscal 1999 compared to 14.2% for fiscal 1998. Higher revenues resulted in an increase in gross site contribution to $18.7 million for fiscal 1999 from $9.8 million for fiscal 1998.

     ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES. Our administration, curriculum and development expenses increased to $50.0 million for fiscal 1999 from $18.3 million for fiscal 1998, an increase of 173%. This substantial increase was primarily due to stock-based, non-cash compensation expense, which increased to $22.4 million for fiscal 1999 from $585,000 for fiscal 1998, resulting from amendments to options and, to a lesser extent, application of variable accounting to outstanding options. A 52.1% increase in personnel costs resulting from a 104% increase in the number of headquarters employees represented the next largest portion of the overall increase. This increase in personnel costs was primarily attributable to a substantial increase in staff in our school operations and curriculum and education divisions, an increase in our professional marketing employees to support an expanded marketing program, an increase in our central office administrative staff to enhance legal and contracting functions and to expand financial reporting and support functions. The remainder was primarily attributable to increased travel expenses and, to a lesser extent, greater rent expenses. Administration, curriculum and development expenses as a percentage of total revenue increased to 37.6% for fiscal 1999 from 26.3% for fiscal 1998. Excluding stock-based non-cash compensation expenses, administration, curriculum and development expenses as a percentage of total revenue decreased to 20.8% for fiscal 1999 from 25.5% for fiscal 1998.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization increased to $12.5 million for fiscal 1999 from $7.2 million for fiscal 1998, an increase of 73.6%. The increased depreciation and amortization resulted from additional capital expenditures for our curriculum materials, computers and related technology and, to a lesser extent, facility improvements. For fiscal 1999, additions to property and equipment totaled $34.0 million, including $13.7 million for additional computers and equipment, $12.6 million for curriculum materials and $7.7 million for new facilities and improvements. These increases

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

resulted primarily from the large investments in the 26 new schools we opened in the 1998-1999 school year and operated during the year.

     PRE-OPENING EXPENSES. Our pre-opening expenses increased to $5.5 million for fiscal 1999 from $2.5 million for fiscal 1998, an increase of 120%. This increase was associated primarily with enrolling students at the 26 new schools opened in August 1998 compared to the 13 schools opened one year earlier.

     DESIGN TEAM COMPENSATION. Some members of our original design team were entitled to distributions when we achieved predetermined performance objectives. These objectives were achieved and the contractual provisions triggered in connection with our issuance of preferred stock in December 1997. Accordingly, during fiscal 1998, we incurred approximately $2.7 million of expense. We did not recognize any similar expenses in fiscal 1999 and we do not expect to recognize any similar expenses in the future.

     EDUCATION AND OPERATING EXPENSES. Our total education and operating expenses as a percentage of total revenue increased to 137.1% for fiscal 1999 from 130.0% for fiscal 1998. Total education and operating expenses for fiscal 1999 included stock-based, non-cash expenses, which accounted for 16.9% of total revenue. In addition, total education and operating expenses for fiscal 1998 included a non-recurring design team compensation expense which accounted for 3.9% of total revenue. Excluding such amounts, total education and operating expenses as a percentage of total revenue would have decreased to 120.2% for fiscal 1999 from 126.1% for fiscal 1998. This decrease primarily resulted from the decrease in administration, curriculum and development expenses as a percentage of total revenue.

     EBITDA, NET OF OTHER CHARGES. EBITDA, net of other charges, was a negative $14.4 million for fiscal 1999 compared to a negative $10.3 million for fiscal 1998. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA improved from $820 to $603 for the same periods.

     LOSS FROM OPERATIONS. Our loss from operations increased to $49.3 million for fiscal 1999 from $20.9 million for fiscal 1998, an increase of 136%. The $28.4 million of additional loss primarily reflects the growth in administration, curriculum and development expenses.

     OTHER INCOME AND EXPENSE. We recognized $131,000 of other expenses, net, for fiscal 1999, compared to $1.0 million for fiscal 1998. The change was primarily attributable to a significant increase in interest income, which primarily relates to interest earned on the fully committed proceeds from our series D preferred stock financing in December 1997, which we drew on as needed in August and December 1998. We recognized $1.5 million of interest income as a result of our series D preferred stock financing. This improvement was partially offset by an increase in interest expense primarily due to additional financing for technology and other equipment investments at our schools.

     NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. Our net loss increased to $49.4 million for fiscal 1999 from $21.9 million for fiscal 1998, an increase of 125.5%. During fiscal 1998, we declared a $4.3 million dividend on preferred stock, in the form of notes payable, in connection with an equity financing. During fiscal 1999 and fiscal 1998, we recognized $1.0 million and $278,000 of preferred stock accretion, respectively. This resulted in net loss attributable to common stockholders of $50.5 million and $26.5 million for these periods, respectively.

  FISCAL YEAR ENDED JUNE 30, 1998 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1997

     REVENUE FROM EDUCATIONAL SERVICES. Our revenue from educational services increased to $69.4 million for fiscal 1998 from $38.6 million for fiscal 1997, an increase of 79.8%. The greatest portion of the increase was due to student enrollment increasing 76.2% to 12,600 in the 1997-1998 school year from 7,150 in the 1996-1997 school year, attributable both to opening new schools and expanding existing schools.

     DIRECT SITE EXPENSES. Our direct site expenses increased to $59.6 million for fiscal 1998 from $32.1 million for fiscal 1997, an increase of 85.7%. The increase in direct site expenses was primarily due to increased staffing to support the 76.2% increase in student enrollment. Personnel costs included in direct site expenses increased to $46.0 million for fiscal 1998 from $24.0 million for fiscal 1997.

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

     GROSS SITE MARGIN AND CONTRIBUTION. Our gross site margin decreased to 14.2% for fiscal 1998 from 16.6% for fiscal 1997. This decrease was due to improvements in the gross site margin at two schools in fiscal 1997 which was not sustained in fiscal 1998, as well as a decline in margins for several other schools. The corresponding gross site contribution increased to $9.8 million for fiscal 1998 from $6.4 million in fiscal 1997, an increase of 53.1%.

     ADMINISTRATION, CURRICULUM AND DEVELOPMENT EXPENSES. Our administration, curriculum and development expenses increased to $18.3 million for fiscal 1998 from $12.8 million for fiscal 1997, an increase of 43.0%. The increase reflects a 28% increase in administrative, curriculum and marketing staff, related travel expenses, office rents and expanding business and financial services to support our growing operations. The increase also included approximately $600,000 of office relocation costs incurred to consolidate our finance and other support functions in New York City with our other management functions. As a percentage of total revenue, administration, curriculum and development expenses decreased to 26.3% for fiscal 1998 from 33.1% for fiscal 1997.

     DEPRECIATION AND AMORTIZATION. Our depreciation and amortization increased to $7.2 million for fiscal 1998 from $3.6 million for fiscal 1997, an increase of 100%. The increased depreciation and amortization resulted from additional capital expenditures for our curriculum, computers and related technology and facility improvements. For fiscal 1998, additions to property and equipment totaled $21.2 million, including $10.3 million for additional computers and equipment, $1.8 million for curriculum materials and $9.1 million for new facilities and improvements. These expenditures were due to the large investments in the 13 new schools opened in the 1997-1998 school year. We made capital expenditures in fiscal 1997 of $15.6 million, including $8.8 million for computers and equipment, $1.4 million for curriculum materials and $5.4 million for new facilities and improvements.

     PRE-OPENING EXPENSES. Our pre-opening expenses increased to $2.5 million for fiscal 1998 from $1.5 million for fiscal 1997, an increase of 66.7%. The increase was a direct result of opening new schools and expanding existing schools for the 1997-1998 school year. During fiscal 1998, we opened 13 new schools.

     DESIGN TEAM COMPENSATION. During fiscal 1998, we incurred approximately $2.7 million of design team expenses. We had no similar expenses in fiscal 1997.

     EDUCATION AND OPERATING EXPENSES. Our total education and operating expenses as a percentage of total revenue increased to 130.0% for fiscal 1998 from 129.5% for fiscal 1997. Total education and operating expenses for fiscal 1998 included a non-recurring design team compensation expense which accounted for 3.9% of total revenue. Excluding this amount, total education and operating expenses as a percentage of total revenue would have decreased to 126.1% for fiscal 1998 from 129.5% for fiscal 1997. The decrease primarily resulted from the decrease in administration, curriculum and development expenses as a percentage of total revenue, partially offset by an increase in direct site expense of 2.5% as a percentage of total revenue.

     EBITDA, NET OF OTHER CHARGES. EBITDA, net of other charges, was a negative $10.3 million for fiscal 1998 compared to a negative $7.8 million for fiscal 1997. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA declined from $1,089 to $820 for the same periods.

     OTHER INCOME AND EXPENSE. Other expense, net, increased to $1.0 million in fiscal 1998 from $37,000 in fiscal 1997. The increase was primarily due to increased interest expense on additional debt incurred to finance technology and other equipment investments at our schools. This increase was offset in part by increased interest income on cash balances.

     NET LOSS AND NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS. Our net loss increased to $21.9 million for fiscal 1998 from $11.4 million for fiscal 1997, an increase of 92.1%. However, because of our $4.3 million preferred stock dividend and $278,000 of preferred stock accretion in fiscal 1998, we had net loss attributable to common stockholders of $26.5 million for the period. In fiscal 1997, net loss and net loss attributable to common stockholders were equal.

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

LIQUIDITY AND CAPITAL RESOURCES

     We have historically operated in a negative cash flow position. To date we have financed our cash needs through a combination of equity and debt financing. Since our inception and through March 31, 2000, we had raised $341.9 million of equity capital, including $109.3 million, net of offering costs, from our initial public offering in November 1999. During the same period we used $127.6 million of cash for operating activities and $140.7 million of cash for investing activities. We have also utilized debt and equipment leasing arrangements to finance computers and other technology investments in our schools.

     At March 31, 2000, our cash available for operations was approximately $81.0 million.


     In November 1999, we obtained a line of credit from Imperial Bank which provides for borrowings of up to $10.0 million. The line of credit has a term of three years and may be used for seasonal working capital needs and other general corporate purposes. The interest rate on the line of credit is LIBOR plus 4% and it is secured by our general assets and is subject to financial covenants and restrictions, including the prohibition on the payment of dividends. We are obligated to pay a commitment fee at an annual rate of 0.5% on the unused balance under the line of credit. The line of credit agreement provides that our total debt may not exceed $53.5 million, our outstanding short-term loans to charter schools may not exceed $30.0 million and our capital expenditures may not exceed specified amounts. The agreement specifies minimum student enrollment thresholds and provides that any default by us under our management agreements or leases is a default under the line of credit agreement. As of June 30, 2000, no amounts had been borrowed under the line of credit.


     We expect our cash on hand, together with borrowings under financing arrangements to finance technology and facilities-related expenditures and expected reimbursements of advances we have made to charter boards, will be sufficient to meet our working capital needs to operate our existing schools through fiscal 2001. If, however, we are to open new schools in the 2001-2002 school year, we would require additional funding, such as the proceeds of this offering.

     Our longer term requirements are for capital to fund operating losses, capital expenditures related to growth and for anticipated working capital needs and general corporate purposes. We expect to fund such expenditures and other longer term liquidity needs with cash generated from operations, the proceeds from this offering and expanded financing arrangements. Depending on the terms of any financing arrangements, such funding may be dilutive to existing shareholders, and we cannot be certain that we will be able to obtain additional financing on favorable terms, if at all.

     In general, our ability to achieve positive cash flow will be dependent on the volume of schools with positive gross site contribution to offset central office and overhead expenses. Because gross site contribution is the difference between site revenues and site expenditures, positive gross site contribution can be achieved at a range of enrollment levels. While higher enrollment tends to have a positive effect on gross site contribution, our growth and cash flow do not depend on 100% enrollment.

  CASH USED IN OPERATING ACTIVITIES

     For the nine months ended March 31, 2000, we used approximately $35.6 million for operating activities. This use primarily resulted from $27.9 million of net loss and $24.2 million increase in accounts receivable. These amounts were offset by approximately $13.7 million of depreciation and amortization, an increase of $2.1 million in accounts payable and accrued expenses, and $2.8 million in stock-based compensation expense. The large increases in accounts receivable and accounts payable were directly attributable to a 56.9% increase in student enrollment that was experienced during the nine month period. For the nine months ended March 31, 1999, we used approximately $11.8 million for operating activities. EBITDA, net of other charges, was a negative $10.6 million for the nine months ended March 31, 2000 compared to a negative $6.8 million for the nine months ended March 31, 1999. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA, net of other charges declined from $285 to $282 for those same periods.

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

     For fiscal 1999, we used approximately $16.1 million for operating activities. This use primarily resulted from $49.4 million of net loss and a $3.0 million increase in accounts receivable. These amounts were offset by $22.4 million in stock-based compensation expense, depreciation and amortization totaling $11.5 million and an increase of $2.6 million of accounts payable and accrued expenses. The large increases in accounts receivable and accounts payable and accrued expenses are directly attributable to the 86.7% increase in student enrollment that was experienced during the fiscal year. In fiscal 1998, we used approximately $10.6 million for operating activities. EBITDA, net of other charges, was a negative $14.4 million for fiscal 1999 compared to a negative $10.3 million for fiscal 1998. The decline was primarily a result of increased administration, curriculum and development expense. However, on a per-student basis, negative EBITDA, net of other charges, declined from $820 to $603 for those same periods.

  CASH USED IN INVESTING ACTIVITIES


     For the nine months ended March 31, 2000, we used approximately $67.9 million in investing activities. During the nine-month period, we invested approximately $53.9 million in our schools and central office. This amount includes the investments we made in technology and curriculum in each of the schools we open. We have also advanced funds to four of our charter board clients or their affiliates to help obtain, renovate and complete school facilities. We generally do not charge interest on these advances. The amounts advanced during the nine month period ended March 31, 2000 were approximately $10.9 million. During this same period, we also received approximately $3.6 million in repayments on advances previously made. Significant real estate investments are often necessary when we establish a charter school and existing facilities are not available. We work closely with the charter board to locate, develop, and finance the charter school's facilities. The building or renovation process generally lasts several months and can vary widely in expense from minimal upgrades to new construction, which can cost from $4.0 million to more than $8.0 million. For the nine months ended March 31, 1999, we used approximately $26.7 million in investing activities. These investments were primarily for technology and equipment for our schools.



     For fiscal 1999, we used approximately $30.3 million in investing activities. During the year, we invested approximately $34.0 million in our schools and central office. This amount includes the investments we make in technology and curriculum in each of the schools we open. We have also advanced funds to three of our charter board clients or their affiliates to help obtain, renovate and complete school facilities. We do not charge interest on these advances. The amounts advanced during fiscal 1999 approximated $15.8 million. During fiscal 1999, we also received approximately $1.9 million in repayments on advances previously made. We also sold buildings to charter boards during the year. The proceeds of the sales approximated $10.5 million and was equal to our cost to acquire and improve the building. For fiscal 1998, we used approximately $20.1 million in investing activities. These investments were primarily for technology and equipment for our schools.


  CASH FROM FINANCING ACTIVITIES

     For the nine months ended March 31, 2000, we received $156.7 million in our financing activities. The amounts received were from issuances of series F preferred stock, series I common stock, the issuance of class A common stock through our initial public offering, and the exercise of stock options and warrants. In July 1999, we completed two private placement financing transactions for total proceeds of approximately $41.7 million. On November 17, 1999, we completed an initial public offering in which we sold 6.8 million shares of class A common stock for net proceeds of approximately $109.3 million. For the nine months ended March 31, 2000, we received approximately $12.0 million in proceeds from financing arrangements for computers and other technology. These proceeds are partially offset by the repayments of notes payable of approximately $6.7 million. For the nine months ended March 31, 1999, we received $38.7 million in our financing activities.

     In fiscal 1999, we received approximately $66.8 million in our financing activities. The amounts received were from issuances of series D, series F and series G preferred stock during the period. In December 1997, we received a commitment to purchase approximately $51.0 million, net of expenses, of
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

series D preferred stock. The first payment of $19.2 million on this equity commitment was made in December 1997 with the remaining $31.8 million contributed during fiscal 1999. Additionally, stockholder notes payable totaling $1.6 million were issued in connection with this equity financing, of which approximately $938,000 were issued during fiscal 1999. The amounts received pursuant to the equity commitments were partially offset by payments on debt of approximately $6.2 million. Cash generated from financing activities in fiscal 1998 of $22.4 million was primarily from the issuance of stock and debt totalling $33.2 million, net of issuance expenses, partially offset by debt repayments of $7.3 million.

     We generally finance our technology investments in schools through debt arrangements. We have also issued warrants in connection with these transactions. Details of the financing arrangements are included in note 6 of the notes to our financial statements. In fiscal 1999, an additional $9.6 million was financed through notes payable for computers and other technology.

  PHILANTHROPY


     Philanthropic entities supported 11 of the 79 schools we operated in the 1999-2000 school year, focused particularly in those areas where the per-pupil expenditures would otherwise make it difficult to achieve satisfactory financial performance. We currently expect that philanthropic support will continue to be required in those 11 schools, as well as in five of the new schools we expect to open for the 2000-2001 school year. These philanthropic entities provide funds directly to our school board or charter board clients, and not to Edison. Our initial investments to open our six California schools were supported by philanthropic entities, which made available to the school districts the amounts to cover the cost of the items necessary to open the schools, including technology and curriculum materials. In two of these schools, the philanthropic support also includes funds for ongoing annual operations. In one other location, the support helped fund the capital improvements to the buildings. Additionally, philanthropic support has been used in Colorado to help fund a school building and related renovations and construction. The D2F2 Foundation has supported some of our schools in California and has indicated that it intends to provide support up to $22.5 million for schools operated or to be operated by us, primarily in California; $5.7 million of this amount has been used to date in schools operated by us and $3.9 million of this amount was used for the 1999-2000 school year in schools operated by us. We have issued a warrant to the D2F2 Foundation which represents the right to purchase up to 1,698,750 shares of class A common stock and 188,750 shares of class B common stock at an exercise price of $7.96 per share. The D2F2 Foundation has indicated that it will partially exercise this warrant to purchase 569,034 shares of class A common stock, which it will sell in this offering. Although some of our school district and charter board clients have used philanthropic funds in the past and we expect some of them to use philanthropic funds in the future, we do not rely on philanthropic support significantly for our growth strategy. Our schools received approximately $11.2 million of philanthropic support in the 1998-1999 school year and $4.1 million in the 1999-2000 school year. There is no guarantee that philanthropic support will be available to open new schools or operate existing schools in the future.


  CHARTER SCHOOL FACILITY FINANCINGS

     Innovative financing methods are often needed to compensate for the limited amount of state and local funding available to develop charter school facilities. We have employed a variety of approaches, including owning or leasing the building, advancing funds for the building to the charter board without charging interest and under various repayment terms, or having the charter board directly own or lease the facility from a third party, sometimes assisted by a subordinated loan from us. We also consider providing guarantees to lending institutions to allow the charter board flexibility in obtaining financing. We generally choose the most economically viable option available for each school and purchase real estate only if we determine it is the best available financing option. We own no facilities that are not used by schools we manage. We are currently exploring a variety of financing structures to assist in our charter efforts, including tax-exempt structures, expanding our current real estate investment trust relationships and forming our own real estate investment trust. Currently, our only relationship with a real estate investment trust consists of a sale and lease-back arrangement with respect to one property housing two schools. We

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

expect to continue to advance funds to our charter board clients as well as spend significantly on charter school facilities directly. We have been successful in securing various financing arrangements in the past, but our ability to obtain any such financing arrangements in the future cannot be assured. As of March 31, 2000, we had no direct obligations for charter school facility financings but had guarantees totaling $6.9 million for facility-related debt of two of our charter school clients, representing four schools in fiscal 1999. The underlying debt comes due in fiscal 2001 and fiscal 2002.

     We could have facility financing obligations for charter schools we no longer operate, because the terms of our facility financing obligations for some of our charter schools exceeds the term of the management agreement for those schools. For four of our charter schools, we have entered into a long-term lease for the school facility which exceeds the current term of the management agreement by as much as 14 years. If our management agreements were to be terminated, or not renewed in these charter schools, our obligations to make lease payments would continue. As of March 31, 2000, our aggregate future lease obligations totalled $28.9 million, with varying maturities over the next 17 years.

     In four of our charter schools, we have provided some type of permanent credit support for the school building, typically in the form of loan guarantees, loans or cash advances. As of March 31, 2000, the amount of loans we had guaranteed totaled $6.9 million. Although the term of these arrangements is coterminous with the term of the corresponding management agreement, our guarantee does not expire until the loan is repaid in full. The lenders under these facilities are not committed to release us from our obligations unless replacement credit support is provided. The default by any charter school under a credit facility that we have guaranteed could result in a claim against us for the full amount of the borrowings. We also have an obligation to set aside restricted cash as collateral for the loans we guarantee. The amount of restricted cash required currently is approximately $1.5 million and escalates to specified amounts up to $2.7 million at various times through August 2001. As of March 31, 2000, we had advanced or lent charter boards $16.6 million to finance the purchase or renovation of school facilities we manage. We generally have not charged interest on these loans and advances. Approximately $5.3 million of these loans, representing eight schools, are unsecured or subordinated to a senior lender. Loans of $11.3 million, representing three schools, may be accelerated upon termination of the corresponding management agreement with the charter school.

  INVESTMENT IN APEX ONLINE LEARNING INC.


     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc., a company that provides interactive advanced placement courses for high school students over the Internet. Concurrently, Vulcan Ventures Incorporated, then the majority stockholder of APEX, invested $30.0 million in Edison. We initially invested $5.0 million in APEX and were obligated to invest up to an additional $5.0 million in the future, if any third party were to invest in APEX. In December 1999, we invested all of the additional $5.0 million in APEX, increasing our ownership interest at that time to 19.7%. Because of the nature of our relationship with APEX through June 2000, we were required to recognize a pro rata portion of APEX's losses based upon our ownership interest. In the nine months ended March 31, 2000, we recognized $1.3 million of loss as our share of APEX's net loss for that period. We modified our relationship with APEX on June 30, 2000 and, as a result, we no longer are required to reflect any of APEX's losses under the equity method of accounting.


  ANTICIPATED CAPITAL EXPENDITURES

     Capital expenditures for fiscal 2001 are expected to be approximately $60.0 million, which includes approximately $39.0 million for computers and other technology and approximately $10.0 million for curriculum materials. Additionally, we expect to advance or lend approximately $63.0 million to new charter board clients to help secure and renovate school properties for the schools opening in the 2000-2001 school year, a significant portion of which we expect will be refinanced through third parties. We are also implementing enterprise-wide computer and software packages. Such systems include financial reporting, payroll, purchasing, accounts payable, human resources and other administrative modules as well as a student data and school management package. We expect expenditures for the software packages,
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

together with related hardware, implementation costs and other maintenance expenditures, will total approximately $15.0 million through fiscal 2002, of which we had expended approximately $4.7 million through March 31, 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We currently have market risk sensitive instruments related to interest rates. As disclosed in note 6 of the notes to our financial statements, we had outstanding long-term notes payable of $13.9 million at June 30, 1999. Interest rates on the notes are fixed and range from 15.0% to 20.4% per annum and have terms of 36 to 48 months.

     We do not believe that we have significant exposure to changing interest rates on long-term debt because interest rates for our debt is fixed. We have not undertaken any additional actions to cover interest rate market risk and are not a party to any other interest rate market risk management activities.

     Additionally, we do not have significant exposure to changing interest rates on invested cash, which was approximately $27.9 million and $78.3 million at June 30, 1999 and March 31, 2000, respectively. We invest cash mainly in money market accounts and other investment-grade securities. We do not purchase or hold derivative financial instruments for trading purposes.

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

                                    BUSINESS


     Edison is the nation's largest private operator of public schools serving students from kindergarten through 12th grade. As reflected in the agendas of both the Republican and Democratic parties, education is among the most important domestic issues in the United States today. Directly addressing this issue, we contract with local school districts and public charter school boards to assume educational and operational responsibility for individual schools in return for per-pupil funding that is generally comparable to that spent on other public schools in the area. Over the course of three years of intensive research, Edison's team of leading educators and scholars developed an innovative, research-backed curriculum and school design. We opened our first four schools in August 1995, and have grown rapidly in every subsequent year. We served approximately 37,500 students in 79 schools located in 16 states across the country and the District of Columbia in the 1999-2000 school year. This represents an increase of 14,000 students and four new states from the 1998-1999 school year. In the 1999-2000 school year, approximately 26,700 students were enrolled in our schools in grades K-5, approximately 9,700 in grades 6-8 and approximately 1,600 in grades 9-12. In the 2000-2001 school year, we expect to enroll between 57,000 and 59,000 students in 108 schools located in 21 states and the District of Columbia. Our total revenue has grown from $11.8 million in fiscal 1996 to $132.8 million in fiscal 1999 and $164.3 million in the nine months ended March 31, 2000. We attribute our growth in part to the demonstrated success of our schools, as measured by significant improvements in student academic performance and high levels of parental satisfaction. Eleven of our first 13 clients have chosen to expand their relationship with us by adding one or more additional schools.


     Our model offers public school authorities, who face widespread concern about disappointing student achievement, the benefits of a large private sector company with national support systems. We believe those benefits include:

     - the ability to create, implement and support a superior educational model through focused research and development; and

     - increased emphasis on accountability for achieving improved academic performance.

     These benefits contribute to an enhanced educational experience that has proven attractive to public school authorities, parents and teachers alike. Elements of that experience include:

     - a rich and challenging curriculum based on clear standards and high expectations for all students;

     - a significantly longer school day and year;

     - an enriched technology program characterized by computers, supplied by us without cost to the family, in the home of every student above the second grade following the first year of the school's operation, full time technology personnel supporting each site and laptop computers for every teacher;

     - an emphasis on the professional growth of teachers through a commitment to training, an explicit career ladder and a school management structure that allows teachers to participate in the leadership of the school;

     - a support system focused on improving student achievement;

     - exposure to foreign language beginning in kindergarten; and

     - an emphasis on parental involvement and character development.

     We have an experienced and talented management team led by H. Christopher Whittle, founder of several media enterprises, including the first national electronic news system for middle and high schools in the United States, Benno
C. Schmidt, Jr., former President of Yale University, Christopher D. Cerf, former Associate Counsel to President Clinton from 1994 to 1996, John E. Chubb, senior fellow at the Brookings Institution and noted author and speaker on education reform, and Reverend Floyd H. Flake,

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former member of the United States House of Representatives. In addition, the management team includes seven former public school system superintendents.

INDUSTRY BACKGROUND

  OVERVIEW

     During the 1997-1998 school year, over 14,000 school districts comprising 89,000 K-12 schools enrolled an estimated 46.1 million students. We currently concentrate our business development efforts on the approximately 1,800 medium and large school districts that each have more than 5,000 students. We estimate that these districts had annual operating budgets aggregating $190 billion for the 1998-1999 school year. Despite the growth in spending on public education over the last decade, student achievement has progressed very little and remains low. For example, on the National Assessment of Educational Progress, only approximately 23% of students in grades 4 and 8 met grade level standards in mathematics in 1996, the last date for which results are available. In reading, only approximately 32% of students in grades 4 and 8 met grade level standards in 1998, and only approximately 25% of students in grades 4 and 8 met grade level standards in writing in 1998. The National Assessment of Educational Progress, a testing program conducted by the U.S. Department of Education since 1970, uses tests specially designed to measure how well students meet grade level standards established by a national panel of education experts. The tests are administered to random national samples of students at three grade levels every other year, or every fourth year, in major subjects.

     We recognize that there are many excellent public schools in the United States. We also believe, however, that the overall performance of public schools has been compromised by several inherent constraints under which they operate. We believe that, taken together, these constraints inhibit many districts from implementing a systemic program of improvement.

     - LACK OF CONSISTENCY IN LEADERSHIP. We believe that an effective program for change requires both planning and a sustained commitment to effective implementation over a lengthy period of time. School districts are typically governed by school boards subject to regular elections and related turnover. The average term of urban school superintendents is less than three years. As a result of the relatively brief tenure of leadership, many public school systems have found it difficult to implement long-term approaches to improving student performance and school quality generally.

     - INABILITY TO EXPLOIT THE ADVANTAGE OF SCALE. The over 14,000 school districts in the United States tend to be small, independent and localized operations. Only 2% of all school districts had annual operating budgets greater than $100 million for the 1995-1996 school year. This modest size can result in severe limitations on the ability both to develop and to implement substantial improvements in curriculum and school design. For example, in contrast to most large-scale private enterprises, the research and development budget in many districts is negligible. With the need to devote a significant portion of their resources to stand-alone administrative structures and the support staff to oversee curriculum for all subjects over 13 grade levels, many districts simply have nothing left for a long-term program of improvement.

     - INABILITY TO INVEST FOR THE FUTURE. The time horizons of school districts necessarily are linked to the one-year appropriations cycle under which they usually operate. The ability to invest for the future by tolerating substantial short-term budget deficits is generally not feasible for school districts. For this reason as well, we believe, change tends to be only incremental.

     In all three respects -- consistency of leadership, the benefits of scale and the ability to make substantial investment for the future -- a large, private sector company such as Edison is in a strong position to add substantial value to public education.

  CURRENT REFORM INITIATIVES

     Public education is currently at the top of national, state and local political agendas. Both major national political parties have placed education at the center of their national platforms and many state
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and local authorities have enacted or encouraged measures to implement significant educational reforms. Some of these reforms are programmatic innovations occurring within public schools. Examples include expanded levels of teacher training, higher standards, more rigorous testing and more effective technology. Other initiatives have sought to reform the public education system itself by embracing the market-oriented concepts of competition, accountability and a broader range of parental choice. These measures include legislation authorizing charter schools, private management of public schools, voucher programs and increased choice within existing systems.

     - CHARTER SCHOOLS. Since Minnesota first enacted legislation in 1991, 36 states and the District of Columbia have passed charter school legislation. Under the typical charter school statute, identified entities, such as the state board of education or a state university, are authorized to grant a specified number of charters to community groups or non-profit entities to create a public school. A growing number of charter boards in turn contract with private sector organizations to operate the schools. In return for a large measure of autonomy from regulation, the charter school is accountable for student academic performance. Many charter school statutes limit the number of charter schools or the number of students that may enroll in charter schools. Currently, there are over 1,600 charter schools in operation, with an estimated enrollment of over 350,000 students in 31 states and the District of Columbia. This enrollment represents approximately 1.0% of the total student population in those 31 states and the District of Columbia.

     - CONTRACT SCHOOLS. Contract schools are public schools operated by private organizations based upon management agreements with local school boards. Unlike charter schools, contract schools do not require specific statutory authority, but are created through a contract between a school management company and a school board in accordance with existing authority.

     - VOUCHER PROGRAMS. Voucher programs provide for the issuance to parents of tuition vouchers worth a certain amount of money that they can redeem at any approved school of their choice. These programs allow students to choose among public schools, which would have to compete for students, or possibly even attend private schools. Milwaukee and Cleveland have implemented voucher programs and Florida has adopted legislation authorizing such a program. Voucher legislation has also been introduced in several states. Private philanthropists have also made funds available for voucher programs.

     - CHOICES OFFERED BY SCHOOL DISTRICTS. School districts are offering increased choice to their students by, for example, establishing magnet schools serving students within the district and allowing students to attend schools across district lines. Magnet schools are specialized public schools offering unique programs, such as curricula emphasizing math, science or the arts.

     - STATE TAKEOVER STATUTES. Some states have exercised their ability under local law to divest local school boards of their authority to manage an identified school or schools within the district. These states include Maryland and New Jersey. One of those states, Maryland, has opted to contract with us to provide educational services at the identified schools.

     Incorporating elements of both a market-oriented approach and programmatic innovation, we are a leader in offering reform alternatives to local school boards searching for new approaches to education. For the 1999-2000 school year, we operated 55 contract schools with a total enrollment of 27,000 students and 24 charter schools with a total enrollment of 11,000 students. Of these contract schools, 15 were operated under charters granted by school districts, which provide the facilities, and we categorize these schools as contract schools because we do not provide the facilities and therefore the economics of these arrangements closely resemble those of a contract school. The remaining 40 contract schools were operated under management agreements with local school boards. For the 2000-2001 school year, we expect to operate 71 contract schools and 37 charter schools. We do not participate in voucher programs.

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THE EDISON SOLUTION

     As a private enterprise with national scale, Edison offers school districts and charter boards a vehicle for overcoming many of the inherent constraints that have impeded systemic reform of public schools. The Edison solution consists of two equally critical and mutually reinforcing components:

     - a research-backed curriculum and school design that we believe yields significant improvement in student academic achievement as reflected in average annual gains of six percentage points against state criterion-referenced tests and four percentage points per year against national norm-referenced tests; and

     - support systems designed to ensure consistent, replicable and effective implementation of our educational model as we expand into a wide range of communities across the nation.

Examples of the latter include a national teacher and principal recruiting system; an infrastructure to support teacher training both before and after a school opens; a national distribution network for curriculum materials, technology equipment and supplies; and information systems to track and enhance student progress against identified goals.

     We believe that many public school authorities are attracted to the Edison solution because, unlike some other school reform initiatives, it enables them to stimulate positive, market-oriented, comprehensive school reform within the framework of the existing, locally controlled public school system. By entering into a partnership with us, such authorities enjoy the resources, systems, continuity of focus and commitment to ongoing research and development associated with a national private sector company while at the same time retaining local control of public education. For example, our management agreements typically provide for the district or charter board to maintain ultimate oversight and supervision over the school. In addition to regular reporting requirements and the ability to terminate the management agreement on performance grounds, such oversight may take several forms, including the right to reject Edison's candidate for school principal and the right to make adjustments to the curriculum.

  RESEARCH BEHIND THE EDISON SOLUTION

     The Edison school design and curriculum grew out of a comprehensive three-year research project conducted by a team of approximately 30 full-time professional employees and numerous outside experts under the leadership of Benno C. Schmidt, Jr., the former President of Yale University. Our design team included respected education researchers, curriculum developers, teachers, principals, school administrators, writers, technology specialists and experts in school finance and management. Together, they brought a wide range of perspectives on improving education through the reform of curriculum, instruction, assessment, professional development, school organization and most other elements of education.

     The research leading to the development of our solution was extensive and systematic; our staff members interviewed educators, reviewed a wide range of school programs and attempted to assemble the best scientific evidence of the effects of potential reforms in K-12 education. For example, our review of a successful project in Indiana which placed computers in the homes of high-risk students was instrumental in our decision to put computers in our students' homes. Similarly, our investment in tutors resulted from our examination of programs run by a Johns Hopkins University sociologist with a well-documented record of developing basic skills with students who are at high risk for academic failure.

  THE EDISON CURRICULUM AND SCHOOL DESIGN

     Our schools combine innovative curriculum and instruction methods with structures to assess and guide students, hold school administrators accountable for student performance and encourage and facilitate parental involvement in their children's education.

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     CURRICULUM

     DEMANDING PROGRAM OF STUDY. Our curriculum is guided by detailed and demanding student academic standards that specify what students should know and be able to do at the end of each school year in twenty fields of study, from reading, writing and mathematics to economics, geography, visual arts and foreign languages. Our curriculum is also rich in content. For example, students at the junior and high school levels study three years of world history and literature and two years of U.S. history and literature. In addition, all high school students have the opportunity to complete biology, chemistry and physics, usually by the end of 10th grade, and we offer a wide range of advanced placement courses to students in the 11th and 12th grades.

     PROFESSIONAL DEVELOPMENT FOR TEACHERS. Our professional development program provides opportunities for teachers to learn how to implement our program and develop their skills as educators. We typically provide teachers with four to six weeks of training before a school first opens and additional support and training during the school's initial year. In addition, teachers generally have two periods every day free for their own professional development, and our school calendars provide at least five days for ongoing training each year. We also offer more than a dozen national curriculum conferences annually for different specialists within our schools.

     PROVEN INSTRUCTION METHODS. We use instruction methods derived from systematic research. For example, our elementary schools implement Success for All, a K-5 reading program developed at Johns Hopkins University and refined through experimental studies directed by Johns Hopkins University over the last ten years. Our schools generally use mathematics programs developed through years of research by the University of Chicago School Mathematics Project.

     EMPHASIS ON CORE VALUES. We believe schools cannot be successful unless the students display certain values, such as the willingness to take responsibility for themselves and their education, respect for teachers and other students, and the desire to become educated. Our educational program is built around a defined set of core values: wisdom, justice, courage, compassion, hope, respect, responsibility and integrity. We believe these core values help us promote strong character in our students and a positive learning environment. Our students receive instruction in these core values at every grade level. For example, students in our elementary schools read out loud and have group discussions of morality stories written for children. Also, our teacher training in student discipline, classroom management and instruction is based on a character education program that incorporates these values.

     REGULAR ASSESSMENTS OF STUDENT PERFORMANCE. We routinely monitor our students' progress against academic standards. We connect our standards and instructional programs with state standards and assessments, and we believe our students are well prepared for state and local tests, for which we are held accountable. Each quarter teachers complete a unique report card, known as a Quarterly Learning Contract, which is a special narrative report card that tracks student progress against academic standards and sets specific goals for students. We believe this is a contrast to the typical American report card that grades progress relative to each teacher's subjective classroom standards. Students also receive traditional letter grades in the Quarterly Learning Contract. Our students take all standardized tests required by state and local authorities, and we also administer our own annual tests, known as Common Performance Assessments, calibrated to our academic standards, to ensure teachers are judging work appropriately. In the 1999-2000 school year, we introduced a monthly benchmark assessment system that provides us with detailed measurements of student progress toward achieving grade level academic standards. We use these assessments to determine whether we should adjust our instructional programs to help our students achieve the academic requirements of their grade level.

     EXTENSIVE REMEDIAL INSTRUCTION. The Edison curriculum is designed to meet the needs of all students, regardless of ability. We employ one-on-one tutoring to help students master the academic requirements of their grade level. Intensive remedial instruction in reading is available at all grade levels. In addition, our longer school day and year provide more time for instruction.

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     SUPPORT FOR STUDENTS WITH SPECIAL NEEDS.  We instruct special education students in mainstream classrooms, to the extent we believe it is responsible to do so. However, special education staff are available at each site to provide a full continuum of services, including additional support in regular classrooms, resource rooms and self-contained environments for students with greater needs. We offer students who have limited English proficiency English-as-a-second-language programs or bilingual programs, depending on community preference and needs.

     SCHOOL DESIGN

     STUDENTS AND TEACHERS ARE ORGANIZED INTO SMALL
SCHOOLS-WITHIN-A-SCHOOL. Each of our schools consists of small, flexible schools-within-a-school, called academies, where teachers typically follow the same students from grade to grade for several years. We believe this organization ensures that students are better known by their teachers, helps foster student-teacher relationships and encourages teachers to feel more ongoing responsibility for individual students. Within each academy, students are generally organized into multigrade groups, called houses, of 100 to 180 students each. Students typically remain within the same house until they graduate from the particular academy. Each house is led by four to six teachers, who usually work with students of every level of the house for the duration of their academy experience and are responsible for the core academic program of instruction in math, science, history, geography, civics, economics, reading and language arts.

     LONGER SCHOOL DAY AND YEAR. Our students are in school an average of 1,500 hours each year after the first year of their school's operation, compared to the national average of approximately 1,170 hours per year. Our school year is approximately 200 days, compared to an average of 180 days for public schools. Based on these averages, we believe our students spend approximately 28% more time in school each year than students in most other public schools. This provides our students with substantially more time for learning than many public school students and enables us to implement a richer curriculum. Our school schedule also provides our students with less time during the shorter summer vacation to forget what they learned during the school year.

     INCREASED INTEGRATION OF TECHNOLOGY IN THE LEARNING ENVIRONMENT. Our schools are technologically rich environments aimed at preparing students for the workplaces of the future. We provide each of our teachers with a laptop computer and our classrooms generally have three computers as well as printers for student use. We provide every family with a student above the second grade a computer and a modem for use at home, following the first year of their school's operation. To encourage and increase communication and enable the sharing of best practices, teachers, students and parents are electronically connected via The Common, our Internet-based, internal message, conferencing and information system that connects all our schools. We have a distinctive program called Technology as a Second Language to teach school staff, students and families to use technology effectively.


     IMMEDIATE AND COMPREHENSIVE CHANGE. For the schools we opened in the fall of 1999, we made an average initial investment of approximately $2,400 per student, or approximately $1.4 million per school, which we used to purchase computers and other technology, implement our curriculum and train new teachers. We believe this provides an opportunity for schools to launch a comprehensive package of change all at once. In contrast to the small steps that school reform usually must take, our schools are able to integrate new curriculum, technology and professional development and pursue excellence in all areas immediately and aggressively.


     SCHOOL-LEVEL ACCOUNTABILITY. We hold each school accountable for a high level of demonstrated student progress as measured by conventional standardized tests, official performance assessments and our own assessments. Staff compensation and promotions within our schools are generally linked to performance. Parents of students in our schools are encouraged to share accountability for their children's progress by co-signing the Quarterly Learning Contract, under which they make a moral commitment to help their children achieve specified academic goals. The Quarterly Learning Contract serves as the report card for our students and indicates to parents how well their children are performing relative to our annual

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academic standards. In addition to educational accountability, our schools are also held accountable for financial management and student, parent and community satisfaction.

     PRINCIPALS ACCOUNTABLE FOR SCHOOL PERFORMANCE. Principals at our schools are appraised and compensated based on meeting student academic performance, financial management and community satisfaction goals. They are also responsible for public reporting of their school's accounts and budgets. Principals receive school report cards that track progress on all accountability criteria, and principals are in turn appraised and compensated based on progress against the accountability criteria. Principals for our contract and charter schools are chosen in consultation with the school district or charter board and normally hired four to six months before the school opens. This allows our regional vice presidents to work closely with the new principals for several months to thoroughly introduce them to our education system. In addition, new principals receive two weeks of formal training on our education system.

     DEDICATED TEACHERS. We believe our schools attract motivated and dedicated teachers due to the following factors:

     - our innovative curriculum and approach to education;

     - our commitment to professional development of teachers;

     - increased access to resources and technology; and

     - generally competitive salary levels.

Our schools are staffed by four levels of teachers: lead teacher, senior teacher, teacher and resident teacher. We believe this four-tier seniority system provides an attractive career path and allows new teachers to be mentored by more experienced teachers. Teachers are hired based on classroom and educational experience, expertise in a particular subject area, evidence of leadership abilities in the context of teams, and interaction with staff, students and families. Lead teachers have responsibility for the organizational management of the teaching team, and classroom instruction is the primary focus of senior teachers, teachers and resident teachers. In addition, lead teachers serve on the management team of the school, which is led by the principal and also includes the business services manager. In this respect, teachers are offered the opportunity to participate in the management of the school.

     PARTNERSHIPS WITH FAMILIES. We are committed to keeping families engaged in their children's education, both at school and in the home. We actively encourage parental involvement in the education of their children through interaction with teachers, involvement in school affairs and numerous volunteer opportunities. We believe our program of providing, following the first year of the school's operation, computers to the families of our students above the second grade has increased parents' level of involvement in the school. In addition, by co-signing the Quarterly Learning Contract, parents commit to monitor the progress of their children in meeting stated educational goals.

  THE EDISON OPERATING SYSTEM

     The systems we have built to ensure consistent and effective implementation, replicability and scalability are as essential to our model as the Edison curriculum and school design itself. Although there are many outstanding public schools in the United States, we believe that the basis for such success has been highly individualized, often, for example, dependent on an especially dynamic principal. Edison has designed its support systems with the objective of not only creating excellence, but being able to replicate it in a consistent manner in a widely diverse array of schools across the country.

     REGIONAL VICE PRESIDENT STRUCTURE. Edison's eight regional vice presidents, most of whom are former school superintendents or principals, provide the most critical link between our central operations and each school site. They are accountable for building and ensuring the operation of successful schools, defined as schools that measurably enhance student achievement over time and meet financial objectives. In meeting this responsibility, regional vice presidents make frequent site visits, analyze school academic and financial data, coordinate central support operations that meet the needs of each school and hold regional training sessions for principals and teachers.
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     EDUCATION AND CURRICULUM DIVISION.  Our Education and Curriculum Division,
our largest central division, oversees the implementation, modification, support and effectiveness of our educational design. The Education and Curriculum Division's approximately 50 employees, together with approximately 200 of our teachers who we annually certify as trainers, provide a continuous stream of support to our schools through the coordination of schoolwide and national training programs, development of curricular standards and assessment of design effectiveness at each school. The Education and Curriculum Division also collects, analyzes and publishes educational data for use by our schools, our school district and charter board clients and the public.

     ASSESSMENT. The Assessment Department within our Education and Curriculum Division monitors student achievement, school design and customer satisfaction criteria of our schools, and analyzes these data to understand and measure our schools' performance. This department also prepares monthly and annual reports on school performance for our principals and regional vice presidents.

     RECRUITING. Strong educational leadership and teaching ability are vital to the successful implementation of the Edison design. Our Recruitment Department works year-round to attract outstanding principal candidates through a variety of recruitment strategies, including direct headhunting, national advertising and cultivation of outstanding internal candidates. The department also recruits outstanding teacher candidates through a network of school-based recruitment coordinators and through targeted recruitment efforts at prominent schools of education, historically black colleges and highly regarded teacher organizations.

     REAL ESTATE. Prior to finalizing a management agreement, our Real Estate Department typically reviews the physical condition, technology infrastructure, suitability and student capacity of each school site, and estimates the costs of preparing the facilities for an Edison school. Once the management agreement is finalized, the Real Estate Department either contracts with local architects and construction managers to make the necessary modifications or works closely with client school districts, depending on the terms of the management agreement. In some independent charter school management agreements, we may be responsible for new construction, major renovation or conversion of a commercial or industrial property. We have developed expertise in working with national, regional and local project managers, architects, engineers and construction firms to develop these properties for school use. For more information on our real estate arrangements, see "-- Facilities."

     START-UP. As a management agreement is finalized, the assigned regional vice president sets up a local start-up office, hires a start-up staff, and begins to complete each step outlined in our Start-up Manual, a multi-volume guide that directs each phase of the start-up process. The start-up office serves as the center for all school operations, including student enrollment, staff recruitment and coordination with the central office.

     PURCHASING. Our Purchasing Department is responsible for coordinating both the purchase and the delivery of each school's curriculum and technology. We believe our size and growth have allowed us to achieve economies of scale by realizing more competitive prices from vendors than could most school districts. Once all curriculum and technology orders are made, attention shifts to coordinating delivery to each Edison school. To help achieve this goal, we require most of our vendors to ship most orders to a central warehouse for distribution to the schools.

     ENROLLMENT. We provide technical expertise and on-site support to assist each school in reaching its targeted enrollment. The Student Enrollment Department supports a variety of student recruitment strategies, including door-to-door distribution of recruitment literature, neighborhood information sessions, posting of fliers in public areas, use of available print and electronic media and interaction with community-based organizations. In the event that the number of students seeking admission to an Edison school exceeds the school's capacity, an open admissions lottery is held to determine which students are admitted and which are placed on the school's waiting list.

     BUSINESS SERVICES. We hire a business services manager to manage the day-to-day administrative operations at each Edison school under the supervision of the school's principal. Business services

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managers are responsible for managing the school's budget, processing all site expenditures and coordinating student transportation, food and personnel services at each Edison school. We also employ four financial analysts in our central office to assess prospective management contracts and monitor the budgets of our existing schools. Our central office also monitors real estate financing and performs traditional financial administrative functions.

     TECHNOLOGY. Our Technology Department oversees the creation, modification, and implementation of the technology components of the Edison curriculum and school design. The department creates specifications for each school and start-up office, oversees technology-related building modifications and equipment installation, recruits and selects, together with the school principal, the school's technology director, trains the school's technology director and provides additional field support as needed.

     FAMILY AND COMMUNITY PARTNERSHIPS. Formal parent orientation begins once the student body has been selected, but all parent meetings and community information sessions that lead up to final student selection are part of families' introduction to Edison and the contract or charter school. The parent orientation process is organized at each site by the school's student support manager, an individual hired for the school's first year to facilitate community interaction and coordinate social services within the school. The student support manager works closely with the school's principal throughout the start-up process to recruit parent volunteers, hold welcome meetings, orient parents to the Edison curriculum and school design and coordinate the school's grand opening celebration.

     PRE-OPENING TRAINING. We provide a comprehensive, pre-opening professional development program for principals and teachers at each of our new sites. Our national leadership training gives new principals an intense overview of the Edison design, including the start-up process, curriculum, student academic standards, school organization, school culture, technology, financial management and measures of accountability. Training for all instructional school staff takes place during the summer before the opening of the school and includes training on instructional methodology, classroom management and the core curriculum in each teacher's area of expertise.

     ONGOING TRAINING. We maintain the successful operation of each of our schools through frequent site visits by our support personnel and through ongoing professional development for school staff. All schools receive an average of 19 days of on site visits from our Curriculum and Education Division personnel. These visits are frequently supplemented with additional training sessions based upon the observations made during site visits and the expressed needs of each school's principal and teachers. In addition to training at the site level, principals and teachers regularly convene for national conferences, where training typically focuses on student achievement, leadership strategies, design modifications, community relations, new support services or subject-specific training sessions. Principals and teachers can also utilize The Common, our on-line network, to access additional resources and interact with individuals from other Edison schools.

     SITE MONITORING AND ACCOUNTABILITY. To ensure that each Edison school makes continuous progress in each of these areas, we generate a monthly School Operations Report for each school site. This report includes a compilation of educational data generated at each school site, anecdotal observations from our personnel who visited the school and information related to attendance, enrollment, student and teacher mobility and technology usage. In addition to the School Operations Report, we compile a year-end School Report Card for each school site. The report includes information about student performance on standardized tests; student performance on Edison's common performance assessments; levels of parent, staff, and student satisfaction; and the degree to which the school met its budgetary requirements. The School Report Card serves as the basis upon which the school principal is evaluated and, where state law permits, compensated.

THE EDISON SOLUTION IMPLEMENTED

     In the 1999-2000 school year, we operated 79 schools in 35 cities located in 16 states and the District of Columbia with a combined student enrollment of approximately 37,500. This represented an increase of approximately 14,000 students and four new states from the 1998-1999 school year. We have chosen not to renew a management agreement covering two schools that expired after the 1999-2000 school year. In total, we expect to enroll between 57,000 and 59,000 students in 108 schools in 46 cities located in 21 states and the District of Columbia. We are also offering summer school programs at three of our schools in the summer of 2000.

     We operate two types of schools: contract and charter. In the case of most charter schools, we are required to arrange for a facility. In some cases, however, we operate charter schools under a charter granted by the local school board, which provides the facility. In these cases, we categorize and count these schools as contract schools because we do not provide the facilities and therefore the economics of the arrangement more nearly resemble those of a contract school. We believe that Edison, which operated 55 contract schools in the 1999-2000 school year, is the only major provider of contract schools for traditional K-12 instruction in the United States.

     We consider grades K-5, 6-8 and 9-12 to each be a school, and we count grades K-5, 6-8 and 9-12 as separate schools, even if they are located in the same building. As we expand, we often introduce new grade levels gradually rather than simultaneously opening all grade levels within a school. We consider ourselves to have opened a new school if we introduce at least one grade level at a different school level, for example, if we add grade 6 at a location housing an existing K-5 school. In some cases, we count grades K-6 as one school if it is the local practice to configure elementary schools in this manner. For the 1999-2000 school year, we had 38 principals, and each principal is generally responsible for all the Edison schools on his or her campus. Our students have generally been from economically disadvantaged backgrounds, and approximately 60% of our students participated in the federal free and reduced lunch program during the 1999-2000 school year. These students came from families with incomes at or below 185% of the poverty level established by federal authorities.

     The following table provides information about the schools we operated for the 1999-2000 school year.

                                                        NUMBER
                                                          OF        YEAR                TYPE OF    SHORTEST         EARLIEST
         CLIENT                     LOCATION            SCHOOLS   COMMENCED   GRADES    SCHOOL       TERM       EXPIRATION DATE
         ------                     --------            -------   ---------   ------    -------    --------     ---------------
Chula Vista Elementary
  School District         Chula Vista, California          1        1997       K-5     Contract*    5 yrs          June 2002
Ravenswood City School
  District                East Palo Alto, California       2        1998       K-8     Contract*    5 yrs         January 2003
Fresno Unified School
  District                Fresno, California               1        1999       K-6     Contract*    5 yrs          June 2004
Napa Unified School
  District                Napa, California                 1        1998       K-6     Contract*    5 yrs          June 2003
San Francisco School
  District                San Francisco, California        1        1998       K-5     Contract*    5 yrs          June 2003
West Covina School
  District                West Covina, California          2        1998       K-6     Contract*    5 yrs          June 2003
Academy School District   Colorado Springs, Colorado       2        1998       K-8     Contract     5 yrs          June 2003
Colorado Springs School
  District                Colorado Springs, Colorado       2        1996       K-8     Contract*    5 yrs          June 2001
Denver-Edison Charter
  School                  Denver, Colorado                 2        1998       K-7     Charter      5 yrs          June 2003
Board of Area
  Cooperative Ed
  Services                Hamden, Connecticut              2        1998       K-8     Contract     5 yrs          June 2003
Friendship Public
  Charter School          Washington, D.C.                 3        1998       K-8     Charter      5 yrs          June 2003
Dade County Public
  Schools                 Miami, Florida                   1        1996       K-5     Contract     5 yrs          June 2001
Bibb County School
  District                Macon, Georgia                   2        1999       K-6     Contract     5 yrs          June 2004
Chicago Charter School
  Foundation              Chicago, Illinois                3        1999       K-11    Charter      8 yrs          June 2007
Peoria Public Schools     Peoria, Illinois                 2        1999       K-4     Contract     5 yrs          June 2004
Davenport Community
  School District         Davenport, Iowa                  1        1999       K-5     Contract     5 yrs          June 2004
Wichita School District
  No. 259                 Wichita, Kansas                  4        1995       K-8     Contract     5 yrs          June 2000
Boston Renaissance
  Charter School          Boston, Massachusetts            2        1995       K-8     Charter      5 yrs          June 2000
Seven Hills Charter
  School                  Worcester, Massachusetts         2        1996       K-8     Charter      5 yrs          June 2001
Battle Creek School
  District                Battle Creek, Michigan           3        1998       K-7     Contract     5 yrs          June 2003
Detroit Academy of Arts
  and Sciences            Detroit, Michigan                2        1997       K-6     Charter      5 yrs          June 2002
Detroit Public School
  Academy                 Detroit, Michigan                2        1998       K-8     Charter      3 yrs          June 2001
YMCA Service Learning
  Academy                 Detroit, Michigan                1        1999       K-5     Charter      5 yrs          June 2004
Edison Oakland Public
  School Academy          Ferndale, Michigan               2        1999       K-8     Charter      5 yrs          June 2004
Flint School District     Flint, Michigan                  4        1997       K-10    Contract     5 yrs          June 2002
Mid-Michigan Public
  School Academy          Lansing, Michigan                2        1996       K-8     Charter      5 yrs          June 2001
Mt. Clemens School
  District                Mt. Clemens, Michigan            4        1995       K-12    Contract     5 yrs          June 2000
Board of Education of
  Pontiac                 Pontiac, Michigan                2        1998       K-7     Contract     5 yrs          June 2003
Duluth Public Schools     Duluth, Minnesota                3        1997       K-8     Contract*    3 yrs          June 2000
Minneapolis School
  District No. 1          Minneapolis, Minnesota           2        1998       K-7     Contract     5 yrs          June 2003
Westport Community
  Secondary Schools       Kansas City, Missouri            2        1999       6-12    Contract*    5 yrs          June 2004
Kansas City Municipal
  School District         Kansas City, Missouri            1        1999       K-5     Contract     5 yrs          June 2004
Westport Allen-Edison
  Village Educational
  School                  Kansas City, Missouri            2        1999       K-8     Charter      5 yrs          June 2004

                                               (continued on the following page)

                                                        NUMBER
                                                          OF        YEAR                TYPE OF    SHORTEST         EARLIEST
         CLIENT                     LOCATION            SCHOOLS   COMMENCED   GRADES    SCHOOL       TERM       EXPIRATION DATE
         ------                     --------            -------   ---------   ------    -------    --------     ---------------
Granville Public Charter
  School                  Trenton, New Jersey              2        1998       K-8     Charter      2 yrs          June 2000
Wayne County Public
  Schools                 Goldsboro, North Carolina        1        1998       K-5     Contract     5 yrs          June 2003
Nash-Rocky Mount Public
  Schools                 Whitakers, North Carolina        1        1999       K-5     Contract     5 yrs          June 2004
Alliance Community
  Schools, Inc.           Dayton, Ohio                     1        1999       K-5     Charter      5 yrs          June 2004
Southwest School
  District                San Antonio, Texas               3        1997       K-7     Contract     5 yrs          June 2002
Sherman School District+  Sherman, Texas                   2        1995       K-6     Contract     5 yrs          June 2000
Tyler Independent School
  District                Tyler, Texas                     1        1999       6-8     Contract     5 yrs          June 2004
                                                          --
        Total                                             79
                                                          ==

---------------

* Indicates charter schools operated under a charter granted by the local school board.
+ The management agreement covering these schools has expired and will not be renewed for the 2000-2001 school year.

     The following table provides information about the additional schools we expect to operate for the 2000-2001 school year.

                                                                                NUMBER                          EARLIEST
                                                                                  OF                TYPE OF    EXPIRATION
                      CLIENT                                LOCATION            SCHOOLS    GRADES    SCHOOL       DATE
                      ------                                --------            -------    ------   -------    ----------
Long Beach Unified School District                   Long Beach, California        1        K-5     Contract      2005
Wilmington Thomas Edison School                      Wilmington, Delaware          2        K-7     Charter       2005
D.C. Woodson                                         Washington, D.C.              1        9-10    Charter       2003
East Lake Academy Charter School, Inc.               Atlanta, Georgia              1        K-5     Charter       2005
Peoria Public Schools                                Peoria, Illinois              1        5-8     Contract      2004
Springfield Public Schools                           Springfield, Illinois         1        K-5     Contract      2005
New Baltimore City Board of School Commissioners
  and the Maryland State Board of Education          Baltimore, Maryland           3        PK-5    Contract      2005
Detroit YMCA                                         Detroit, Michigan             1        6-8     Charter       2004
Inkster Public Schools                               Inkster, Michigan             4        K-12    Contract      2005
Schomberg Charter School                             Jersey City, New Jersey       1        K-5     Charter       2005
Granville High School                                Trenton, New Jersey           1        9-11    Charter       2005
Rochester School of Science and Technology           Rochester, New York           2        K-8     Charter       2005
Wayne County Public Schools                          Goldsboro, North              1        6-8     Contract      2005
                                                     Carolina
Dayton View                                          Dayton, Ohio                  1        K-5     Charter       2005
Renaissance Charter School, Inc.                     Phoenixville,                 2        K-8     Charter       2005
                                                     Pennsylvania
Dallas Independent School District                   Dallas, Texas                 7        PK-6    Contract      2005
Milwaukee Science Education Consortium, Inc.         Milwaukee, Wisconsin          1        PK-7    Charter       2005

GROWTH STRATEGY

     We believe the approximately 1,800 medium and large independent school districts nationwide, which we estimate collectively had operating budgets of $190 billion in the 1998-1999 school year, represent a significant growth opportunity. Our strategy is to grow within this market through the establishment of expanded relationships with existing clients as well as new relationships.

     Our marketing efforts will continue to focus on our ability to replicate the success achieved at other Edison schools throughout the country. We believe that effective marketing and communication efforts targeted at administrators, teachers and parents will yield higher levels of perceived benefits among these constituencies and ultimately generate increased penetration within our market of K-12 schools.

     A core element of our growth strategy is to establish multiple schools within a given school district to cover the entire K-12 grade range (elementary, middle and high school). We believe that uninterrupted access to the Edison system from kindergarten through high school will achieve the most favorable outcome for students. Historically, our management agreements have provided for the establishment of one elementary school during the first contract year. Through our development efforts, we seek to expand upon the initial contract by opening additional schools within the district in subsequent years. We believe that our strong academic results will encourage school districts and charter holders to retain us to operate multiple schools. In addition, we believe that satisfied parents will push to make our schools available for their children's entire K-12 education.

     We also expect our demonstrated success at our existing schools will encourage school districts and charter boards to enter into management agreements providing for us to establish multiple schools either in the first year or over time. Eleven of our first 13 clients have added one or more additional schools. We operated 79 schools across the country for the 1999-2000 school year, which brought the total number of students served to approximately 37,500. We expect to operate 108 schools enrolling between 57,000 and 59,000 students for the 2000-2001 school year.

COMPETITIVE STRENGTHS

     We believe that the following factors will contribute to our continued success and future growth:

     - QUANTIFIABLE ACADEMIC IMPROVEMENT. Student achievement in our schools has been substantial, as measured by a range of state and local tests. On average, in those schools that we have operated long enough to generate trend data, typically by a school's second year with Edison, our students have gained six percentage points per year against state criterion-referenced tests and four percentage points per year against national norm-referenced tests.

     - PARENTAL SATISFACTION. Our schools enjoy high parental satisfaction. According to a survey prepared for us by an independent market research firm for the 1997-1998 school year, covering all 20 of our schools then in operation, over 50% of the parents of our students gave our schools grades of A or A-. This compares to 37.2% of parents who give a grade of A or A- in U.S. public schools generally, according to the same market research firm.

     - EXTENSIVE INFRASTRUCTURE. We have a series of systems and support staff that permit us to implement our curriculum and school design in contract and charter schools in communities across the United States. The systems have been used successfully during our past four years of rapid expansion. These systems include recruiting capabilities, assessment mechanisms, professional development systems, financial management and acquisition systems, and systems to assess prospective management agreements.

     - ADVANTAGES OF SCALE. We expect to achieve advantages of scale as more schools are added to our school systems, allowing us to increase our purchasing power and reduce our overhead costs as a percentage of total revenue. We are also focused on achieving clustering efficiencies by opening multiple schools in a district. We have successfully opened additional schools for 11 of our first 13 clients. By focusing on expanding operations in existing markets, we believe we can better capitalize on our relationships with the district, our knowledge of the specific market and economies of scale in the provision of centralized services.

     - EXPERIENCED MANAGEMENT TEAM. We have an experienced management team led by H. Christopher Whittle, founder of several media enterprises including the first national electronic news system for middle and high schools in the United States, Benno C. Schmidt, Jr., former President of Yale University, Christopher D. Cerf, former Associate Counsel to President Clinton from 1994 to 1996, John E. Chubb, senior fellow at the Brookings Institution and a noted author and speaker on education, and Reverend Floyd H. Flake, former member of the United States House of Representatives. Our management team also has seven former school system superintendents, including Deborah M. McGriff, former superintendent of the Detroit public schools, and Manuel Rivera, former superintendent of the Rochester public schools.

     - SIGNIFICANT INVESTMENT IN RESEARCH AND DEVELOPMENT. Prior to opening our first four schools during the 1995-1996 school year, we conducted a three-year research project led by a core team of educators, researchers, policy experts and other professionals to create an innovative and, we believe, effective model for operating more efficient and effective public schools. This research project led to the creation of Edison's curriculum and school design, which integrate many successful educational practices into a comprehensive school solution for grades K-12, guided by high academic standards, supported by research-backed innovations in most areas of schooling and emphasizing assessment and accountability. In addition, our Education and Curriculum Division regularly assesses the effectiveness of our educational design and oversees its modification and improvement.

ACADEMIC PERFORMANCE

     School districts and charter boards generally retain us both to improve the academic performance of the students who will be in our schools and to create competition, which they hope will stimulate academic progress in the other schools in the district. Our students are required to take the same local, state and national tests administered by other public schools in the district. States regularly require students to take assessments based on state standards, known as criterion-referenced tests, and school districts also typically require students to take tests based on national standards, known as national norm-referenced tests. Both types of tests are scored by independent authorities and result in publicly available data about student performance. As of the end of the 1998-1999 school year, our fourth academic year, these tests have provided over 300 measures of our students' achievement.

     Student academic achievement in our schools has been substantial, as measured by these external assessments. Since 1995, for those schools that we have operated long enough to generate trend data, which is generally two years, the average annual improvement in student achievement, taking into consideration gains, losses and instances of no change, has been six percentage points on state criterion-referenced tests and four percentage points on national norm-referenced tests. These results compare favorably to the only available national measure of achievement trends, known as the National Assessment of Educational Progress, or NAEP. The NAEP is determined from criterion-referenced tests administered by the federal government every two years to random samples of students nationwide. From the 1994-1995 school year to the 1996-1997 school year, the average annual improvement in student achievement for American nine year olds and 13 year olds, which are ages similar to our students, has been zero percentage points in math, and from the 1994-1995 school year to the 1997-1998 school year, the average annual improvement in reading has been less than one percentage point. While the NAEP and the state tests taken by our students are not identical, these criterion-referenced tests attempt to measure essentially the same academic skills against the standards of grade level curricula.

FUTURE OPPORTUNITIES

     We intend to selectively pursue opportunities created by state-sponsored school and school district take-overs and other opportunities for whole-district management. In addition, we believe our success in operating K-12 public schools will allow us to expand into complementary areas of the education industry. Concepts under consideration include:

     - establishing teacher training schools, which we refer to as Edison Teacher's Colleges;

     - configuring our curriculum, school design and systems for license to small school districts; and

     - operating pre-school programs, after-school programs and summer school programs.

     We are also developing educational programs with Apex Online Learning Inc., components of which may be delivered online. See "-- Relationship with Apex Online Learning Inc."

RELATIONSHIP WITH APEX ONLINE LEARNING INC.


     In July 1999, we acquired for $5.0 million a 16.5% ownership interest in APEX Online Learning Inc., a company that provides interactive advanced placement courses for high school students over the Internet. Concurrently, Vulcan Ventures Incorporated, then the majority stockholder of APEX, invested $30.0 million in Edison. In December 1999, we invested an additional $5.0 million in APEX, increasing our ownership interest to 19.7%. We are developing educational programs for students and teachers with APEX, components of which may be delivered on-line, and we piloted two such programs during the 1999-2000 school year. These programs, known as EdLabs, are physical environments in our schools that are designed to deliver online educational programs to students and professional development for teachers. Each EdLab contains networked computers, large-screen video monitors, audio and videoconferencing capabilities, and specially designed workstations for students and teachers.


LABOR RELATIONS

     We are committed to developing a positive relationship with teachers' unions at both the local and national levels. We work in successful partnership with local teachers' unions in numerous schools across the country, and believe our distinctive curriculum and school design can be successfully delivered in the context of a unionized school. In this regard, we believe we are unique among school management companies, which generally have declined to operate in schools subject to collective bargaining.

     Our commitment to developing a successful working relationship with unions reflects the fact that a majority of our schools are contract rather than charter schools. As a general proposition, teachers at charter schools in the United States are not represented by unions. In contrast, at least in those states with strong public employee labor laws, school teachers in traditional public schools generally have elected to organize. Approximately 35% of the schools we operated in the 1999-2000 school year were operated under collective bargaining agreements as modified by a memorandum of understanding. In some charter schools, the charter incorporates by reference portions of collective bargaining agreements.

     Although we prefer positive union relations, we regularly encounter resistance from teachers unions in local school board debates over whether to enter into a management agreement with us. Local teachers' unions have also occasionally initiated litigation challenging our management agreements. The concept of a private sector school manager in public education is a comparatively new one. In addition, both national teachers unions historically have opposed privatization in public schools. While we reject that label and regard our approach to be more of a public/private partnership that draws on the strengths of both sectors, the unions' historical perspective often influences local debates. In many instances, we have pursued a charter in a community only after it became clear that the local teachers association would decline to participate in discussions concerning our retention by the district to operate a contract school.

     For several reasons, we believe that our relations with unions at all levels will continue to improve:

     - as an organization, we are committed to that improvement;

     - many union members recognize that we are the only significant private sector organization in this area that seeks to work within the existing public school system;

     - notwithstanding the perception of some opinion leaders, significant elements within teachers unions are committed to meaningful reforms, including any initiative that improves student performance, preserves the integrity of the public school system as a whole and protects the rights of teachers as professionals. We believe that our approach, unlike many other reform initiatives, is consistent with these objectives;

     - we believe that some local union leaders have concluded that working with us is an effective defensive strategy against other more threatening initiatives, such as vouchers or non-unionized charters; and

     - many aspects of our curriculum and school design, such as extensive professional development and an enhanced leadership role for teachers in the management of the school, have long enjoyed the support of the unions.

     We typically have employment agreements with our regional and developmental vice presidents and with the principals, union and non-union teachers and other personnel of our schools.

BUSINESS DEVELOPMENT

     Our development division is responsible for establishing new client relationships, expanding relationships with current clients and renewing client management agreements. The division is led by an executive vice president, who supervises 15 development professionals, each of whom is responsible for a particular region. The development cycle for contract and charter schools usually begins 10 to 20 months prior to a school's opening. The development vice president typically targets numerous school districts within his or her region as potential clients for a contract school, based upon a variety of criteria, including:

     - total enrollment and per-pupil expenditures of the district;

     - proximity to existing Edison schools;

     - perceived district and teacher's union support;

     - the school superintendent's perceived receptivity to innovation; and

     - number of new public or private schools opening in the district.

The development vice president's decision to focus on an area for a potential charter school is based on similar factors, as well as other criteria, including:

     - particulars of the applicable state charter legislation;

     - an established non-profit community agency interested in holding the charter;

     - a viable site acquisition strategy; and

     - the support of state and local officials for charter schools.

The development cycle for contract and charter schools usually involves numerous presentations to school district governing boards, teachers, teachers' union leaders, parents, community groups and the media, as well as visits to our existing contract or charter schools.

CONTRACTUAL ARRANGEMENTS FOR ESTABLISHING CONTRACT AND CHARTER SCHOOLS

     CONTRACT SCHOOLS. Our management agreements for operating contract schools are typically negotiated with the district school board. Management agreements normally last for three to five years, provide us with per-student funding generally comparable to that received by other schools in the district and give us substantial control over a school, under the board's ultimate supervision, in return for meeting specified academic results. We deliver and support our curriculum, manage the school's budget, provide periodic assessment reports to the school district, hire teachers and, in collaboration with the school district, choose the school's principal.

     CHARTER SCHOOLS. Our management agreements for operating charter schools are negotiated with the charter boards, which generally consist of community groups or established non-profit entities. Public school districts typically can also issue charters and may retain us to operate charter schools. The terms and conditions of these management agreements are similar to our management agreements for contract schools. We often also help the charter boards arrange for financing to obtain the facilities for the charter schools. In some cases, we have entered into long-term leases for the charter school facilities. We have also provided permanent credit support for many of our charter school buildings, typically in the form of loan guarantees or cash advances.

GOVERNMENT LAWS AND REGULATIONS

     FEDERAL AND STATE EDUCATION PROGRAMS. We receive funds derived from numerous federal and state programs to be used for specific educational purposes. If we fail to comply with the requirements of the various programs, we could be required to repay the funds and be determined ineligible for receipt of future federal funds. Most of our schools receive funds under Title I of the Elementary and Secondary Education Act of 1965. This program supports the education of children from low-income families. Some of our schools also receive funds from other programs under this act, including Title II, which provides funding for the professional development of teachers, Title III, which provides funding for technology programs, Title VII, which provides funding for bilingual education programs, and Title X, which provides start-up funding for charter schools. We have policies and procedures in place in order to comply with the regulations and requirements of these programs.

     Although we receive these federal and state funds indirectly, through local school boards and charter boards, our receipt of these funds subjects us to extensive governmental regulation and scrutiny. We could lose all or part of these funds if we fail to comply with the applicable statutes or regulations, if the federal or state authorities reduce the funding for the programs or if we are determined to be ineligible to receive funds under such programs. To the extent that the laws and regulations governing federal and state programs change or are interpreted in a manner that would prevent school districts and public charter schools from using federal funds to pay for the services we provide, the loss of all or part of these funds would hurt our business.

     INDIVIDUALS WITH DISABILITIES IN EDUCATION ACT. This act requires that students with qualified disabilities receive an appropriate education through special education and related services provided in a manner reasonably calculated to enable the child to receive educational benefit in the least restrictive environment. Our responsibility to provide the potentially extensive services required by this act varies depending on state law, type of school and the terms of our management agreements. We are generally responsible for ensuring the requirements of this act are met in our charter schools, unless state law assigns that responsibility to another entity. School districts are generally responsible for ensuring the requirements of this act are met in our contract schools. We could be required to provide additional teachers, aides or special services, at our cost, if we are found in violation of this act in one of our schools.

     FAMILY EDUCATIONAL RIGHTS AND PRIVACY ACT. We are subject to the federal Family Educational Rights and Privacy Act, which protects the privacy of a student's educational record, and generally prohibits a school from disclosing a student's records to a third party without the student's prior consent. The law also gives parents certain rights with respect to their minor children's education records. Our failure to comply with this law may result in termination of our eligibility to receive federal education funds.

     GUN-FREE SCHOOLS ACT. The Gun-Free Schools Act, which became effective in 1994, requires us to effect certain policies, assurances and reports regarding the discipline of students who bring weapons to our schools. If we violate any of these requirements, we may be deemed ineligible to receive certain Federal education funds.

     FEDERAL CIVIL RIGHTS LAWS. We must comply with federal civil rights laws or we could be determined ineligible to receive funds from federal programs or face criminal or civil penalties. These laws include the following:

     - TITLE VI OF THE CIVIL RIGHTS ACT OF 1964. Title VI prohibits recipients of federal financial assistance from discriminating on the basis of race, color or national origin.

     - TITLE IX OF THE EDUCATION AMENDMENTS OF 1972. Title IX prohibits discrimination on the basis of gender by recipients of federal financial assistance.

     - SECTION 504 OF THE REHABILITATION ACT OF 1973. Section 504 prohibits discrimination on the basis of disability by recipients of federal financial assistance.

     - AMERICANS WITH DISABILITIES ACT OF 1990. This act prohibits discrimination in employment against a qualified individual with a disability and requires that buildings, facilities and vehicles associated with public services be accessible to individuals with disabilities.

     - AGE DISCRIMINATION ACT OF 1975. This act prohibits recipients of federal financial assistance from discriminating on the basis of age.

     - AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967. This act prohibits discrimination on the basis of age in employment.

     - EQUAL PAY ACT OF 1963. This act prohibits discrimination on the basis of gender in the payment of wages.

     - TITLE VII OF THE CIVIL RIGHTS ACT OF 1964. Title VII prohibits discrimination on the basis of gender in employment.

     DRUG-FREE WORKPLACE ACT OF 1988. The Drug-Free Workplace Act requires a recipient of federal funds to certify that it provides a drug-free workplace. If we violate the certification and reporting requirements of this act, then we could be determined ineligible to receive federal funds.

     STATE REGULATIONS. We are also subject to state statutory and regulatory requirements in the states in which we operate. All states have standards for the operation of schools concerning, for example, the length of the school year, curriculum, hours of the school day, physical education and other areas. We could be in violation of our management agreements with charter boards or school districts if we fail to comply with these standards.

     For more information on the effect of government laws and regulations on our business, see "Risk Factors -- We rely on government funds for specific education programs, and our business could suffer if we fail to comply with rules concerning the receipt and use of the funds" and "-- We could be subject to extensive government regulation because we benefit from federal funds, and our failure to comply with government regulations could result in the reduction or loss of federal education funds."

SECURITY

     We believe our school design helps maintain order and security by encouraging closer relationships between teachers, students and families. In addition, we recently began to implement the following three-step program for ensuring security at our schools:

     - first, we have engaged a national school security consultant to oversee the design and effectiveness of security at our schools;

     - second, we have convened a security committee, consisting of school administrators, superintendents and security experts, to develop detailed security procedures and standards for all Edison schools; and

     - third, we are including a security training module as part of the leadership training for all principals.

HUMAN RESOURCES


     As of June 30, 2000, we had 202 full-time headquarters employees. In addition, 62 principals, approximately 2,000 teachers and approximately 1,600 members of administrative staff and management worked in our schools at the end of the 1999-2000 school year.


FACILITIES

     Of the 79 schools we operated in the 1999-2000 school year, the 55 contract schools generally operated in existing facilities provided by our school district clients, though we manage the maintenance and operation of these facilities. Of our 55 contract schools, 15 were operated under a charter held by a public school district which provides a facility.

     Significant real estate investments are often necessary when we establish a charter school for a charter board and existing facilities are not available. These investments are generally either made by the charter board or by us, and we work closely with the charter board to locate, develop and finance the charter school's facilities. A suitable location often needs to be found prior to completing a charter application for a particular jurisdiction. The building or renovation process generally lasts at least several months and can vary widely in expense from minimal upgrades to new construction, which can cost from $4.0 million to more than $8.0 million. Innovative financing methods are often needed to compensate for the limited amount of state and local funding available to develop charter school facilities and we have employed a variety of approaches, including owning or leasing the building, advancing funds for the building to the charter board with various repayment terms, or having the charter board directly own or lease the facility, sometimes assisted by a subordinated loan from us. We also consider providing guarantees to lending institutions to allow the charter board flexibility in obtaining financing. We intend to develop tax-exempt financing structures for charter boards and expand our relationships with real estate investment trusts to provide additional potential sources of financing for charter boards.

     Our executive offices are located in New York, New York in a leased facility consisting of approximately 60,000 square feet.


     We have entered into an agreement to purchase property in New York, New York for a purchase price of $10 million. We have entered into a non-binding letter of intent with the Museum of African Art to develop the property for a mixed use project consisting of our new corporate headquarters, a charter school and a facility to house the Museum of African Art. We have not yet received the necessary zoning approvals for this project. We have paid $3.0 million to the current owner of the property and could be required to pay up to an additional $500,000 if we need to extend the closing date in order to obtain the zoning approvals. If we are unable to obtain the necessary zoning approvals by April 11, 2001, or if prior to that time we decide to terminate the contract with the current owner, we will be forced to either forfeit any amounts paid to the current owner, which could be as much as $3.5 million, or to purchase the property without the zoning approval. We also do not currently have a contract with the Museum of African Art for this project or an agreement with any party to operate a charter school on that site.


COMPETITION

     We have few direct competitors. We believe the companies that are most similar to us in terms of corporate strategy focus primarily or exclusively on operating charter schools, rather than contracting with school districts. These companies include Advantage Schools, Beacon Education Management, Charter Schools USA, The Leona Group, National Heritage Academy and SABIS Educational Systems. In addition, there are at least two companies that operate private schools with plans for charter schools. The TesseracT Group is currently managing one charter school and has been awarded several more charters. Nobel Learning Communities was recently awarded its first charter to operate a school in Pennsylvania. In addition, other private school operators, post-secondary education providers or child care providers could possibly enter our market. For example, Bright Horizons Family Solutions, a provider of corporate sponsored child care, just opened its first private school and it or other child care providers could seek opportunities in the charter or contract schools market as well.

LEGAL PROCEEDINGS

     We are involved in various legal proceedings from time to time incidental to the conduct of our business. For example, we are currently involved in lawsuits filed in Dallas, Texas, Baltimore, Maryland and Peoria, Illinois questioning the authority of these school districts to enter into management contracts with us. We currently believe that any ultimate liability arising out of such proceedings will not have a material adverse effect on our financial condition or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     Our executive officers and directors, and their ages as of June 30, 2000, are as follows:



               NAME                 AGE                          POSITION
               ----                 ---                          --------
H. Christopher Whittle............  52    President, Chief Executive Officer and Director
Benno C. Schmidt, Jr..............  58    Chairman of the Board of Directors
Christopher D. Cerf...............  45    Chief Operating Officer
James L. Starr....................  37    Chief Financial Officer and Executive Vice President
John E. Chubb, Ph.D...............  46    Chief Education Officer and Executive Vice President
Laura K. Eshbaugh(1)..............  52    Executive Vice President and Director
Reverend Floyd H. Flake...........  55    President of Edison Charter Schools
David A. Graff....................  32    General Counsel and Senior Vice President
Kathleen M. Hamel.................  35    Executive Vice President, Whole District Partnerships
Tonya G. Hinch....................  37    Executive Vice President, School Operations Division
Deborah M. McGriff, Ph.D..........  50    President of Edison Teacher's Colleges
Manuel J. Rivera, Ed.D............  47    Chief Development Officer
Donald N. Sunderland..............  49    Chief Information Officer and Executive Vice President
Virginia G. Bonker(1).............  35    Director
John W. Childs(2).................  58    Director
Ramon C. Cortines.................  67    Director
Charles J. Delaney................  40    Director
Robert Finzi(2)...................  46    Director
John B. Fullerton(1)..............  39    Director
Janet A. Hickey(1)................  55    Director
Klas Hillstrom(1).................  33    Director
Jeffrey T. Leeds(2)...............  43    Director
William F. Weld...................  54    Director


---------------
(1) Member of the Audit Committee

(2) Member of the Compensation Committee

     Set forth below is certain information regarding the professional experience for each of the above-named persons.

     H. Christopher Whittle, Edison's founder, has served as President since March 1997 and as Chief Executive Officer since July 1998. He has served as a director since 1992 and also served as our Chairman of the Board of Directors from 1992 until March 1995. He is the President and sole stockholder of WSI Inc. WSI Inc. is a corporation wholly owned by Mr. Whittle whose current primary purpose is to hold Mr. Whittle's personal investments. From 1986 to 1994, Mr. Whittle was Chairman and Chief Executive Officer of Whittle Communications L.P., which developed magazines and other print publications as well as Channel One, an advertising-supported daily news and information television program for schools. Before that, Mr. Whittle was the founder of 13-30 Corporation, the predecessor of Whittle Communications L.P., and served as the publisher of Esquire magazine from 1979 to 1986.

     Benno C. Schmidt, Jr. has served as Chairman of the Board of Directors since March 1997. He also served as our Chief Executive Officer from 1992 to June 1998, our President from 1992 to February 1997 and our Chief Education Officer from July 1998 through April 1999. Mr. Schmidt served as President of Yale University from 1986 to 1992. He also served as Dean of the Columbia University School of Law from 1984 to 1986.

     Christopher D. Cerf has served as Chief Operating Officer since May 1999. He also served as our General Counsel from June 1997 to April 2000. Prior to joining us, he was a partner in the law firm of Wiley, Rein and Fielding from May 1996 to June 1997. Between 1994 and April 1996, he served in the White House as Associate Counsel to the President. Mr. Cerf is also a former high school history teacher.

     James L. Starr has served as Chief Financial Officer and Executive Vice President since April 1998. Prior to joining us, he served as Senior Vice President and Chief Financial Officer of Sierra Health Services, Inc., a health services company, from August 1994 to April 1998. From 1989 to August 1994, he served as Sierra's Director of Finance and Controller. Prior to that, Mr. Starr was a senior accountant at Deloitte and Touche. He is a certified public accountant.

     John E. Chubb has served as Chief Education Officer and Executive Vice President since May 1999. Prior to that, he served as Executive Vice President of Curriculum, Instruction and Assessment from 1992 to April 1999.

     Laura K. Eshbaugh has served in a variety of roles since joining us at our inception in 1992, most recently serving as Executive Vice President since July 1998. She has been a director since 1992. From 1989 to September 1994, Ms. Eshbaugh served as Vice Chairman of Whittle Communications L.P.

     Reverend Floyd H. Flake has served as President of Edison Charter Schools since May 2000. He has also served as the senior pastor of the Allen African Methodist Episcopal Church in Jamaica, Queens since 1975. Reverend Flake has served as a Senior Fellow at the Manhattan Institute for Social and Economic Policy since January 1998 and a columnist for the New York Post since January 1998. Reverend Flake has been a member of the Board of Directors of the Fannie Mae Foundation since January 1998 and an Adjunct Fellow on the Advisory Board of the Brookings Institution Center on Urban and Metropolitan Policy since February 1998. From January 1987 to December 1997, Reverend Flake served as a member of the United States House of Representatives, representing the 6th district of New York.

     David A. Graff has served as Senior Vice President and General Counsel since April 2000. From December 1998 to April 2000, he served as our Deputy General Counsel. Prior to that, he was an associate in the law firm of Shea & Gardner from September 1995 to December 1998.

     Kathleen M. Hamel has served as our Executive Vice President, Whole District Partnerships since May 2000. From June 1999 to May 2000, she served as Senior Vice President of Development, and prior to that as Vice President of Development. Ms. Hamel joined us as a publishing specialist in January 1996. Prior to joining us, Ms. Hamel was a senior marketing manager at Cathay Pacific Airways.

     Tonya G. Hinch has served as Executive Vice President, School Operations Division since April 2000. From June 1999 to April 2000, she served as our Senior Vice President, School Operations Division, and from November 1998 to June 1999, she served as our Vice President for Start-Up. Prior to joining us, she served as Co-President of Ultrafem, Inc., a womens' reproductive health care company, from October 1997 to October 1998, and as Ultrafem's Senior Vice President for Marketing and Sales from November 1995 to October 1997. Ultrafem declared bankruptcy in April 1998. From October 1993 to October 1995, she served as General Manager of Haircare for Neutrogena, Inc., a subsidiary of Johnson & Johnson Corporation.

     Deborah M. McGriff has served as President of Edison Teacher's Colleges since May 2000. Prior to that time, she served as our Executive Vice President of Development from February 1998 to May 2000. From November 1993 to February 1998, she served as our Senior Vice President of Charter School Development. Before joining us, she was General Superintendent of the Detroit public schools. Ms. McGriff earlier served as Assistant Superintendent in Cambridge, Massachusetts and Deputy Superintendent in Milwaukee, Wisconsin.

     Manuel J. Rivera has served as our Chief Development Officer since May 2000. Prior to that, he served as our Executive Vice President of Development from February 1998 to May 2000, and as our Executive Vice President and Director of Schools from July 1994 to February 1998. From 1991 to 1994, he was Superintendent of Rochester Public Schools.

     Donald N. Sunderland has served as Chief Information Officer and Executive Vice President since January 1999. He previously served as Managing Director and Head of Global Technology for Fixed Income and FX Derivatives at the Union Bank of Switzerland from October 1995 to September 1998. Prior to that time, from July 1994 to August 1995, he served as Head of Global Technology for Sumitomo Bank Capital Markets.

     Virginia G. Bonker has served as a director since November 1996. She has been a partner with Blue Rock Capital L.P., a private investment firm, since August 1995. From 1988 until August 1995, Ms. Bonker was a Vice President with the Sprout Group, a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette Inc.

     John W. Childs has served as a director since November 1996. He has served as President of J.W. Childs Associates L.P., a private investment firm, since June 1995. Mr. Childs was previously a Senior Managing Director at Thomas H. Lee Co., a private investment firm, from 1987 to June 1995.


     Ramon C. Cortines became a director effective July 5, 2000. Mr. Cortines earlier served on our Board of Directors from October 7, 1999 to November 21, 1999, when he resigned to become to the Acting Superintendant of the Los Angeles Unified School District, a position he held from November 1999 to June 2000. He has served as Director of the Pew Network for Standard Space Reform at Stanford University since July 1996 and a senior advisor to the Secretary of Education of the U.S. Department of Education since November 1995. From February 1999 to June 1999, Mr. Cortines was a lecturer on education with Harvard University. From January 1998 to October 1998, he served as the Interim Director of the Annenberg Institute at Brown University. Mr. Cortines served as the Acting Assistant Secretary for Educational Research and School Improvement at the U.S. Department of Education from March 1997 to August 1997. From November 1993 to October 1995, he served as the Chancellor of the New York City Public Schools. Mr. Cortines serves on the Board of Directors of Scholastic Corporation.



     Charles J. Delaney has served as a director since July 1999. Mr. Delaney is the President of UBS Capital Americas, which is the manager for two funds established by UBS AG to make private equity investments in the U.S. and Latin America. Mr. Delaney served as President of UBS Capital LLC from 1993 to December 1999. UBS Capital Americas and UBS Capital LLC are affiliated with UBS AG. Mr. Delaney serves on the Board of Directors of Aurora Foods, Inc.


     Robert Finzi has served as a director since March 1995. He has been a general partner of the Sprout Group since May 1991. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly-owned subsidiary of Donaldson, Lufkin & Jenrette Inc. Mr. Finzi serves on the Boards of Directors of Interdent, Inc. and Phase Metrics Inc. The Sprout Group, DLJ Capital Corporation and Donaldson, Lufkin & Jenrette Inc. are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of this offering.

     John B. Fullerton has served as a director since January 1998. He has been a managing director at J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation since 1991. J.P. Morgan Capital Corporation and J.P. Morgan Investment Corporation are affiliated with J.P. Morgan Securities Inc., an underwriter of this offering.

     Janet A. Hickey has served as a director since March 1995. She has been a general partner of the Sprout Group and a Senior Vice President of DLJ Capital Corporation since 1986. Ms. Hickey serves on the Board of Directors of Corporate Express, Inc. The Sprout Group and DLJ Capital Corporation are affiliated with Donaldson, Lufkin & Jenrette Securities Corporation, an underwriter of this offering.


     Klas Hillstrom has served as a director since January 1998. Mr. Hillstrom has served as a Managing Director with Investor Growth Capital Inc. since February 1999. From February 1995 to January 1999, Mr. Hillstrom served as Senior Investment Manager of Investor UK Ltd., and as President of Investor U.K. Ltd. from January 1998 to February 1999. Prior to February 1995, Mr. Hillstrom served as an Investment Manager with Investor AB.

     Jeffrey T. Leeds has served as a director since November 1996. He has been a principal of Leeds Associates L.L.C., a private investment firm, since April 1999. He has also been a principal of Advance Capital Management L.L.C., a private investment firm, since November 1995, and has served as President of Leeds Group Inc., an investment banking firm, since January 1993. Mr. Leeds serves on the Board of Directors of Elsinore Corporation and TransAct Technologies Inc.

     William F. Weld has served as a director since October 1999. He has been a partner with the law firm of McDermott, Will & Emory since November 1997. From January 1991 to July 1997, Mr. Weld served as the Governor of the Commonwealth of Massachusetts. Mr. Weld serves on the Boards of Directors of Affiliated Managers Group, Inc. and NovaCare Employee Services, Inc.

     See "Related Party Transactions" and "Principal Stockholders" for certain information concerning Edison's directors and executive officers.

     One of our investors has the right to attend meetings of our Board of Directors. This right can be terminated by our board at any time.


ELECTION OF DIRECTORS



     Our Board of Directors currently consists of 13 directors. Beginning with the annual meeting of stockholders in the fall of 2000, the number of directors on our Board of Directors will be fixed at 11. At that meeting, the holders of class A common stock will be entitled, as a separate class, to elect seven of the 11 directors and the holders of class B common stock will be entitled, as a separate class, to elect the remaining four directors. Holders of both class A common stock and class B common stock have cumulative voting rights in the election of directors. For more information concerning cumulative voting rights, see "Description of Capital Stock -- Common Stock."


     Each executive officer serves at the discretion of the Board of Directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the directors or executive officers of Edison. Edison's charter and bylaws do not require that the Board of Directors include independent directors. However, The Nasdaq Stock Market requires us to include two independent directors on the Board of Directors.

     All of our current directors were elected to the board under contractual rights held by the various classes of our common stock which existed prior to our initial public offering in November 1999. These rights terminated at the time of our initial public offering.

COMPENSATION OF DIRECTORS

     We reimburse directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors. We may, in our discretion, grant stock options and other equity awards to our non-employee directors from time to time pursuant to our 1999 Stock Incentive Plan. Other equity awards could include stock appreciation rights, which represent the right to receive any excess in value of the shares of class A common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of class A common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; and unrestricted stock awards, which represent grants of shares of class A common stock to participants free of any restrictions under this plan. For more information on this plan, see "-- Benefit Plans -- 1999 Stock Incentive Plan." We have not yet determined the amount and timing of such grants or awards. No director who is an employee of Edison receives separate compensation for services rendered as a director.

BOARD COMMITTEES

     The Board of Directors has established a Compensation Committee and an Audit Committee. The Board of Directors selects the members of these committees. The Compensation Committee, which consists of Mr. Childs, Mr. Finzi and Mr. Leeds, reviews executive salaries, administers our bonus, incentive compensation and stock plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding our pension and other benefit plans and compensation policies and practices.

     The Audit Committee, which consists of Ms. Bonker, Ms. Eshbaugh, Mr. Fullerton, Ms. Hickey and Mr. Hillstrom, reviews the professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. As required by the Nasdaq National Market, by June 2001 the Audit Committee will consist of three or more independent directors. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

EXECUTIVE COMPENSATION


     The table below sets forth, for the years ended June 30, 1999 and 2000, the total compensation earned by our President and Chief Executive Officer and each of the four other most highly compensated executive officers who received annual compensation in excess of $100,000 for the year ended June 30, 2000. In accordance with the rules of the Securities and Exchange Commission the compensation set forth in the table below does not include medical, group life or other benefits which are available to all of our salaried employees, and perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table. In the table below, columns required by the regulations of the Securities and Exchange Commission have been omitted where no information was required to be disclosed under those columns.


                           SUMMARY COMPENSATION TABLE


                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                                                      AWARDS
                                                                   ------------
                                            ANNUAL COMPENSATION     SECURITIES
                                            -------------------     UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS      OPTIONS(1)      COMPENSATION
---------------------------         ----    --------    -------    ------------    ---------------
H. Christopher Whittle............  1999    $296,636    $    --      500,000           $ 2,762(2)
  President and Chief Executive     2000     309,545         --      100,000             5,953(3)
  Officer
Benno C. Schmidt, Jr.(4)..........  1999     296,636         --           --            14,760(5)
  Chairman of the Board of
  Directors                         2000     309,545         --      291,500            14,760(5)
Christopher D. Cerf...............  1999     225,631     50,000      338,000               500(5)
  Chief Operating Officer           2000     265,804     50,000(6)        --             1,085(5)
James L. Starr....................  1999     225,000     40,000       37,500            13,000(7)
  Chief Financial Officer and       2000     244,350     40,000(6)        --            13,000(7)
  Executive Vice President
John E. Chubb.....................  1999     225,000     40,000           --               500(5)
  Chief Education Officer and       2000     236,532     40,000(6)   120,000               500(5)
  Executive Vice President


---------------

(1) Represents the number of shares covered by options to purchase shares of common stock granted during the respective years.



(2) Represents fees paid to WSI Inc. pursuant to its management agreement with Edison. Mr. Whittle is the President and sole stockholder of WSI Inc. For more information on the management agreement, see "Related Party Transactions -- Management Agreement with WSI Inc."



(3) Represents aggregate fees of $3,377 paid to WSI Inc. pursuant to its management agreement with Edison and 401(k) matching contributions and life insurance premiums paid on behalf of the executive.



(4) Mr. Schmidt's compensation does not include accrued interest relating to loans to Mr. Schmidt from Edison. For more information on these loans, see "Related Party Transactions -- Loans to

    Executives." This interest is not due until the earlier of February 15, 2002 or the termination of Mr. Schmidt's employment with us.


(5) Represents 401(k) matching contributions and/or life insurance premiums paid on behalf of the executive.



(6) Estimate.



(7) Represents a payment of $12,500 made pursuant to a relocation arrangement and 401(k) matching contributions.


OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth each grant of stock options during the year ended June 30, 2000 to the named executive officers. All of these options were granted at or above fair market value as determined by the Board of Directors on the date of grant.



                                                                                         POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                           ---------------------------------------------------------       ANNUAL RATES OF
                           NUMBER OF    PERCENT OF TOTAL                                     STOCK PRICE
                           SECURITIES       OPTIONS                                          APPRECIATION
                           UNDERLYING       GRANTED          EXERCISE                     FOR OPTION TERM(3)
                            OPTIONS       TO EMPLOYEES        PRICE       EXPIRATION   ------------------------
                           GRANTED(1)    IN FISCAL YEAR    PER SHARE(2)      DATE          5%           10%
                           ----------   ----------------   ------------   ----------   ----------   -----------
H. Christopher Whittle...   100,000            4.9%           $20.75        6/2010     $3,379,956   $ 5,382,016
Benno C. Schmidt.........   291,500           14.2             20.75        6/2010      9,852,573    15,688,575
Christopher D. Cerf......        --             --                --            --             --            --
James L. Starr...........        --             --                --            --             --            --
John E. Chubb............   120,000            5.9             20.75        6/2010      4,055,948     6,458,419


---------------

(1) All of the securities indicated as underlying options granted were shares of class A common stock.


(2) These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our Board of Directors.


(3) The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our class A common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and the option term, which factors are not reflected in this table. The potential realizable value is calculated by multiplying the fair market value per share of the class A common stock on the date of grant as determined by the Board of Directors, which is equal to the exercise price per share, by the stated annual appreciation rate compounded annually for the option term, subtracting the exercise price per share from the product, and multiplying the remainder by the number of shares underlying the option granted.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES



     The table below sets forth information concerning options exercised by each of the named executive officers during the year ended June 30, 2000 and the number and value of unexercised options held by each of the named executive officers on June 30, 2000:



               OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES



                                                               NUMBER OF
                                                         SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                           SHARES                        AT FISCAL YEAR-END(2)          AT FISCAL YEAR-END
                          ACQUIRED         VALUE      ---------------------------   ---------------------------
NAME                     ON EXERCISE    REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------    -----------   -----------   -------------   -----------   -------------
H. Christopher
  Whittle(3)...........    725,000(4)   $10,920,313    1,786,167      3,138,833     $ 5,522,636    $  705,489
Benno C. Schmidt,
  Jr. .................         --               --      743,556        291,500      15,319,815       710,531
Christopher D. Cerf....         --               --      174,370        326,130       3,409,703     3,108,164
James L. Starr.........         --               --      105,616         69,384       1,477,752       930,295
John E. Chubb..........         --               --      180,410        120,000       3,732,232       292,500


---------------

(1) Represents the difference between the exercise price and the last sales price of the class A common stock on the date of exercise.



(2) Of the shares indicated as being exercisable under these options, 90% were class A common stock and 10% were class B common stock.



(3) Includes options held by WSI Inc., a corporation of which Mr. Whittle is the President and sole stockholder.



(4) Represents 652,500 shares of class A common stock and 72,500 shares of class B common stock.



     The value of unexercised in-the-money options at fiscal year-end has been calculated on the basis of $23.19, which was the last sales price per share of the class A common stock on June 30, 2000, as reported on the Nasdaq National Market, less the per-share exercise price.


EMPLOYMENT AGREEMENTS


     Edison and H. Christopher Whittle entered into an agreement in March 1997, which was later amended in December 1997 and July 1999, in which we agreed to employ Mr. Whittle until June 30, 2004, with an annual base salary of $320,366 and subject to annual increases of 8% or more for successful achievement of our fiscal year business plan. Mr. Whittle's salary for fiscal 2000 was $309,545. Under this agreement, beginning in fiscal year 1998, Mr. Whittle became eligible to receive an annual bonus of up to 50% of his current base salary. We also agreed to maintain long-term disability insurance and term life insurance in the amount of $800,000 for Mr. Whittle's benefit. If we terminate Mr. Whittle's employment without cause or if Mr. Whittle terminates his employment for "good reason," Mr. Whittle will receive as severance pay his then current base salary and his maximum permitted bonus for the then current year for two years following the effective date of his termination. If we terminate Mr. Whittle for cause, he is entitled to receive his base salary only through the effective date of termination. If Mr. Whittle terminates the relationship without good reason, he is entitled to receive his then current base salary for twelve months following the effective date of his termination less any amount he earns as a result of new employment. In addition, if Mr. Whittle terminates his employment without good reason prior to July 1, 2002, our loans to him to exercise stock options will become due. Under this agreement, "good reason" is defined as Mr. Whittle's assignment to materially less significant duties, our failure to reappoint Mr. Whittle to his then current position or our failure to perform our material obligations under this agreement. Mr. Whittle has agreed not to compete against us during the term of his employment and for one year thereafter and not to solicit the employment or other services of any of our executive employees for one year after his termination. For more information on our loans to Mr. Whittle in connection with his exercise of stock options, see "Related Party Transactions -- Loans to Executives."

     Edison and Benno C. Schmidt, Jr. entered into an agreement in June 2000 in which we agreed to employ Mr. Schmidt until June 2003, with an annual base salary of $298,080 and subject to annual increases or decreases at the same time and in the same amount as Edison's Chief Executive Officer. This agreement replaced Mr. Schmidt's prior employment agreement, which we entered into with him in March 1997 and which expired in March 2000. Mr. Schmidt's salary for fiscal 2000 was $309,545. In fiscal 1997, Mr. Schmidt was eligible to receive an annual bonus of up to one-third of his base salary and, beginning in fiscal 1998, Mr. Schmidt became eligible to receive an annual bonus of up to 50% of his current base salary. We also agreed to maintain term life insurance in the amount of $5.0 million for Mr. Schmidt's benefit. If we terminate Mr. Schmidt's employment without cause or if Mr. Schmidt terminates his employment for "good reason," Mr. Schmidt will receive as severance pay his then current base salary and the bonus he earned from the prior fiscal year for one year following the effective date of termination. The provisions in Mr. Schmidt's employment contract concerning termination of Mr. Schmidt's employment by Edison for cause are the same as Mr. Whittle's described above, except we have also agreed to pay Mr. Schmidt a lump sum of $3.2 million if he is terminated for any reason except death, though this amount may be used to offset any outstanding balance on two loans we have made to Mr. Schmidt. We also agreed to purchase from Mr. Schmidt the minimum amount of Edison stock necessary to provide Mr. Schmidt with enough money to pay the taxes associated with the lump sum payment. We will be unable to claim a deduction for a portion of this lump sum if we pay the lump sum to Mr. Schmidt in connection with the termination of his employment due to a change in control of Edison. For more information on our loans to Mr. Schmidt, see "Related Party Transactions -- Loans to Executives." Mr. Schmidt has agreed not to compete against us during the term of his employment and for one year thereafter.



     Edison and Christopher D. Cerf entered into an agreement in June 1997, which was amended in July 1999, in which we agreed to employ Mr. Cerf until June 2002, with an annual base salary of $240,000. Mr. Cerf's salary for fiscal 2000 was $247,804. The agreement is annually renewable for successive one-year terms. Mr. Cerf is entitled to a bonus of up to 50% of his base salary based on our achievement of specified academic and financial performance goals. Mr. Cerf will receive a relocation assistance payment of up to $50,000 if he is required to relocate to New York City. Edison also agreed to maintain long-term disability insurance and term life insurance in the amount of $800,000 for Mr. Cerf's benefit. If Mr. Cerf is terminated without cause, he is entitled to receive his base salary for twelve months following the effective date of his termination less any amount he earns during the last six months of this period as a result of new employment. If Mr. Cerf is terminated for cause, he is entitled to receive his base salary only through the effective date of termination. Mr. Cerf has agreed not to compete against us during his term of employment and for one year thereafter.



     Edison and James L. Starr entered into an agreement in April 1998, in which we agreed to employ Mr. Starr until April 2001 at an annual base salary of $225,000. Mr. Starr's salary for fiscal 2000 was $244,350. The agreement automatically renews for successive one-year terms. Mr. Starr is eligible to receive a bonus of up to 33% of his base salary each fiscal year based upon the reasonable achievement of annual objectives, as well as an additional $12,500 bonus on each of the first four anniversaries of his employment. Mr. Starr received relocation expense reimbursement upon his relocation to the New York City area. We also agreed to maintain long-term disability insurance and term life insurance in the amount of $300,000 for Mr. Starr's benefit. If Mr. Starr is terminated without cause, he is entitled to receive his base salary for six months following the effective date of his termination. If Mr. Starr is terminated for cause, he is entitled to receive his base salary only through the effective date of his termination. Mr. Starr has agreed not to compete against us during the term of his employment and for one year thereafter.



     Edison and John E. Chubb entered into an agreement in March 1995, in which we agreed to employ Mr. Chubb with an annual base salary of $200,000. Mr. Chubb's salary for fiscal 2000 was $233,532. This agreement also provided for a one-time cash transition payment of $110,000 to Mr. Chubb. If Mr. Chubb is terminated without cause, he is entitled to receive as severance pay his base salary for six months following the effective date of his termination less any amount he earns as a result of new employment. If Mr. Chubb is terminated for cause, he is entitled to receive his base salary only through the effective date of termination. Mr. Chubb has agreed not to compete against us during his term of employment and for one year thereafter.

BENEFIT PLANS

  1999 STOCK INCENTIVE PLAN


     Our 1999 Stock Incentive Plan was adopted in October 1999. Under this plan, a variety of stock-based awards may be granted to our officers, employees, directors, consultants and advisors, as well as those of our subsidiaries. Principals and teachers are also eligible to participate in this plan. The Board of Directors has authorized the Compensation Committee to administer this plan. While we currently anticipate that most grants under this plan will consist of incentive stock options or nonstatutory stock options, we could also grant other stock-based awards, including stock appreciation rights, which represent the right to receive any excess in value of the shares of class A common stock over the exercise price; restricted stock awards, which entitle recipients to acquire shares of class A common stock, subject to our right to repurchase all or part of such shares at their purchase price in the event that the conditions specified in the award are not satisfied; or unrestricted stock awards, which represent grants of shares of class A common stock to participants free of any restrictions under this plan. Options or other awards that are granted under this plan but expire unexercised are available for future grants. We can issue up to 2,500,000 shares of class A common stock under this plan. We are not authorized to issue class B common stock under this plan. As of June 30, 2000, options to purchase 1,353,180 shares of class A common stock were outstanding under this plan. No options or other awards have been granted under this plan.


     Upon the occurrence of specified changes in control, options granted pursuant to our stock option plans will be assumed, or equivalent options will be substituted, by the acquiring corporation. If the acquiring corporation does not agree to assume, or substitute for, such options, then all unexercised options will become exercisable in full. In addition, if our stockholders receive cash consideration for their stock in the change of control, we may provide that all such options instead receive a cash payment based on the difference between the cash consideration paid for shares of our stock and the exercise prices of the options.

  PRE-IPO STOCK PLANS


     We had three stock incentive plans under which we granted stock options prior to our initial public offering in November 1999. At the time of our initial public offering, our Board of Directors provided that no additional stock options would be granted under these plans. As of June 30, 2000, options to purchase an aggregate of 1,196,902 shares of class A common stock and 141,322 shares of class B common stock remained outstanding under these plans.


  401(k) PLAN


     We have an employee savings and retirement plan qualified under Section 401 of the Internal Revenue Code and covering all of our employees. Pursuant to the 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) plan. We may make matching or additional contributions to the 401(k) plan in our discretion. Participants become fully vested in our matching contribution after one year. We contributed to the 401(k) plan approximately $9,000 in fiscal 1996, $19,000 in fiscal 1997, $29,000 in fiscal 1998, $62,876 in fiscal 1999 and $107,303 in fiscal 2000.

                           RELATED PARTY TRANSACTIONS

LOANS TO EXECUTIVES


     Mr. Schmidt borrowed $1.6 million from us on June 5, 1992 and $200,000 from us on January 23, 1996, as evidenced by promissory notes. The promissory notes were amended in October 1999 to provide that they bear interest at a rate equal to the prime rate in effect from time to time, and that all principal and accrued interest is due on the earlier of February 15, 2002 or the termination of Mr. Schmidt's employment with us. Prior to this amendment, the notes bore interest at an annual compound rate of 5.83% and all principal and accrued interest payable under the notes was due on the earlier of February 15, 2002 or the termination of Mr. Schmidt's employment with us. The loans are recourse and are secured by a life insurance policy on Mr. Schmidt. The amount due from Mr. Schmidt under this loan may be offset by us against the amount owed by us to Mr. Schmidt under his severance agreement. The loans do not require periodic interest or principal payments, and Mr. Schmidt has not made any payments of interest or principal to date. The balance of principal and interest outstanding under these loans was $1.8 million and $819,000, respectively, as of June 30, 2000. Mr. Schmidt is our Chairman of the Board of Directors.



     Mr. Whittle borrowed $6.6 million from us on November 15, 1999 and $1.2 million from us on April 13, 2000. The loans represented the total amount required for Mr. Whittle to purchase the shares upon exercise of his March 1997 option to purchase 270,000 shares of class A common stock and 30,000 shares of class B common stock at $3.00 per share and his December 1997 option to purchase 382,500 shares of class A common stock and 42,500 shares of class B common stock at $3.00 per share and to pay any related income tax obligations. We have also agreed to loan Mr. Whittle any additional amount necessary to pay any additional taxes or tax penalties incurred by him in connection with his purchase of the shares. The loans are collateralized by the shares and bear interest at the greater of the prime rate or our actual borrowing rate, if any, from time to time, with payment of the principal amount and accrued interest on the November 1999 loan due in full in November 2004 and payment of the principal amount and accrued interest on the April 2000 loan due in full in April 2005. The balance of principal and interest outstanding under these loans was $7.9 million and $451,000, respectively, as of June 30, 2000. Mr. Whittle is our President and Chief Executive Officer and one of our directors. See "--Option Amendments" below for a discussion of amendments to these options.


     Mr. Rivera borrowed $100,000 from us on June 9, 2000, as evidenced by a promissory note. The note is unsecured and bears interest at an annual rate of 11.5%. The note is due on July 1, 2003.


PAYMENT TO EXECUTIVE



     On May 1, 2000 we agreed to make payments totaling $200,000 to Global Lyceum, Inc., a corporation controlled by Mr. Flake, as compensation for expenses incurred by Global Lyceum, Inc., as an inducement to Global Lyceum, Inc. not to compete with us for five years, and to release Mr. Flake and two associates from obligations owed to Global Lyceum, Inc. A payment of $100,000 was made in May 2000 and the remaining $100,000 is due in August 2000.


MANAGEMENT AGREEMENT WITH WSI INC.


     On March 15, 1995, we entered into a five-year management agreement with WSI Inc. to provide us with professional services, including those of Mr. Whittle, and cover all related expenses for a fixed annual fee of $275,000, paid monthly. WSI beneficially owns 3,365,359 shares of our class A common stock and 517,735 shares of our class B common stock. In November 1996, a lump sum payment of $500,000 was made to WSI in lieu of all further fixed fee payments. The agreement was amended March 1, 1997 to provide only for the payment of fees and expenses specifically approved by our Board of Directors. Under this agreement, we paid WSI $141,400 in fiscal 1996, $867,619 in fiscal 1997, $65,123 in fiscal 1998, $2,762 in fiscal 1999 and $3,377 in fiscal 2000. These payments represent reimbursements of Mr. Whittle's and WSI's expenses incurred in connection with marketing efforts on behalf of Edison, including staff, office, travel and secretarial expenses, during the period from March 1995 to March 1997 when he was not an employee of Edison. We no longer pay WSI for Mr. Whittle's services. Pursuant to this agreement, WSI was also granted options to purchase 382,500 shares of class A common stock and 42,500 shares of class B common stock at an exercise price of $20.00 per share and 450,000 shares of class A common stock and 50,000 shares of class B common stock at an exercise price of $40.00 per share. Mr. Whittle, our President and Chief Executive Officer and one of our directors, is also the President and sole stockholder of WSI. See "-- Option Amendments" below for a discussion of subsequent amendments to these options.

OPTION AMENDMENTS

     In June 1999, we amended substantially all of our then-existing employee stock options to, among other things, (1) extend the exercise period through the tenth anniversary of the date of grant, (2) eliminate provisions prohibiting transfers of the shares purchased upon exercise and (3) eliminate provisions requiring exercise only in full and only on the first day of our fiscal year. Among the options amended were the following options held by our executives:

                               OPTION      OPTION PRICE     CLASS A COMMON       CLASS B COMMON
           NAME              GRANT DATE     PER SHARE      STOCK PURCHASABLE    STOCK PURCHASABLE
           ----              ----------    ------------    -----------------    -----------------
H. Christopher Whittle.....     3-1-97        $3.00              270,000             30,000
                              12-15-97         3.00              382,500             42,500
Benno C. Schmidt, Jr. .....    3-15-95         2.50              556,700             61,856
                              12-15-97         3.00              112,500             12,500
Christopher D. Cerf........    6-15-97         3.00              146,250             16,250
James L. Starr.............    4-20-98         8.00              123,750             13,750
John E. Chubb..............    3-15-95         2.50              162,369             18,041
Laura K. Eshbaugh..........    5-15-98         2.50               31,500              3,500
                               5-15-98         8.00               90,000             10,000
Michael Finnerty (then an
  Executive Vice
  President)...............    3-15-95         2.50              185,567             20,619
Deborah M. McGriff.........    3-15-95         2.50               37,139              4,127
                                5-5-98         8.00               53,100              5,900
Manuel J. Rivera...........    3-15-95         2.50               69,588              7,732
                              12-15-97         3.00               65,412              7,268

     With respect to the options of Mr. Whittle and Mr. Cerf shown above, we also amended the options to provide that they were immediately fully vested. Prior to this action, (1) Mr. Whittle's March 1997 option was vested as to 77% of the shares, (2) Mr. Whittle's December 1997 option vested upon its tenth anniversary, subject to acceleration upon an initial public offering at a price of at least $16.00 per share, and (3) Mr. Cerf's option was vested as to 71% of the shares.

     In July 1999, we amended other options held by Mr. Whittle and WSI to, depending upon the option, (1) extend the exercise period through the tenth anniversary of the date of grant and (2) modify the vesting provisions. The following table summarizes these amendments:

               CLASS A       CLASS B
               COMMON        COMMON                                             VESTING
  OPTION        STOCK         STOCK       EXERCISE    ------------------------------------------------------------
GRANT DATE   PURCHASABLE   PURCHASABLE     PRICE                 PRIOR                          AMENDED
----------   -----------   -----------    --------    ----------------------------    ----------------------------
  3-95          382,500       42,500       $20.00     100%                            100%
  3-95          450,000       50,000        40.00     90%                             90%
 12-97          675,000       75,000        16.00     10 years, subject to            10 years, subject to
                                                      acceleration if shares trade    acceleration upon IPO or
                                                      at $32                          change in control
 12-97        1,125,000      125,000        32.00     10 years, subject to            10 years, subject to
                                                      acceleration if shares trade    acceleration if shares trade
                                                      at $64                          at $50 or higher for 90 days
                                                                                      or upon change in control

In addition, the options which were not fully vested were amended to provide that vesting accelerates fully, if our common stock is then trading at specified levels, upon termination of Mr. Whittle's employment by Edison without cause or by him with good reason, upon his death or disability or upon a change in control of Edison.

     After the June and July 1999 amendments, all of our then outstanding employee stock options had been amended.

INVESTMENT IN APEX ONLINE LEARNING INC.


     In July 1999, we acquired a 16.5% ownership interest in APEX Online Learning Inc. for $5.0 million. We were obligated to invest up to an additional $5.0 million in APEX in the future, if a third party were to invest in APEX. In December 1999, we invested all of the additional $5.0 million, increasing our ownership interest at that time to 19.7%. H. Christopher Whittle, our President and Chief Executive Officer and a director, served on APEX's Board of Directors from July 1999 to June 2000. Vulcan Ventures Incorporated, one of our stockholders, is a significant stockholder of APEX. One of our former directors serves as Vice President of Vulcan as well as Chairman of the Board of Directors of APEX. Vulcan owns 2,195,123 shares of our class A common stock and 243,904 shares of our class B common stock. Through its ownership of one share of series I common stock, Vulcan had the right to elect one representative to our Board of Directors. This right terminated upon completion of our initial public offering in November 1999. Vulcan's representative subsequently resigned from our Board of Directors. For more information on our investment in APEX Online Learning Inc., see "Business -- Relationship with APEX Online Learning Inc."


STOCK PURCHASES BY AFFILIATES AND RELATED MATTERS

     JULY 1996 FINANCING. In July 1996, DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P., through a holding company, made a $7.0 million capital contribution to Edison. Mr. Finzi and Ms. Hickey, our directors, are also general partners of the Sprout Group. The Sprout Group is a division of DLJ Capital Corporation, which is a wholly owned subsidiary of Donaldson, Lufkin & Jenrette Inc. Sprout Capital VI, L.P., Sprout Capital VII, L.P., and Sprout CEO Fund, L.P. are affiliated with the Sprout Group. Also in July 1996, WEG L.P. made a $2,725,000 capital contribution to Edison and WEG II L.P. made a $3,833,000 capital contribution to Edison. Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WPA Investment L.P. WSI Inc. also controlled and was the general partner of each of WEG L.P., WEG II L.P., WEG III L.P., WEG IV L.P., WEG V L.P., WEG VI L.P. and WEG VII L.P.; these partnerships distributed their shares of our class A common stock and class B common stock to their respective limited partners in December 1999 and terminated in May 2000.

     CONVERSION FROM PARTNERSHIP TO CORPORATE FORM. In November 1996, we converted our business from a partnership to a corporation. In connection with this transaction, we issued shares of series A common stock and series A convertible preferred stock in exchange for partnership interests. Upon completion of our initial public offering in November 1999, each share of series A common stock and series A convertible preferred stock converted into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     Shares issued to affiliates upon conversion of partnership interests in November 1996:

                                                                                NUMBER OF
                                                         NUMBER OF              SHARES OF
                                                     SHARES OF SERIES A    SERIES A CONVERTIBLE
NAME OF INVESTOR                                        COMMON STOCK         PREFERRED STOCK
----------------                                     ------------------    --------------------
WSI Inc. ..........................................        814,177              2,770,822
WPA Investment L.P.................................        738,096              2,511,903
WEG L.P. ..........................................      1,110,605              3,779,629
WEG II L.P. .......................................        666,459              2,268,103
Sprout Capital VI, L.P. ...........................        697,589              2,374,046
Sprout Capital VII, L.P. ..........................      1,327,524              4,517,851
DLJ Capital Corporation............................        110,671                376,639
Sprout CEO Fund, L.P. .............................         15,121                 51,461
Blue Rock Capital, L.P. ...........................         84,113                286,256
Benno C. Schmidt, Sr. .............................        205,944                700,873
John R. Schmidt....................................         10,839                 36,888
John W. Childs.....................................        216,783                737,761

     The shares listed above represented approximately 95% of the ownership of the partnership at the time of conversion.

     In this conversion from partnership to corporate form, WSI Inc. and WPA Investment L.P., which is an affiliate of WSI Inc., and WEG L.P. and WEG II L.P., which were affiliates of WSI Inc., acquired an aggregate of 3,329,337 shares of series A common stock and 11,330,457 shares of series A convertible preferred stock, which represent 53.6% of the shares of series A common stock and 53.6% of the shares of series A convertible preferred stock issued in this transaction. In addition, Sprout Capital VI L.P., Sprout Capital VII, L.P., DLJ Capital Corporation and Sprout CEO Fund, L.P., each of which is affiliated with Donaldson, Lufkin & Jenrette Inc., acquired an aggregate of 2,150,905 shares of series A common stock and 7,319,997 shares of series A convertible preferred stock, which represent 34.6% of the shares of series A common stock and 34.6% of the shares of series A convertible preferred stock issued in this transaction.

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controls and is the general partner of WPA Investment L.P. WSI, Inc. also controlled and was the general partner of each of WEG L.P. and WEG II L.P. prior to their termination in May 2000. Ms. Bonker, one of our directors, is a partner with Blue Rock Capital, L.P. Benno C. Schmidt, Sr. is the father of Benno C. Schmidt, Jr., who is our Chairman of the Board of Directors, and John R. Schmidt is Benno C. Schmidt, Jr.'s brother. Mr. Childs is one of our directors.

     NOVEMBER 1996 FINANCING. In November 1996, we entered into a financing agreement with certain of our existing stockholders as well as several new investors, which provided for the following:

     - the sale of an aggregate of 9,144,442 shares of series A convertible preferred stock on November 18, 1996 for a purchase price of $1.50 per share for an aggregate sale price of $13,716,663;

     - the sale of an aggregate of 5,201,135 shares of series C convertible exchangeable preferred stock on May 1, 1997 for a purchase price of $2.90 per share for an aggregate sale price of $15,083,291;

     - the sale of an aggregate of 1,010,101 shares of series B convertible exchangeable preferred stock for $1.65 per share on February 28, 1997 for an aggregate sale price of $1,666,666; and

     - the sale of one share of series B common stock to WSI Inc., one share of series C common stock to the Sprout Group, one share of series D common stock to J.W. Childs Investments L.L.C., one share of series E common stock to Blue Rock Capital, L.P. and one share of series F common stock to Richmont Leeds Education Company LLC, each for $1.50 per share. The shares of series C convertible exchangeable preferred stock issued in the second installment were subject to price adjustment based on certain performance criteria, and as a result, additional shares of series C convertible exchangeable preferred stock were issued on December 18, 1997 for no additional consideration.

     Upon completion of our initial public offering in November 1999, each share of series B convertible exchangeable preferred stock, series C convertible exchangeable preferred stock, series B common stock, series C common stock, series D common stock, series E common stock and series F common stock converted automatically into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     The holders of the shares of series B common stock, series C common stock, series D common stock, series E common stock and series F common stock had rights to elect members of our Board of Directors. These rights, which terminated upon completion of our initial public offering in November 1999, were as follows:

     - WSI, through its ownership of the share of series B common stock, was entitled to elect five representatives to the Board of Directors; Mr. Whittle, Ms. Eshbaugh, Mr. Delaney, Mr. Weld and another director who has since resigned were elected as the representatives of the holder of series B common stock;

     - The Sprout Group, through its ownership of the share of series C common stock, was entitled to elect two representatives to the Board of Directors; Ms. Hickey and Mr. Finzi were elected as the representatives of the holder of series C common stock;

     - J.W. Childs Investments L.L.C., through its ownership of the share of series D common stock, was entitled to elect two representatives to the Board of Directors; Mr. Childs was elected as the representative of the holder of series D common stock;

     - Blue Rock Capital, L.P., through its ownership of the share of series E common stock, was entitled to elect one representative to the Board of Directors; Ms. Bonker was elected as the representative of the holder of series E common stock; and

     - Richmont Leeds Education Company LLC, through its ownership of the share of series F common stock, was entitled to elect one representative to the Board of Directors; Mr. Leeds was elected as the representative of the holder of series F common stock.

     Shares sold to affiliates in the first investment installment in November 1996:

                                                              NUMBER OF SHARES OF SERIES A
NAME OF INVESTOR                                              CONVERTIBLE PREFERRED STOCK
----------------                                              ----------------------------
Blue Rock Capital, L.P......................................             666,666
Benno C. Schmidt, Sr........................................             333,333
J.W. Childs Investments L.L.C...............................           4,000,000
Richmont Leeds Education Company LLC........................           1,666,666

     Mr. Childs, one of our directors, is the managing member of J.W. Childs Investments L.L.C. Mr. Leeds, one of our directors, is an affiliate of Richmont Leeds Education Company LLC.

     Shares sold to affiliates in the second investment installment in May 1997:

                                                                NUMBER OF SHARES OF
                                                                      SERIES C
                                                              CONVERTIBLE EXCHANGEABLE
NAME OF INVESTOR                                                  PREFERRED STOCK
----------------                                              ------------------------
WEG III L.P.................................................           919,540
Benno C. Schmidt, Sr........................................           172,413
J.W. Childs Investments L.L.C...............................         2,068,965
Richmont Leeds Education Company LLC........................           793,103

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controlled and was the general partner of WEG III L.P. prior to its termination in May 2000.

     Shares issued to affiliates upon the price adjustment in December 1997:

                                                                NUMBER OF SHARES OF
                                                                      SERIES C
                                                              CONVERTIBLE EXCHANGEABLE
NAME OF INVESTOR                                                  PREFERRED STOCK
----------------                                              ------------------------
WEG III L.P.................................................          186,960
Benno C. Schmidt, Jr........................................           35,055
J.W. Childs Investments L.L.C...............................          420,661
Richmont Leeds Education Company LLC........................          175,276

     In the transactions constituting this November 1996 financing, WEG III L.P., which was affiliated with WSI Inc., purchased 1,010,101 shares of series B convertible exchangeable preferred stock and 1,106,500 shares of series C convertible exchangeable preferred stock. These amounts represent 100% of the series B convertible exchangeable preferred stock and 17.7% of the series C convertible exchangeable preferred stock issued in these transactions.

     DECEMBER 1997 FINANCING. In December 1997, August 1998 and December 1998, we raised an aggregate of $56,124,880 through the sale of units at a price of $3.98 per unit to certain of our existing stockholders and several new investors. Each unit consisted of the following:

     - one share of series D convertible preferred stock; a promissory note in the principal amount of $.114;

     - two options each to purchase 0.019191 share of series A common stock (known as the WSI A option and the Tranche 1 option); and

     - one option to purchase 0.028786 share of series A common stock (known as the Tranche 2 option).

     We also issued one share of series G common stock to J.P. Morgan Investment Corporation and one share of series H common stock to Investor Investments AB for $3.98 per share. Upon completion of our initial public offering in November 1999, each share of series D convertible preferred stock, series G common stock and series H common stock converted automatically into 0.45 shares of class A common stock and 0.05 shares of class B common stock, and each option to purchase series A common stock converted automatically into an option to purchase 0.45 shares of class A common stock and 0.05 shares of class B common stock for every share of series A common stock previously covered by the option.

     The holders of the shares of series G common stock and series H common stock had rights to elect members of our Board of Directors. These rights, which terminated upon completion of our initial public offering in November 1999, were as follows:

     - J.P. Morgan Investment Corporation, through its ownership of the share of series G common stock, was entitled to elect two representatives to the Board of Directors; Mr. Fullerton was elected as the representatives of the holder of series G common stock; and

     - Investor Investments AB, through its ownership of the share of series H common stock, was entitled to elect one representative to the Board of Directors; Mr. Hillstrom was elected as the representative of the holder of series H common stock.

     Shares sold to affiliates in the first investment installment in December 1997:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG III L.P.........................     150,753        2,893         2,893         4,339       $ 17,217
WEG IV L.P..........................     903,015       17,329        17,329        25,994        103,136
J.P. Morgan Investment
  Corporation.......................   1,909,547       36,646        36,646        54,968        216,095
Sixty Wall Street SBIC Fund, L.P....     100,502        1,928         1,928         2,893         11,478
Investor Investments AB.............   2,010,050       38,574        38,574        57,861        229,573
Richmont Leeds Education Company
  LLC...............................     535,233       10,271        10,271        15,407         38,777

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controlled and was the general partner of WEG IV L.P. prior to its termination in May 2000. Mr. Fullerton, one of our directors, is an officer of J.P. Morgan Capital Corporation. J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. are affiliated with J.P. Morgan Capital Corporation. Mr. Hillstrom, one of our directors, is an officer of Investor Investments AB.

     Shares sold to affiliates in the second investment installment in August 1998:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG III L.P. .......................     100,502        1,928         1,928         2,893       $ 11,478
WEG IV L.P. ........................     604,522       11,601        11,601        17,401         69,044
WEG V L.P. .........................      53,322        1,023         1,023         1,534          6,090
J.P. Morgan Investment
  Corporation.......................   1,494,479       28,680        28,680        43,020        170,688
Sixty Wall Street SBIC Fund, L.P....      72,895        1,399         1,399         2,098          8,325
Investor Investments AB.............   1,567,374       30,079        30,079        45,118        179,014
Richmont Leeds Education Company
  LLC...............................     163,007        3,128         3,128         4,692         18,617

     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controlled and was the general partner of WEG V L.P. prior to its termination in May 2000.

     Shares sold to affiliates in the third investment installment in December 1998:

                                       NUMBER OF       WSI A       TRANCHE 1     TRANCHE 2
                                        SHARES       OPTIONS TO    OPTIONS TO    OPTIONS TO
                                      OF SERIES D     PURCHASE      PURCHASE      PURCHASE     PRINCIPAL
                                      CONVERTIBLE     SERIES A      SERIES A      SERIES A     AMOUNT OF
                                       PREFERRED       COMMON        COMMON        COMMON      PROMISSORY
NAME OF INVESTOR                         STOCK         STOCK         STOCK         STOCK         NOTES
----------------                      -----------    ----------    ----------    ----------    ----------
WEG V L.P. .........................     700,446       13,442        13,442        20,163       $ 80,000
J.P. Morgan Investment
  Corporation.......................   1,380,371       26,490        26,490        39,735        157,656
Sixty Wall Street SBIC Fund, L.P....      67,330        1,292         1,292         1,938          7,689
Investor Investments AB.............   1,447,701       27,782        27,782        41,673        165,346
Richmont Leeds Education Company
  LLC...............................     150,561        2,889         2,889         4,334         17,196

     In the transactions constituting the December 1997 financing, WEG III L.P., WEG IV L.P. and WEG V L.P., which were all affiliated with WSI Inc., purchased an aggregate of 2,512,560 shares of series D convertible preferred stock, options to purchase an aggregate of 168,756 shares of series A common stock and promissory notes in the aggregate principal amount of $286,965. These amounts represent 17.8% of the shares of series D convertible preferred stock, 17.8% of the options to purchase series A common stock and 10.1% of the aggregate principal amount of promissory notes issued in these transactions. In addition, J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P., which are both affiliated with J.P. Morgan Securities Inc., purchased an aggregate of 5,025,124 shares of series D convertible preferred stock, options to purchase an aggregate of 337,522 shares of series A common stock and promissory notes in the aggregate principal amount of $571,931. These amounts represent 35.6% of the shares of series D convertible preferred stock, 35.6% of the options to purchase series A common stock and 20.1% of the aggregate principal amount of promissory notes issued in these transactions.

     JUNE 1999 FINANCING. In June 1999 and July 1999, we issued shares of series F convertible preferred stock to certain of our existing stockholders and several new investors at a price of $6.15 per share. In the same transaction, we issued 800,000 shares of non-voting series G convertible preferred stock to UBS Capital XV LLC and one share of series I common stock to Vulcan Ventures Incorporated at a price of $6.15 per share. Upon completion of our initial public offering in November 1999, each share of series F convertible preferred stock, non-voting series G convertible preferred stock and series I common stock converted automatically into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

     Vulcan Ventures Incorporated, through its ownership of the share of series I common stock, was entitled prior to our initial public offering to elect one representative to the Board of Directors. These rights terminated upon completion of our initial public offering in November 1999 and the representative of the holder of series I common stock subsequently resigned from the Board of Directors.

     Shares sold to affiliates in the first investment installment in June 1999:

                                                              NUMBER OF SHARES
                                                                OF SERIES F
NAME OF INVESTOR                                              PREFERRED STOCK
----------------                                              ----------------
J.P. Morgan Investment Corporation..........................           395,280
Sixty Wall Street SBIC Fund, L.P. ..........................            98,820
Investor Investments AB.....................................           494,100
WEG VII L.P. ...............................................           441,069
UBS Capital XV LLC..........................................         1,773,098
WEG VI L.P. ................................................           446,011
Leeds II L.P. ..............................................           227,111


     Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which controlled and was the general partner of each of WEG VI L.P. and WEG VII L.P. prior to their termination in May 2000. Mr. Delaney, one of our directors, is President of UBS Capital LLC, which was the managing member of UBS Capital XV LLC prior to its termination in May 1999. Mr. Leeds, one of our directors, was affiliated with Leeds II L.P. prior to its termination in May 2000.

     Shares sold to affiliates in the second investment installment in July
1999:

                                                              NUMBER OF SHARES
                                                                OF SERIES F
NAME OF INVESTOR                                              PREFERRED STOCK
----------------                                              ----------------
WEG V L.P. .................................................       149,304
WEG VII L.P. ...............................................        75,714
Leeds III L.P. .............................................       310,457
J.P. Morgan Investment Corporation..........................       244,419
Sixty Wall Street SBIC Fund, L.P. ..........................       114,413
Investor Investments AB.....................................       358,832
Vulcan Ventures Incorporated................................     4,878,048


     One of our former directors is Vice President of Vulcan Ventures Incorporated. Mr. Whittle, our President, Chief Executive Officer and a director, is the President and sole stockholder of WSI Inc., which was the general partner of WEG VII L.P. Mr. Leeds, one of our directors, was affiliated with Leeds III L.P. prior to its termination in May 2000.


     In the transactions constituting the June 1999 financing, WEG V L.P., WEG VI L.P. and WEG VII L.P., all of which were affiliated with WSI Inc., purchased an aggregate of 1,112,098 shares of series F convertible preferred stock, representing 10.4% of the shares of series F convertible preferred stock issued in these transactions. In addition, J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P., both of which are affiliated with J.P. Morgan Securities Inc., purchased an aggregate of 852,932 shares of series F convertible preferred stock, representing 7.9% of the shares of series F convertible preferred stock issued in these transactions.


     In connection with the above transactions relating to purchases of various classes of our equity securities, on July 2, 1999, we entered into a Third Amended and Restated Shareholders Agreement with our existing stockholders. The Shareholders Agreement provides for registration rights for our existing stockholders. The Shareholders Agreement also generally permits the existing stockholders to have their shares of common stock included in any proposed sale by any other existing stockholder, if the proposed sale involves more than 5% of the aggregate number of shares of common stock held by all existing stockholders. This right to participate in certain sales terminates on November 17, 2001.


POLICY ON FUTURE TRANSACTIONS

     The Board of Directors has adopted a policy that all future transactions, including loans between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside member directors of the Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following tables set forth information regarding beneficial ownership of our common stock as of June 30, 2000 by:


     - each person who owns beneficially more than 5% of the outstanding shares of our common stock;

     - each of our stockholders selling shares in this offering;

     - each director and each executive officer named in the Summary Compensation Table; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2000. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.


     The following table sets forth the number of shares of our common stock beneficially owned by the indicated parties, assuming all shares of class B common stock were converted into shares of class A common stock.


     Except as set forth herein, the business address of the named beneficial owner is c/o Edison Schools Inc., 521 Fifth Avenue, 15th Floor, New York, New York 10175.



                                               SHARES OWNED PRIOR                         SHARES OWNED AFTER
                                                   TO OFFERING         SHARES OFFERED          OFFERING
                                             -----------------------      IN THIS       -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER     PERCENTAGE    OFFERING(1)       NUMBER     PERCENTAGE
------------------------------------         ----------   ----------   --------------   ----------   ----------
D2F2 Foundation(2).........................   1,887,500       4.2%        569,034        1,318,466       2.8%
  268 Bush Street, PMB No. 4209
  San Francisco, CA 94104
Entities associated with the Sprout
  Group(3).................................   4,583,928      10.7              --        4,583,928       9.9
  277 Park Avenue, New York, NY 10172
Investor Investments AB(4).................   3,130,602       7.3              --        3,130,602       6.8
  320 Park Avenue, New York, NY 10022
J.P. Morgan Investment Corporation(5)......   2,845,229       6.6         300,000        2,545,229       5.5
  60 Wall Street, New York, NY 10260
J.W. Childs Investments, L.L.C. ...........   3,244,818       7.5              --        3,244,818       7.0
  1 Federal Street, Boston, MA 02110
WSI Inc.(6)................................   3,813,735       8.7              --        3,813,735       8.1
  800 South Gay St., Knoxville, TN 37929
Vulcan Ventures Incorporated...............   2,439,027       5.7              --        2,439,027       5.3
  110 110th Avenue N.E.
  Bellevue, WA 98004
Benno C. Schmidt, Jr.(7)...................   1,165,577       2.7              --        1,165,577       2.5
H. Christopher Whittle(8)..................   5,514,403      12.3              --        5,514,403      11.5
John E. Chubb(9)...........................     182,410         *          25,000          157,410         *
Christopher D. Cerf(10)....................     186,434         *              --          186,434         *
James L. Starr(11).........................     128,329         *              --          128,329         *
Laura K. Eshbaugh(12)......................     125,412         *              --          125,412         *
Virginia G. Bonker(13).....................     518,521         *              --          518,521         *


                                               (continued on the following page)

                                               SHARES OWNED PRIOR                         SHARES OWNED AFTER
                                                   TO OFFERING         SHARES OFFERED          OFFERING
                                             -----------------------      IN THIS       -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER           NUMBER     PERCENTAGE    OFFERING(1)       NUMBER     PERCENTAGE
------------------------------------         ----------   ----------   --------------   ----------   ----------
John W. Childs(14).........................   3,722,093       8.7              --        3,722,093       8.1
Ramon C. Cortines..........................          --        --              --               --        --
Charles J. Delaney(15).....................   1,930,899       4.5              --        1,930,899       4.2
Robert Finzi(16)...........................   4,583,928      10.7              --        4,583,928       9.9
John B. Fullerton(17)......................   2,845,229       6.6         300,000        2,545,229       5.5
Janet A. Hickey(18)........................   4,583,928      10.7              --        4,583,928       9.9
Klas Hillstrom(19).........................   3,130,602       7.3              --        3,130,602       6.8
Jeffrey T. Leeds(20).......................     135,356         *              --          135,356         *
William F. Weld(21)........................       1,750         *              --            1,750         *
Manuel J. Rivera(22).......................     122,566         *          50,000           72,566         *
All executive officers and directors as a
  group (23 persons)(23)...................  24,433,285      48.7         375,000       24,058,285      48.2
Nazca Limited Partnership..................     385,597         *         116,248          269,349         *
Progressive Investment Company, Inc. ......   1,474,512       3.4         444,529        1,029,983       2.2
Richmont Capital Partners I, L.P. .........     513,000       1.2         154,657          358,343         *
RWJ Education Company I, LLC...............   1,388,755       3.2         418,676          970,079       2.1
Zesiger Group(24)..........................     526,542       1.2         421,855          104,687         *



     The following table sets forth information regarding the shares of class A common stock and class B common stock beneficially owned by the indicated party as of June 30, 2000, after giving effect to the shares to be sold by each party in this offering:



                                                                                      PERCENTAGE OF SHARES
                                                          SHARES BENEFICIALLY OWNED       BENEFICIALLY
                                                               AFTER OFFERING         OWNED AFTER OFFERING
                                                          -------------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                       A COMMON      B COMMON     A COMMON    B COMMON
------------------------------------                      -----------   -----------   ---------   ---------
D2F2 Foundation.........................................   1,129,716       188,750       2.6         5.2
  268 Bush Street, PMB No. 4209
  San Francisco, CA 94104
Entities associated with the Sprout Group...............   4,125,532       458,396       9.7        13.3
  277 Park Avenue, New York, NY   10172
Investor Investments AB.................................   2,817,536       313,066       6.6         9.1
  320 Park Avenue, New York, NY   10022
J.P. Morgan Investment Corporation......................   2,260,700       284,529       5.3         8.3
  60 Wall Street, New York, NY   10260
J.W. Childs Investments, L.L.C. ........................   2,920,334       324,484       6.8         9.4
  1 Federal Street, Boston, MA   02110
WSI Inc.................................................   3,296,000       517,735       7.6        14.7
  800 South Gay St., Knoxville, TN   37929
Vulcan Ventures Incorporated............................   2,195,123       243,904       5.1         7.1
  110 110th Avenue N.E.
  Bellevue, WA 98004
Benno C. Schmidt, Jr....................................   1,051,433       114,144       2.4         3.3
H. Christopher Whittle..................................   4,233,639     1,280,764       9.5        35.3
John E. Chubb...........................................     139,639        18,041         *           *
Christopher D. Cerf.....................................     167,850        18,584         *           *
James L. Starr..........................................     115,496        12,833         *           *
Laura K. Eshbaugh.......................................     114,939        10,473         *           *
Virginia G. Bonker......................................     466,667        51,854       1.1         1.5
John W. Childs..........................................   3,349,880       372,213       7.8        10.8


                                               (continued on the following page)

                                                                                      PERCENTAGE OF SHARES
                                                          SHARES BENEFICIALLY OWNED       BENEFICIALLY
                                                               AFTER OFFERING         OWNED AFTER OFFERING
                                                          -------------------------   ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                       A COMMON      B COMMON     A COMMON    B COMMON
------------------------------------                      -----------   -----------   ---------   ---------
Ramon C. Cortines.......................................          --            --        --          --
Charles J. Delaney......................................   1,753,700       177,199       4.1%        5.2%
Robert Finzi............................................   4,125,532       458,396       9.7        13.3
John B. Fullerton.......................................   2,260,700       284,529       5.3         8.3
Janet A. Hickey.........................................   4,125,532       458,396       9.7        13.3
Klas Hillstrom..........................................   2,817,536       313,066       6.6         9.1
Jeffrey T. Leeds........................................     133,638         1,718         *           *
William F. Weld.........................................       1,575           175         *           *
Manuel J. Rivera........................................      60,309        12,257         *           *
All executive officers and directors as a group (23
  persons)..............................................  20,918,805     3,139,480      45.5        82.5
Nazca Limited Partnership...............................     269,349            --         *          --
Progressive Investment Company, Inc. ...................   1,029,983            --       2.4          --
Richmont Capital Partners I, L.P. ......................     358,343            --         *          --
RWJ Education Company I, LLC............................     831,684       138,395       1.9         4.0
Zesiger Group...........................................      62,908        41,779         *         1.2


---------------
  *  Less than 1%.


 (1) If the underwriters exercise their over-allotment option in full, D2F2 Foundation will sell an additional 30,966 shares of class A common stock in this offering, Nazca Limited Partnership will sell an additional 12,252 shares of class A common stock, Progressive Investment Company, Inc. will sell an additional 102,442 shares of class A common stock, Richmont Capital Partners I, L.P. will sell an additional 35,641 shares of class A common stock, RWJ Education Company I, LLC will sell an additional 96,484 shares of common stock and State of Oregon/ZCG will sell all of their remaining 62,908 shares of class A common stock and 34,308 shares of class B common stock.



 (2) Consists of 1,698,750 shares of class A common stock and 188,750 shares of class B common stock issuable upon exercise of a warrant within 60 days of June 30, 2000.



 (3) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,006 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by all of the above-named Sprout entities. Of these shares, 2,190,857 shares of class A common stock and 281,206 shares of class B common stock are subject to a voting trust agreement and are held and voted by an independent third party as voting trustee.



 (4) Includes 86,794 shares of class A common stock and 9,646 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.



 (5) Includes 161,478 shares of class A common stock and 17,943 shares of class B common stock held of record by Sixty Wall Street SBIC Fund, L.P., 82,636 shares of class A common stock and 9,184 shares of class B common stock issuable upon exercise of an option that will be exercisable within 60 days of June 30, 2000 and 4,160 shares of class A common stock and 464 shares of class B common stock issuable upon exercise of options held of record by Sixty Wall Street, SBIC Fund, L.P. that will be exercisable within 60 days of June 30, 2000. Does not include 1,484,233 shares of class A common stock and 975,642 shares of class B common stock and 1,711,030 shares of class A common stock and 189,746 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000 pledged to Morgan

     Guaranty Trust Company of New York, an affiliate of J.P. Morgan Investment Corporation, by H. Christopher Whittle and WSI Inc., of which 117,500 shares of class A common stock are subject to an option held by Morgan Guaranty Trust Company of New York. See Footnote 8. Of the shares indicated as offered for sale, 280,418 of such shares are being offered for sale by J.P. Morgan Investment Corporation and 19,582 of such shares are being offered for sale by Sixty Wall Street SBIC Fund, L.P.



 (6) Includes 1,462,501 shares of class A common stock and 162,501 shares of class B common stock held of record by WPA Investment L.P., 337,500 shares of class A common stock and 37,500 shares of class B common stock held of record by Whittle Leeds Education Company LLC and 832,596 shares of class A common stock and 92,512 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.



 (7) Includes 6,165 shares of class A common stock and 685 shares of class B common stock held of record by Christina W. Schmidt. Mr. Schmidt disclaims beneficial ownership of all such shares of common stock. Also includes 675,584 shares of class A common stock and 74,356 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000. Does not include 6,165 shares of class A common stock and 685 shares of class B common stock held of record by Elizabeth H. Schmidt, 9,855 shares of class A common stock and 1,095 shares of class B common stock held of record by Benno C. Schmidt, III, 21,478 shares of class A common stock and 2,387 shares of class B common stock held of record by John R. Schmidt and 1,440 shares of class A common stock and 160 shares of class B common stock held of record by Asher J. Liftin.



 (8) Includes 663,403 shares of class A common stock and 225,222 shares of class B common stock held of record by WSI Inc., 1,462,501 shares of class A common stock and 162,501 shares of class B common stock held of record by WPA Investment L.P., 337,500 shares of class A common stock and 37,500 shares of class B common stock held of record by Whittle Leeds Education Company LLC, 878,434 shares of class A common stock and 97,234 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000, and 832,596 shares of class A common stock and 92,512 shares of class B common stock issuable upon exercise of options held of record by WSI Inc. that will be exercisable within 60 days of June 30, 2000. H. Christopher Whittle and WSI Inc. have pledged all of their shares of class A common stock and class B common stock, including all options to acquire class A common stock and class B common stock, to Morgan Guaranty Company of New York to secure personal obligations of Mr. Whittle. Of WSI's shares pledged to Morgan Guaranty Trust Company of New York, 117,500 shares of class A common stock are also subject to an option held by Morgan Guaranty Trust Company of New York.



 (9) Consists of 164,369 shares of class A common stock and 18,041 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.



(10) Consists of 167,250 shares of class A common stock and 18,584 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000, and 600 shares of class A common held by a trust for the benefit of Mr. Cerf's children.



(11) Consists of 115,496 shares of class A common stock and 12,833 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.



(12) Includes 94,250 shares of class A common stock and 10,473 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.


(13) Consists 466,667 shares of class A common stock and 51,854 shares of class B common stock held of record by Blue Rock Capital, L.P.

(14) Includes 2,920,334 shares of class A common stock and 324,484 shares of class B common stock held of record by J.W. Childs Investments, L.L.C.

(15) Consists of 1,753,700 shares of class A common stock and 177,199 shares of class B common stock held of record by UBS Capital L.L.C.


(16) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,066 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P.


(17) Consists of 2,312,426 shares of class A common stock and 256,938 shares of class B common stock held of record by J.P. Morgan Investment Corporation, 161,478 shares of class A common stock and 17,943 shares of class B common stock held of record by Sixty Wall Street SBIC Fund, L.P., 82,636 shares of class A common stock and 9,184 shares of class B common stock issuable upon exercise of options held of record by J.P. Morgan Investment Corporation that will be exercisable within 60 days of June 30, 2000 and 14,160 shares of class A common stock and 1,464 shares of class B common stock issuable upon exercise of options held of record by Sixty Wall Street SBIC Fund, L.P. that will be exercisable within 60 days of June 30, 2000. Does not include 1,129,467 shares of class A common stock and 928,517 shares of class B common stock and 1,707,696 shares of class A common stock and 189,746 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000 pledged to Morgan Guaranty Trust Company of New York, an affiliate of J.P. Morgan Investment Corporation, by H. Christopher Whittle and WSI Inc, of which 117,500 shares of class A common stock are subject to an option held by Morgan Guaranty Trust Company of New York.


(18) Consists of 212,274 shares of class A common stock and 23,587 shares of class B common stock held of record by DLJ Capital Corporation, 1,338,066 shares of class A common stock and 148,668 shares of class B common stock held of record by Sprout Capital VI, L.P., 2,546,246 shares of class A common stock and 282,917 shares of class B common stock held of record by Sprout Capital VII, L.P., 29,005 shares of class A common stock and 3,223 shares of class B common stock held of record by Sprout CEO Fund, L.P. and one share of class A common stock and one share of class B common stock held jointly by DLJ Capital Corporation, Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P.


(19) Consists of 2,730,742 shares of class A common stock and 303,420 shares of class B common stock held of record by Investor Investments AB and 86,794 shares of class A common stock and 9,646 shares of class B common stock issuable upon exercise of options held of record by Investor Investments AB that will be exercisable within 60 days of June 30, 2000.



(20) Includes 758 shares of class A common stock and 86 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000, and 1,060 shares of class A common stock held of record by Richmont Leeds Education Company L.L.C. and 14,662 shares of class A common stock and 1,632 shares of class B common stock issuable upon exercise of options held of record by Richmont Leeds Education Company L.L.C. that will be exercisable within 60 days of June 30, 2000. Mr. Leeds is affiliated with Richmont Leeds Education Company L.L.C.



(21) Consists of 1,575 shares of class A common stock and 175 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.



(22) Consists of 110,309 shares of class A common stock and 12,257 shares of class B common stock issuable upon exercise of options that will be exercisable within 60 days of June 30, 2000.

(23) Includes an aggregate of 126,542 shares of class A common stock and 13,234 shares of class B common stock issuable upon exercise of options exercisable within 60 days of June 30, 2000. Also includes other shares described in footnotes 7 through 22 above.



(24) Consists of Trustees of Amherst College, which is selling all of the 36,525 shares of class A common stock and 4,059 shares of class B common stock it owned prior to the offering, Brearly School Endowment Fund, which is selling all of the 12,416 shares of class A common stock and 1,380 shares of class B common stock it owned prior to the offering, Elizabeth H. Mandell Trust for the benefit of Peter Mandell, which is selling all of the 6,208 shares of class A common stock and 690 shares of class B common stock it owned prior to the offering, Elizabeth H. Mandell Trust for the benefit of Olivia Mandell, which is selling all of the 6,208 shares of class A common stock and 690 shares of class B common stock it owned prior to the offering, Tab Products Company Pension Plan, which is selling all of the 36,525 shares of class A common stock and 4,059 shares of class B common stock it owned prior to the offering, and State of Oregon/ZCG, which is selling 313,095 of the 376,003 shares of class A common stock it owned prior to the offering and none of the 41,779 shares of the class B common stock it owns.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 150,000,000 shares of class A common stock, $.01 par value per share, 5,000,000 shares of class B common stock, $.01 par value per share, and 5,000,000 shares of undesignated preferred stock, $.01 par value per share. The following is a summary of the material features of our capital stock. For more detail, please see our amended and restated certificate of incorporation and amended and restated by-laws, filed as exhibits to the Registration Statement of which this prospectus is a part.

COMMON STOCK


     As of June 30, 2000, we had 42,732,809 shares of class A common stock and 3,437,976 shares of class B common stock outstanding held of record by 187 stockholders.


     Our common stock is divided into two classes, class A common stock and class B common stock. Holders of class A common stock and class B common stock have identical rights, except that the holders of class A common stock are entitled to one vote per share held of record and holders of class B common stock are entitled to ten votes per share held of record on all matters submitted to a vote of the stockholders, other than the election of directors. In addition, beginning with the annual meeting of stockholders in the fall of 2000, the holders of class B common stock will have the right, as a separate class, to elect four of the 11 members of our board of directors and holders of class A common stock will have the right, as a separate class, to elect the remaining seven directors. Holders of both class A common stock and class B common stock have cumulative voting rights in the election of their respective directors. Holders of class A common stock and holders of class B common stock vote together as a single class on all other matters presented to the stockholders for their vote or approval, except as may otherwise be required by Delaware law.

     Cumulative voting means that a stockholder may, in the election of directors, cast a total number of votes equal to the number of directors to be elected multiplied by the number of shares held by the stockholder. The stockholder may cumulate these votes and cast them all for one candidate or may allocate them among candidates as the stockholder sees fit. For example, a stockholder holding 100 shares of class A common stock will be entitled at the annual election of the class A directors to cast 700 votes. This stockholder could cast these votes in any combination, including all 700 votes for one nominee or 100 votes for each of seven nominees. Cumulative voting is intended to provide holders of smaller blocks of stock with more meaningful influence in the election of directors than they would have without cumulative voting.

     Each share of class B common stock is convertible at any time, at the option of the holder, into one share of class A common stock. Each share of class B common stock will convert automatically into one share of class A common stock upon transfer, with limited exceptions for transfers to related parties, estate-planning transfers, certain permitted pledges and transfers to Mr. Whittle, our President, Chief Executive Officer and a director, or entities affiliated with Mr. Whittle. In addition, all of a stockholder's shares of class B common stock will convert automatically into shares of class A common stock on a one-for-one basis if the stockholder and its affiliates transfer securities representing more than 50% of their aggregate holdings of Edison's securities as of the date of our initial public offering in November 1999, excluding shares of any class of our stock purchasable upon the exercise of options, to a person or entity that is not a related party on the date of the transfer. In addition, all remaining outstanding shares of class B common stock will automatically convert into shares of class A common stock on a one-for-one basis upon the earlier to occur of (1) November 17, 2011 and (2) the date upon which fewer than 90,025 shares of class B common stock in the aggregate are outstanding.

     Once converted to class A common stock, the class B common stock will be cancelled and not reissued. None of either the class A common stock or the class B common stock may be subdivided or combined unless the shares of the other class are subdivided or combined in the same proportion. The class B common stock is not being registered as part of this offering and currently we have no plans to do so in the future.

     Holders of both class A common stock and class B common stock are entitled to receive ratably dividends, if any, as our Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to any preferred stock that we may designate and issue in the future. We may not make any dividend or distribution to any holder of either class of common stock unless simultaneously with such dividend or distribution we make the same dividend or distribution with respect to each outstanding share of the other class of common stock. In the case of a dividend or other distribution payable in shares of a class of common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of class A common stock may be distributed with respect to class A common stock and only shares of class B common stock may be distributed with respect to class B common stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the common stock, is payable in shares of a class of common stock, the number of shares of each class of common stock payable per shares of such class of common stock shall be equal in number. In the event of a liquidation, dissolution, or winding up of Edison, holders of class A common stock and holders of class B common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after payment of all of our liabilities and the liquidation preferences of any preferred stock that we may designate and issue in the future. Holders of class A common stock and holders of class B common stock have no preemptive rights, subscription rights or conversion rights, except as described above. There are no redemption or sinking fund provisions applicable to the class A common stock or the class B common stock. All outstanding shares of class A and class B common stock are, and the shares of class A common stock sold in this offering when issued and paid for will be, fully paid and non-assessable.

     In the event of a merger or consolidation of Edison with or into another entity (whether or not Edison is the surviving entity), the holders of class A common stock shall be entitled to receive the same per-share consideration as the per-share consideration, if any, received by any holder of the class B common stock in such merger or consolidation.

     No additional shares of class B common stock may be issued except (a) upon the exercise of stock options or warrants existing upon the closing of this offering or (b) in connection with a stock split or stock dividend on the class B common stock in which the class A common stock is similarly split or receives a similar dividend.

     The rights, preferences and privileges of holders of class A common stock and holders of class B common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

     The class A common stock is listed on The Nasdaq Stock Market's National Market under the symbol "EDSN."

UNDESIGNATED PREFERRED STOCK

     The Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue up to an aggregate of 5,000,000 shares of preferred stock. This preferred stock may be issued in one or more series and on one or more occasions. Each series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as the Board of Directors may determine. These rights and privileges may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights.

     Our stockholders have granted the Board of Directors authority to issue this preferred stock in order to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us, or discourage a third party from attempting to acquire us.

WARRANTS




     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 121,775 shares of class A common stock and 13,531 shares of class B common stock. All of these options are exercisable in full.


     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 121,775 shares of class A common stock and 13,531 shares of class B common stock at an exercise price of $20.00 per share. All of these options are exercisable in full.

     In December 1997, August 1998 and December 1998, we issued options which currently represent the right to purchase 182,663 shares of class A common stock and 20,296 shares of class B common stock. All of these options will become exercisable after our class A common stock has been publicly traded with closing prices above $32.00 per share for 90 consecutive days.

     In October 1999, we issued a warrant to an equipment leasing firm which currently represents the right to purchase up to 13,500 shares of class A common stock and 1,500 shares of class B common stock at an exercise price of $12.30 per share. This warrant expires on October 18, 2004.


     In June 1998, we issued a warrant to the D2F2 Foundation which currently represents the right to purchase up to 1,698,750 shares of class A common stock and 188,750 shares of class B common stock at an exercise price of $7.96 per share. This warrant expires on June 1, 2005. The D2F2 Foundation has indicated that it will partially exercise this warrant to purchase 569,034 shares of class A common stock, which it will sell in this offering.


DELAWARE LAW AND ANTI-TAKEOVER PROVISIONS

     We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, consolidations, asset sales and other transactions involving Edison and an interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The certificate of incorporation provides that a director may be removed only for cause by the affirmative vote of the holders of 80% of the shares of the class of common stock that elected that director. Any vacancy on the Board of Directors may only be filled by a vote of a majority of the directors then in office. The limitation on removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of Edison.

     The certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Special meetings of the stockholders may only be called by the Chairman of the Board, the President or the Board of Directors. In order for any matter to be considered properly brought before an annual meeting of stockholders, a stockholder must comply with advance notice and information disclosure requirements specified in the certificate of incorporation. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions could also discourage a third party from making a tender offer for the class A common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called annual stockholders' meeting, and not by written consent.

     Delaware corporate law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of holders of at least 80% of the class A common stock and 80% of the class B common stock entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

REGISTRATION RIGHTS


     Pursuant to an agreement entered into among us and the holders of some of our outstanding class A and class B common stock, stockholders holding an aggregate of 24,358,985 shares of class A and class B common stock, including shares of common stock issuable upon the exercise of outstanding warrants, following completion of this offering will be entitled to certain rights with respect to the registration of such shares (or, in the case of shares of class B common stock, the shares of class A common stock into which such shares may be converted) under the Securities Act. At any time, these stockholders may request that we file a registration statement that covers the sale of the shares of class A common stock held by the investors, if:



     - the number of shares sought to be registered is at least 2,308,539, or


     - the proposed aggregate offering price would be at least $10 million.


These investors may request that we register our class A common stock for resale on an unlimited number of occasions. In addition, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the investors described above and other additional investors holding 8,464,168 shares of our class A or class B common stock, including shares of common stock issuable upon the exercise of outstanding warrants and options, are entitled to notice of the registration and to include shares of class A common stock in the registration at our expense. All of these registration rights are subject to conditions and limitations, among them the right of the underwriters to limit the number of shares included in the registration.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                                  UNDERWRITING

GENERAL

     We and the selling stockholders intend to offer the shares of our class A common stock through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions described in a purchase agreement among us, the selling stockholders and the underwriters, we and the selling stockholders have agreed to sell to the underwriters, and each of the underwriters severally have agreed to purchase from us and the selling stockholders the number of shares of class A common stock set forth opposite its name below.

                                                               NUMBER
                                                              OF SHARES
UNDERWRITER                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Banc of America Securities LLC..............................
Credit Suisse First Boston Corporation......................
Donaldson, Lufkin & Jenrette Securities Corporation.........
J.P. Morgan Securities Inc..................................
                                                              ---------
             Total..........................................  5,000,000
                                                              =========

     The underwriters have agreed to purchase all of the shares of class A common stock sold under the purchase agreement if any of these shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreement may be terminated.

     We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect to those liabilities.

     The underwriters are offering the shares of class A common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

OVER-ALLOTMENT OPTION


     We and the selling stockholders have granted options to the underwriters to purchase up to 750,000 additional shares of class A common stock at the public offering price less the underwriting discount. The underwriters may exercise these options for 30 days from the date of the prospectus solely to cover over-allotments. If the underwriters exercise these options, each will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares of class A common stock proportionate to that underwriter's initial amount reflected in the above table.


COMMISSIONS AND DISCOUNTS

     The representatives have advised us and the selling stockholders that the underwriters propose initially to offer the shares of class A common stock to the initial public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of
$     per share of class A common stock. The underwriters may allow, and the dealers may reallow, a discount not in excess
of $     per share of class A common stock to other dealers. After the initial public offering, the public offering price, concession and discount may change.

     The following table shows the public offering price, underwriting discount and proceeds before expenses to us and the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their over-allotment options.


                                                       PER       WITHOUT       WITH
                                                      SHARE       OPTION      OPTION
                                                      -----      -------      ------
Public offering price..............................     $           $           $
Underwriting discount..............................     $           $           $
Proceeds, before expenses, to Edison...............     $           $           $
Proceeds, to the selling stockholders..............     $           $           $
Other items(1).....................................              $200,000    $200,000


---------------


(1) Represents payments to an affiliate of J.P. Morgan in connection with a put option sold to one of the selling stockholders which may be considered to be underwriting compensation under the rules of the NASD. This affiliate of J.P. Morgan may also receive an additional $2.00 per share for each share put to it in the event the put option is exercised. See
    "Underwriting -- Other Relationships."


     We will not receive any of the proceeds from the sale of the shares by the selling stockholders.


     The expenses of the offering, not including the underwriting discount, are estimated at $1.0 million and are payable by us set forth in the following table:



SEC registration fee........................................  $   33,017
NASD filing fee.............................................      13,006
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      10,000
Miscellaneous...............................................     183,977
                                                              ----------
  Total.....................................................  $1,000,000
                                                              ==========


NO SALES OF SIMILAR SECURITIES


     We and our executive officers and directors, the selling stockholders, and
stockholders holding        shares of common stock, holders of options to
purchase shares of common stock and warrantholders holding warrants to purchase 31,591,587 shares of common stock, have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining written consent of Merrill Lynch. Specifically, we and these stockholders, optionholders and warrantholders have agreed not to directly or indirectly.


     - offer, pledge sell or contract to sell any shares of class A common stock;

     - sell any option or contract to purchase any shares of class A common stock;

     - purchase any option or contract to sell any shares of class A common stock;

     - grant any option right or warrant for the sale of any shares of class A common stock;

     - lend or otherwise dispose of or transfer any shares of class A common stock;

     - request or demand that we file a registration statement related to class A common stock; or

     - enter into any swap or other agreement that transfers, in whole or in part, the economic consequences of ownership of the class A common stock whether any such swap or transaction is to be settled by delivery of class A common stock or other securities, in cash or otherwise.

     This lock-up provision applies to class A common stock and to securities convertible into or exchangeable for or repayable with class A common stock. It also applied to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.


     In addition, on May 8, 2000 we entered into similar lock-up agreements with the holders of 38,697,836 shares of common stock. These lock-up agreements expire on August 7, 2000. 31,591,587 of the shares covered by these lock-up agreements will also be covered by the underwriter's lock-up agreements described above.


QUOTATION ON THE NASDAQ NATIONAL MARKET

     The shares of class A common stock are quoted on the Nasdaq National Market under the symbol "EDSN."

NASD REGULATIONS


     Sprout Capital VI, L.P. Sprout Capital VII, L.P., The Sprout CEO Fund, L.P. and DLJ Capital Corporation (collectively, the "Sprout Entities") are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal and Selling Stockholders," the Sprout Entities beneficially own an aggregate of 4,125,532 shares of the outstanding class A common stock and 458,396 shares of the outstanding class B common stock, which represent more than 10% of the outstanding class A and class B common stock. Of these shares, 2,190,857 shares of class A common stock and 281,206 shares of class B common stock are subject to a voting trust agreement and are held and voted by an independent third party as voting trustee. For additional information concerning the Sprout Entities' ownership of Edison's capital stock, see "Related Party Transactions."


     Because the Sprout Entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation beneficially own more than 10% of the outstanding class A and class B common stock, the offering will be conducted in accordance with Conduct Rule 2720 of the National Association of Securities Dealers, Inc. The underwriters will not confirm sales of shares of class A common stock to any account over which they exercise discretionary authority without the prior specific approval of the customer.

     Two representatives of the Sprout Entities serve on Edison's Board of Directors. See "Management."


     An affiliate of J.P. Morgan is selling 300,000 shares in the offering. See "Principal and Selling Shareholders."


PRICE STABILIZATION AND SHORT POSITIONS

     Until the distribution of the class A common stock is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our class A common stock. However, the representatives may engage in transactions that stabilize the price of the class A common stock, such as bids or purchases to peg, fix or maintain that price.

     If the underwriters create a short position in the class A common stock in connection with the offering, i.e., if they sell more shares of class A common stock than are listed on the cover page of this prospectus, the representatives may reduce that short position by purchasing shares of class A common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchaser of the class A common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

     Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the class A common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

     In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the class A common stock on the Nasdaq National Market in accordance with Rule 103 of the Regulation M under the Exchange Act during a period before the commencement of offers or sales of class A common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

     Merrill Lynch, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Donaldson, Lufkin & Jenrette Securities Corporation and J.P. Morgan Securities Inc. acted as underwriters for our November 1999 initial public offering and Merrill Lynch, Banc of America and J.P. Morgan acted as placement agents in connection with private placements of our capital stock. Affiliates of J.P. Morgan are our stockholders and one representative of these affiliates serves on our Board of Directors. See "Management," "Principal and Selling Stockholders" and "Related Party Transactions."


     On May 26, 2000, J.P. Morgan Capital Corporation, an affiliate of J.P. Morgan, sold a put option on an aggregate of 200,000 shares of our class A common stock to one of the selling stockholders for an aggregate consideration of $200,000, which allows the selling stockholder to put the shares to J.P. Morgan Capital Corporation at a price of $17.00 per share. The put option is exercisable on August 7, 2000. The number of shares subject to the put option will be reduced to the extent this selling stockholder otherwise sells shares, including in this offering, prior to August 7, 2000. Mr. Whittle agreed to reimburse J.P. Morgan Capital Corporation $2.00 for each share put to it pursuant to the put option described above. Two of our other stockholders sold similar put options to the same selling stockholder on an aggregate of 300,000 shares of our class A common stock.

                                 LEGAL MATTERS

     The validity of the shares of class A common stock we are offering will be passed upon for us by Hale and Dorr LLP, Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

     Our financial statements as of June 30, 1998 and 1999 and for each of the three years in the period ended June 30, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the class A common stock to be sold in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and our class A common stock, we refer you to the registration statement and the exhibits filed or incorporated by reference as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed or incorporated by reference as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed or incorporated by reference as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Securities and Exchange Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can obtain information on the operation of the public reference facilities maintained by the Commission by calling 1-800-SEC-0330. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Securities and Exchange Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets as of June 30, 1998 and 1999 and (unaudited)
  as of March 31, 2000......................................  F-3
Statements of Operations for the years ended June 30, 1997,
  1998 and 1999 and (unaudited) for the nine months ended
  March 31, 1999 and 2000...................................  F-4
Statements of Changes in Stockholders' Equity for the years
  ended June 30, 1997, 1998 and 1999 and (unaudited) for the nine months ended March 31, 2000..........................  F-5
Statements of Cash Flows for the years ended June 30, 1997,
  1998 and 1999 and (unaudited) for the nine months ended
  March 31, 1999 and 2000...................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
Edison Schools Inc.:

     In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Edison Schools Inc. (the "Company") at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 2 to the financial statements, the Company, in accordance with Accounting Principles Board Opinion No. 20 "Accounting Changes," has retroactively expensed all start up costs that had been previously deferred.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
August 13, 1999, except for footnote
No. 15(a) which is dated October 5,
1999, 15(b) which is dated October 15,
1999, and 15(c) which is dated
November 17, 1999

                              EDISON SCHOOLS INC.

                                 BALANCE SHEETS

                                                                          JUNE 30,
                                                                ----------------------------      MARCH 31,
                                                                    1998            1999            2000
                                                                ------------    ------------    -------------
                                                                                                 (UNAUDITED)
                          ASSETS:
Current assets:
  Cash and cash equivalents.................................    $  7,491,644    $ 27,922,576    $  81,036,071
  Accounts receivable.......................................       9,027,283      12,034,962       31,447,459
  Notes and other receivables...............................         712,325       9,711,772       17,087,269
  Other current assets......................................         816,164       1,439,920        3,834,253
                                                                ------------    ------------    -------------
         Total current assets...............................      18,047,416      51,109,230      133,405,052
Property and equipment, net.................................      31,642,444      42,871,238       80,654,626
Restricted cash.............................................       3,972,000       2,431,416        2,665,543
Notes and other receivables, less current portion...........         838,520       3,893,084        4,387,167
Stockholder notes receivable................................       2,359,456       2,478,056        7,281,174
Other assets................................................       1,434,487       4,086,887       12,975,636
                                                                ------------    ------------    -------------
         Total assets.......................................    $ 58,294,323    $106,869,911    $ 241,369,198
                                                                ============    ============    =============
           LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long term debt.........................    $  4,601,683    $  6,660,789    $   8,974,073
  Accounts payable..........................................       3,845,958      12,014,443        6,622,199
  Accrued expenses..........................................       6,914,934       9,799,721       17,803,169
                                                                ------------    ------------    -------------
         Total current liabilities..........................      15,362,575      28,474,953       33,399,441
Long term debt, less current portion........................       6,877,425       8,263,824       11,261,259
Stockholders' notes payable.................................       5,672,155       6,610,594        6,610,594
Other liabilities...........................................       1,191,864         478,128          512,246
                                                                ------------    ------------    -------------
         Total liabilities..................................      29,104,019      43,827,499       51,783,540
                                                                ------------    ------------    -------------
Commitments and contingencies (Note 13)
Stockholders' equity:
  Preferred stock:
    Series A-G, par value $.01; 70,105,972 and 77,931,054
      shares authorized in 1998 and 1999, respectively;
      21,724,147 and 28,211,173 shares issued and
      outstanding in 1998 and 1999, respectively (aggregate
      liquidation preference of $85,219,974, and
      $146,990,753 in 1998 and 1999, respectively); no
      shares authorized, issued or outstanding in 2000......         494,937       1,586,269               --
    Undesignated, par value $.01; 5,000,000 shares
      authorized, no shares issued or outstanding in 2000...              --              --               --
  Common stock:
    Series A-I and non-voting common, par value $.01;
      99,468,096 and 107,293,178 shares authorized in 1998
      and 1999, respectively; 3,107,356 shares issued and
      outstanding in 1998 and 1999; no shares authorized,
      issued or outstanding in 2000.........................          31,074          31,074               --
    Class A common, par value $.01; 150,000,000 shares
      authorized in 2000; 39,068,447 shares issued and
      outstanding in 2000...................................              --              --          390,684
    Class B common, par value $.01; 5,000,000 shares
      authorized in 2000; 3,528,543 shares issued and
      outstanding in 2000...................................                                           35,285
  Additional paid-in capital................................      59,035,198     146,190,334      301,537,487
  Unearned stock-based compensation.........................        (874,987)     (5,836,556)      (3,422,434)
  Accumulated deficit.......................................     (29,495,918)    (78,928,709)    (106,780,364)
  Stockholder note receivable...............................              --              --       (2,175,000)
                                                                ------------    ------------    -------------
         Total stockholders' equity.........................      29,190,304      63,042,412      189,585,658
                                                                ------------    ------------    -------------
         Total liabilities and stockholders' equity.........    $ 58,294,323    $106,869,911    $ 241,369,198
                                                                ============    ============    =============

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                            STATEMENTS OF OPERATIONS

                                                                                            NINE MONTHS
                                                YEAR ENDED JUNE 30,                       ENDED MARCH 31,
                                    --------------------------------------------    ----------------------------
                                        1997            1998            1999            1999            2000
                                    ------------    ------------    ------------    ------------    ------------
                                                                                            (UNAUDITED)
Revenue from educational
  services......................    $ 38,559,233    $ 69,406,841    $132,762,491    $ 95,970,991    $164,277,801
                                    ------------    ------------    ------------    ------------    ------------
Education and operating
  expenses:
  Direct site expenses..........      32,149,738      59,576,224     114,096,875      81,910,839     142,237,913
  Administration, curriculum and
    development.................      12,755,088      18,257,818      49,984,180      22,390,829      29,889,178
  Depreciation and
    amortization................       3,552,440       7,231,628      12,525,904       9,264,770      14,856,463
  Preopening expenses...........       1,486,740       2,485,813       5,457,113       3,451,745       5,545,826
  Design team compensation......              --       2,723,902              --              --              --
                                    ------------    ------------    ------------    ------------    ------------
        Total education and
          operating expenses....      49,944,006      90,275,385     182,064,072     117,018,183     192,529,380
                                    ------------    ------------    ------------    ------------    ------------
Loss from operations............     (11,384,773)    (20,868,544)    (49,301,581)    (21,047,192)    (28,251,579)
Other income (expense):
  Equity in loss of
    unconsolidated entity.......              --              --              --              --      (1,310,939)
  Interest income...............         490,599         842,010       3,481,682       3,087,509       4,285,009
  Interest expense..............        (527,421)     (1,761,821)     (3,244,782)     (2,149,883)     (2,571,120)
  Loss on disposal of property
    and equipment...............              --        (126,500)       (368,110)        (52,263)         (3,026)
                                    ------------    ------------    ------------    ------------    ------------
        Total other.............         (36,822)     (1,046,311)       (131,210)        885,363         399,924
                                    ------------    ------------    ------------    ------------    ------------
Net loss........................    $(11,421,595)   $(21,914,855)   $(49,432,791)   $(20,161,829)   $(27,851,655)
                                    ============    ============    ============    ============    ============
Net loss attributable to common
  stockholders:
  Net loss......................    $(11,421,595)   $(21,914,855)   $(49,432,791)   $(20,161,829)   $(27,851,655)
  Dividends declared on
    preferred stock.............              --      (4,290,200)             --              --              --
  Preferred stock accretion.....              --        (277,694)     (1,026,462)       (770,000)             --
                                    ------------    ------------    ------------    ------------    ------------
        Net loss attributable to
          common stockholders...    $(11,421,595)   $(26,482,749)   $(50,459,253)   $(20,931,829)   $(27,851,655)
                                    ============    ============    ============    ============    ============
Per common share data:
  Basic and diluted net loss per
    share.......................    $      (3.68)   $      (8.52)   $     (16.24)   $      (6.74)   $      (1.23)
                                    ============    ============    ============    ============    ============
  Weighted average shares of
    common stock outstanding
    used in computing basic and
    diluted net loss per
    share.......................       3,107,355       3,107,356       3,107,356       3,107,356      22,708,147
                                    ============    ============    ============    ============    ============
Pro forma per share data:
  Pro forma basic and diluted
    net loss per share..........                                    $      (1.77)                   $       (.73)
                                                                    ============                    ============
  Pro forma weighted average
    shares outstanding used in
    computing basic and diluted
    net loss per share..........                                      27,858,515                      38,372,066
                                                                    ============                    ============

   The accompanying notes are an integral part of these financial statements

                              EDISON SCHOOLS INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1997, 1998 AND 1999
              AND (UNAUDITED) FOR THE MONTHS ENDED MARCH 31, 2000

                                                                         PREFERRED STOCK              COMMON STOCK
                                                                     ------------------------   ------------------------
                                                                            SERIES A-G                 SERIES A-I
                                                       PARTNERS'     ------------------------   ------------------------
                                                     CONTRIBUTIONS     SHARES        AMOUNT       SHARES       AMOUNT
                                                     -------------   -----------   ----------   ----------   -----------
Balances, June 30, 1996............................  $ 71,877,070
Partner contributions -- Edison Project LP.........     1,224,965
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................   (73,102,035)    10,574,997   $  105,750    3,107,355   $    31,074
Issuance of Series A, B and C preferred stock,
 net...............................................                    7,677,840       76,780
Deferred compensation related to stock options.....
Stock-based compensation...........................
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                     ------------    -----------   ----------   ----------   -----------
Balances, June 30, 1997............................             0     18,252,837      182,530    3,107,355        31,074
Issuance of Series D preferred stock, net..........                    2,942,573       29,426            1             0
Issuance of stock warrants.........................
Issuance of Series C preferred stock as purchase
 price adjustment..................................                      528,737        5,287
Deferred compensation related to stock options.....
Stock-based compensation...........................
Dividends declared.................................
Accretion of Series D preferred PIK dividend.......                                   277,694
Net loss for the year ended June 30, 1998..........
                                                     ------------    -----------   ----------   ----------   -----------
Balances, June 30, 1998............................             0     21,724,147      494,937    3,107,356        31,074
Issuance of Series D preferred stock, net..........                    4,108,288       41,083
Issuance of Series F preferred stock, net..........                    1,978,738       19,787
Issuance of Series G preferred stock, net..........                      400,000        4,000
Deferred compensation related to stock options.....
Stock-based compensation...........................
Accretion of Series D preferred PIK dividend.......                                 1,026,462
Net loss for the year ended June 30, 1999..........
                                                     ------------    -----------   ----------   ----------   -----------
Balances, June 30, 1999............................             0     28,211,173    1,586,269    3,107,356        31,074
Issuance of Series F preferred stock, net..........                    3,393,619       33,936
Issuance of Series I common stock, net.............                                                      1             0
Issuance of Class A common stock in an initial
 public offering...................................
Stock warrants exercised (unaudited)...............
Stock options exercised (unaudited)................
Deferred compensation related to stock options
 (unaudited).......................................
Stock based compensation (unaudited)...............
Conversion of the Series A through G Preferred
 Stock and Series A through I common Stock to Class
 A and Class B common stock (unaudited)............                  (31,604,792)  (1,620,205)  (3,107,357)      (31,074)
Fractional Class A and Class B common shares issued
 due to rounding during conversion (unaudited).....
Stockholder notes receivable (unaudited)...........
Net loss for the nine months ended March 31, 20000
 (unaudited).......................................
                                                     ------------    -----------   ----------   ----------   -----------
Balances, March 31, 2000 (unaudited)...............  $         --             --   $       --           --   $        --
                                                     ============    ===========   ==========   ==========   ===========

                                                                      COMMON STOCK
                                                     ----------------------------------------------
                                                             CLASS A                  CLASS B          ADDITIONAL      UNEARNED
                                                     ------------------------   -------------------     PAID-IN      STOCK-BASED
                                                       SHARES        AMOUNT      SHARES     AMOUNT      CAPITAL      COMPENSATION
                                                     -----------   ----------   ---------   -------   ------------   ------------
Balances, June 30, 1996............................
Partner contributions -- Edison Project LP.........
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................
Effect of reorganization...........................                                                   $11,176,211
Issuance of Series A, B and C preferred stock,
 net...............................................                                                    29,959,883
Deferred compensation related to stock options.....                                                       165,771    $  (165,771)
Stock-based compensation...........................                                                                       45,342
Net loss for the period from November 19, 1996
 through June 30, 1997.............................
                                                     -----------   ----------   ---------   -------   ------------   -----------
Balances, June 30, 1997............................                                                    41,301,865       (120,429)
Issuance of Series D preferred stock, net..........                                                    19,177,196
Issuance of stock warrants.........................                                                     2,500,000
Issuance of Series C preferred stock as purchase
 price adjustment..................................                                                        (5,287)
Deferred compensation related to stock options.....                                                     1,339,118     (1,339,118)
Stock-based compensation...........................                                                                      584,560
Dividends declared.................................                                                    (5,000,000)
Accretion of Series D preferred PIK dividend.......                                                      (277,694)
Net loss for the year ended June 30, 1998..........
                                                     -----------   ----------   ---------   -------   ------------   -----------
Balances, June 30, 1998............................                                                    59,035,198       (874,987)
Issuance of Series D preferred stock, net..........                                                    31,722,481
Issuance of Series F preferred stock, net..........                                                    24,228,435
Issuance of Series G preferred stock, net..........                                                     4,897,755
Deferred compensation related to stock options.....                                                    27,332,927    (27,332,927)
Stock-based compensation...........................                                                                   22,371,358
Accretion of Series D preferred PIK dividend.......                                                    (1,026,462)
Net loss for the year ended June 30, 1999..........
                                                     -----------   ----------   ---------   -------   ------------   -----------
Balances, June 30, 1999............................                                                   146,190,334     (5,836,556)
Issuance of Series F preferred stock, net..........                                                    41,707,582
Issuance of Series I common stock, net.............
Issuance of Class A common stock in an initial
 public offering...................................    6,800,000   $   68,000                         109,232,000
Stock warrants exercised (unaudited)...............       88,512          885                             543,619
Stock options exercised (unaudited)................      652,500        6,525      72,500   $  725      2,167,750
Deferred compensation related to stock options
 (unaudited).......................................                                                       394,757       (394,757)
Stock based compensation (unaudited)...............                                                                    2,808,879
Conversion of the Series A through G Preferred
 Stock and Series A through I common Stock to Class
 A and Class B common stock (unaudited)............   31,240,934      312,409   3,471,215   34,712      1,304,158
Fractional Class A and Class B common shares issued
 due to rounding during conversion (unaudited).....      286,501        2,865     (15,172)    (152)        (2,713)
Stockholder notes receivable (unaudited)...........
Net loss for the nine months ended March 31, 20000
 (unaudited).......................................
                                                     -----------   ----------   ---------   -------   ------------   -----------
Balances, March 31, 2000 (unaudited)...............   39,068,447   $  390,684   3,528,543   $35,285   $301,537,487   $(3,422,434)
                                                     ===========   ==========   =========   =======   ============   ===========


                                                                     STOCKHOLDER
                                                      ACCUMULATED       NOTES
                                                        DEFICIT       RECEIVABLE       TOTAL
                                                     -------------   ------------   ------------
Balances, June 30, 1996............................  $(57,948,468)                  $ 13,928,602
Partner contributions -- Edison Project LP.........                                    1,224,965
Net loss for the period from July 1, 1996 through
 November 18, 1996.................................    (3,840,532)                    (3,840,532)
Effect of reorganization...........................    61,789,000                             --
Issuance of Series A, B and C preferred stock,
 net...............................................                                   30,036,663
Deferred compensation related to stock options.....            --
Stock-based compensation...........................                                       45,342
Net loss for the period from November 19, 1996
 through June 30, 1997.............................    (7,581,063)                    (7,581,063)
                                                     -------------   ------------   ------------
Balances, June 30, 1997............................    (7,581,063)                    33,813,977
Issuance of Series D preferred stock, net..........                                   19,206,622
Issuance of stock warrants.........................                                    2,500,000
Issuance of Series C preferred stock as purchase
 price adjustment..................................                                           --
Deferred compensation related to stock options.....                           --
Stock-based compensation...........................                                      584,560
Dividends declared.................................                                   (5,000,000)
Accretion of Series D preferred PIK dividend.......                                           --
Net loss for the year ended June 30, 1998..........   (21,914,855)                   (21,914,855)
                                                     -------------   ------------   ------------
Balances, June 30, 1998............................   (29,495,918)                    29,190,304
Issuance of Series D preferred stock, net..........                                   31,763,564
Issuance of Series F preferred stock, net..........                                   24,248,222
Issuance of Series G preferred stock, net..........                                    4,901,755
Deferred compensation related to stock options.....                                           --
Stock-based compensation...........................                                   22,371,358
Accretion of Series D preferred PIK dividend.......                                           --
Net loss for the year ended June 30, 1999..........   (49,432,791)                   (49,432,791)
                                                     -------------   ------------   ------------
Balances, June 30, 1999............................   (78,928,709)                    63,042,412
Issuance of Series F preferred stock, net..........                                   41,741,518
Issuance of Series I common stock, net.............                                            0
Issuance of Class A common stock in an initial
 public offering...................................                                  109,300,000
Stock warrants exercised (unaudited)...............                                      544,504
Stock options exercised (unaudited)................                                    2,175,000
Deferred compensation related to stock options
 (unaudited).......................................
Stock based compensation (unaudited)...............                                    2,808,879
Conversion of the Series A through G Preferred
 Stock and Series A through I common Stock to Class
 A and Class B common stock (unaudited)............
Fractional Class A and Class B common shares issued
 due to rounding during conversion (unaudited).....                                           --
Stockholder notes receivable (unaudited)...........                  $(2,175,000)     (2,175,000)
Net loss for the nine months ended March 31, 20000
 (unaudited).......................................   (27,851,655)                   (27,851,655)
                                                     -------------   ------------   ------------
Balances, March 31, 2000 (unaudited)...............  $(106,780,364)  $(2,175,000)   $189,585,658
                                                     =============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                       NINE MONTHS
                                                             YEAR ENDED JUNE 30,                     ENDED MARCH 31,
                                                  ------------------------------------------   ---------------------------
                                                      1997           1998           1999           1999           2000
                                                  ------------   ------------   ------------   ------------   ------------
                                                                                                       (UNAUDITED)
Cash flows from operating activities:
  Net loss.....................................   $(11,421,595)  $(21,914,855)  $(49,432,791)  $(20,161,829)  $(27,851,655)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation and amortization of property
      and equipment............................      3,552,440      7,231,628     11,491,955      8,483,630     13,687,374
    Amortization of deferred charter costs and
      original issue discount..................             --             --        (68,688)      (883,731)      (134,713)
    Stock-based compensation...................         45,342        584,560     22,371,358      4,970,956      2,808,879
    Equipment write-off........................             --             --      1,090,768             --             --
    Loss on disposal of property and
      equipment................................             --        126,500        368,110         51,263        350,918
    Issuance of note receivable in lieu of
      interest income..........................        (18,600)            --             --             --             --
    Changes in operating assets and
      liabilities:
      Accounts and other receivables...........     (5,179,091)    (2,845,258)    (3,126,279)    (1,666,217)   (24,215,615)
      Other current assets.....................       (334,238)      (422,429)      (623,756)      (234,160)    (2,394,333)
      Accounts payable and accrued expenses....      2,414,428      5,497,686      2,563,812     (1,671,403)     2,099,503
      Other liabilities........................             --      1,191,864       (713,736)      (665,737)        34,118
                                                  ------------   ------------   ------------   ------------   ------------
        Cash used in operating activities......    (10,941,314)   (10,550,304)   (16,079,247)   (11,777,228)   (35,615,524)
                                                  ------------   ------------   ------------   ------------   ------------
Cash flows from investing activities:
  Additions to property and equipment..........     (9,090,450)   (21,180,550)   (25,533,246)   (22,797,645)   (53,367,641)
  Proceeds from disposition of property and
    equipment, net.............................             --         35,670     10,537,786     10,537,786      2,057,664
  Proceeds from notes receivable and advances
    due from charter schools...................             --      2,331,667      1,880,989        156,563      3,640,098
  Notes receivable and advances due from
    charter schools............................     (3,858,238)            --    (15,768,384)   (15,011,742)   (10,931,122)
  Other assets.................................        (81,762)    (1,269,192)    (1,445,035)       398,502     (9,332,594)
                                                  ------------   ------------   ------------   ------------   ------------
        Cash used in investing activities......    (13,030,450)   (20,082,405)   (30,327,890)   (26,716,536)   (67,933,595)
                                                  ------------   ------------   ------------   ------------   ------------
Cash flows from financing activities:
  Proceeds from partner contributions..........      7,557,965             --             --             --             --
  Proceeds from issuance of stock and
    warrants...................................     30,466,663     25,251,971     62,060,480     31,763,564    151,586,022
  Costs in connection with equity financing....       (430,000)    (3,545,349)    (1,146,939)            --             --
  Proceeds from stockholders' notes payable....             --        672,155        938,439        938,439             --
  Proceeds from notes payable..................             --     10,797,304      9,624,131      8,938,711     11,992,923
  Payments on notes payable and capital
    leases.....................................     (1,313,145)    (7,293,088)    (6,178,626)    (4,478,443)    (6,682,204)
  Restricted cash..............................       (472,000)    (3,500,000)     1,540,584      1,540,829       (234,127)
                                                  ------------   ------------   ------------   ------------   ------------
        Cash provided by financing
          activities...........................     35,809,483     22,382,993     66,838,069     38,703,100    156,662,614
                                                  ------------   ------------   ------------   ------------   ------------
Increase (decrease) in cash and cash
  equivalents..................................     11,837,719     (8,249,716)    20,430,932        209,336     53,113,495
Cash and cash equivalents at beginning of
  period.......................................      3,903,641     15,741,360      7,491,644      7,491,644     27,922,576
                                                  ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents at end of period.....   $ 15,741,360   $  7,491,644   $ 27,922,576   $  7,700,980   $ 81,036,071
                                                  ============   ============   ============   ============   ============
Supplemental disclosure of cash flow
  information:
  Cash paid during the periods for:
  Interest.....................................   $    527,421   $  1,761,821   $  3,008,260   $  1,817,760   $  2,451,405
Supplemental disclosure of non-cash investing
  and financing activities:
  Additional paid in capital charged to the
    accumulated deficit of the
    Partnership through the date of
    reorganization.............................   $ 61,789,000
  Dividends declared and settled with notes in
    lieu of cash...............................                  $  5,000,000
  Capitalized lease obligations incurred.......   $  6,462,686
  Amounts due from bank under note payable
    incurred...................................   $  1,419,690
  Accretion of Series D preferred PIK
    dividend...................................                  $    277,694   $  1,026,462   $    769,846
  Additions to property and equipment included
    in accounts payable........................                                 $  8,489,460                  $    511,701
  Stockholder note receivable exchanged for
    common stock...............................                                                               $  2,175,000

   The accompanying notes are an integral part of these financial statements.

                              EDISON SCHOOLS INC.

                         NOTES TO FINANCIAL STATEMENTS
                          (INTERIM DATA IS UNAUDITED)

1. DESCRIPTION OF BUSINESS:

     Edison Schools Inc. (the "Company") (formerly known as The Edison Project Inc. and Subsidiaries) manages elementary and secondary public schools under contracts with school districts and charter schools located in 11 states and Washington, D.C. The Company opened its first four schools in the fall of 1995, and, as of June 30, 1999, operated 51 schools with approximately 23,900 students.

     The Company provides the education program, recruits and manages personnel, and maintains and operates the facilities at each school it manages. The Company also assists charter schools in obtaining facilities and the related financing. As compensation for its services, the Company receives revenues which approximate, on a per pupil basis, the average per pupil spending of the school district in which the school is located.

     Prior to November 18, 1996, the Company was a partnership. On November 18, 1996, the partners transferred their interests in the assets and liabilities of the partnership, in a tax free conversion to the Company, in exchange for common and preferred stock. This transaction was accounted for as a reorganization of entities under common control, in a manner similar to a pooling-of-interests.

     On July 26, 1999, the Company's board of directors approved the filing of a registration statement with the Securities and Exchange Commission for an initial public offering ("IPO") of its Common Stock. See Note 15.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents consist of highly liquid debt instruments with original maturities of three months or less. The Company maintains funds in accounts in excess of FDIC insurance limits; however, management believes that it minimizes risk by maintaining deposits in high quality financial institutions.

  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Routine maintenance and repairs are expensed as incurred. The cost of major additions, replacements, and improvements are capitalized. Gains and losses from sales or retirements of property and equipment are included in earnings for the period. Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets (30 years for buildings, the remaining lease term or shorter for leasehold improvements and 3-5 years for all other items).

     The Company purchases or renovates existing buildings to ready them for charter school use. It is the Company's intention to recapture purchase or renovation costs through sale to a third party or through the sale or lease of the building to the charter school board. Buildings or renovations completed and ready for charter school use are depreciated on a straight line basis over the shorter of the estimated useful life of the building or until the sale of the building to a third party. The Company's policy is not to capitalize interest costs on renovation expenditures since the sale transaction does not provide for recovery of interest expense.

  LONG-LIVED ASSETS

     The carrying amount of assets is reviewed on a regular basis for the existence of facts or circumstances, both internally and externally, that suggest impairment. No such impairment has been recorded in fiscal 1999 and fiscal 1998. The Company determines if the carrying amount of a long-lived asset is impaired based on anticipated undiscounted cash flows before interest. In the event of impairment,

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

a loss is recognized based on the amount by which the carrying amount exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows, discounted at a rate commensurate with the risk involved. The Company has not capitalized interest under SFAS No. 34 in connection with the purchase and renovation of certain charter school buildings, since to do so would have required a corresponding adjustment for impairment under SFAS No. 121.

  RESTRICTED CASH

     Restricted cash consists of cash held in escrow in compliance with certain debt agreements, credit issued for the benefit of certain technology suppliers and certain amounts restricted for use in the start-up of future Edison schools.

  REVENUE RECOGNITION

     The Company recognizes revenue from each school pro rata over eleven months from August through June (the "School year").

  PREOPENING COSTS

     The Company expenses certain preopening training, personnel and other costs, which are incurred prior to the fiscal year in which operations commence at new school sites.

     Effective July 1, 1997, the Company elected for early adoption of Statement of Position 98-5, "Accounting for the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 establishes standards for the expensing of start-up costs as incurred as defined in the statement. The Company had originally accounted for the adoption through a cumulative effect adjustment in the year ended June 30, 1998. For purposes of these financial statements, the Company has applied certain provisions of Accounting Principles Board ("APB") No. 20, "Accounting Changes," and retroactively expensed all start-up costs that had previously been deferred.

  NOTES RECEIVABLE

     Notes receivable are recorded at face value less an original issue discount, if the note has no stated rate of interest. The original issue discount is calculated using the Company's rate of interest associated with the cost of funds for the period in which the note is issued. It is management's policy to recognize any note as impaired when, based on its assessment of events and circumstances, it is probable that the Company will be unable to collect all amounts due. If a note is deemed impaired, the Company would measure impairment based on the present value of future cash flows. No impairments have been recognized to date.

  DEFERRED CHARTER COSTS

     Deferred charter costs arise as a result of the Company providing cash to certain charter schools in return for non-interest bearing notes. In accordance with APB No. 21, the Company discounts the non-interest bearing notes and records the corresponding discount as deferred charter costs. These costs represent the accounting recognition given to the Company's right to operate the charter school. Deferred charter costs are included in other assets and are amortized on a straight line basis over the same period as the related discount.

     Net deferred charter costs and accumulated amortization as of June 30, 1999 were $1,207,366 and $1,033,949, respectively.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

  STOCK-BASED COMPENSATION

     For financial reporting purposes, the Company accounts for stock-based compensation in accordance with the intrinsic value method of accounting prescribed by APB No. 25 "Accounting for Stock Issued to Employees." In accordance with this method, no compensation expense is recognized in the accompanying financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is not greater than the amount an employee must pay to acquire the stock as defined. To the extent that stock options are granted to employees with variable terms or if the fair value of the Company's stock as of the measurement date is greater than the amount an employee must pay to acquire the stock, then the Company will recognize compensation expense. The fair value of options granted to non-employees in return for goods and services are included in operating results as an expense.

     Disclosures, including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method as stated in Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," have been included in Note 10.

  ADVERTISING EXPENSES

     Advertising costs consist primarily of print media and brochures and are expensed when the related advertising occurs. Total advertising expense for each of the three years ended June 30, 1997, 1998 and 1999 amounted to approximately $113,000, $265,000 and $788,000, respectively.

  INCOME TAXES

     The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each reporting period based on enacted tax laws and statutory tax rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense consists of the tax payable for the period and the change during the period in deferred tax assets and liabilities. Prior to the reorganization (Note 1), the entity structure consisted solely of a partnership, which under present income tax regulations pays no federal income taxes. Any income or loss was included in the tax returns of the partners.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at June 30, 1999.

  NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effect of options, warrants and convertible securities. Diluted earnings per share is very similar to fully diluted earnings per share. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

shares, such as convertible preferred stock, stock options, and warrants, have been excluded from the computation, as their effect is antidilutive for all periods presented.

     The pro forma basic and diluted net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock assuming conversion of convertible preferred stock outstanding during the period under the if-converted method. Each outstanding share of common and preferred stock will automatically convert into .45 shares of class A common stock and .05 shares of class B common stock. See Note 15(a).

     The calculation of pro forma net loss per share for the fiscal year ended June 30, 1999 is as follows:

Net loss....................................................  $49,432,791
                                                              -----------
Common stock outstanding at July 1, 1998....................    3,107,356
Convertible preferred stock outstanding at July 1, 1998.....   21,724,145
Add:
Issuance of convertible preferred stock as if converted on a
  weighted average basis....................................    3,027,014
                                                              -----------
Pro forma weighted average number of shares outstanding,
  assuming conversion of convertible preferred stock........   27,858,515
                                                              ===========
Pro forma net loss per share................................  $     (1.77)
                                                              ===========

  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, among other things, useful lives, recoverability of equipment, deferred income tax valuation allowance, certain accrued expenses and expenses in connection with stock options and warrants; actual results could differ from these estimates.

  COMPREHENSIVE INCOME

     On July 1, 1997, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes to stockholders' equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported as comprehensive income.

  SEGMENTS

     The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Management evaluates its operating performance as a single segment. The Company's Chief Operating Officer reviews school performance based on a comprehensive, whole school approach. Real estate, after school programs, food services and various other activities are not evaluated on an individual basis. Therefore, the Company has not included the additional disclosures required by SFAS No. 131. Adoption of this accounting standard has no impact on the Company's financial position or net income.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

  IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD

     The Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" in June 1998. This statement is effective in fiscal years beginning after June 15, 2000, although early adoption is permitted. This statement requires the recognition of the fair value of any derivative financial instruments on the balance sheet. Changes in fair value of the derivative and, in certain instances, changes in the fair value of an underlying hedged asset or liability, are recognized through either income or as a component of other comprehensive income. The adoption of SFAS 133 is not expected to have any effect on the Company's financial position or results of operations.

  BASIS OF PRESENTATION

     The fiscal 1997 and 1998 financial statements of the Company reflect the consolidated accounts of its two then wholly owned subsidiaries, Edison Project, LP (the "Partnership") and an inactive corporation. All intercompany balances and transactions have been eliminated in consolidation. During fiscal 1999, the two subsidiaries were merged into the Company or dissolved and their assets and liabilities were assumed by the Company.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the fiscal 1997 and 1998 financial statements to conform with the current year's presentation.

3. NOTES AND OTHER RECEIVABLES:

     Notes and other receivables consist of the following:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1999
                                                             ----------    -----------
Notes receivable due from charter schools(a).............    $1,526,571    $ 6,084,574
Advances due from charter schools(b).....................            --      5,975,537
Other receivables........................................        24,274      1,544,745
                                                             ----------    -----------
                                                              1,550,845     13,604,856
Less, current portion....................................       712,325      9,711,772
                                                             ----------    -----------
     Total notes and other receivables...................    $  838,520    $ 3,893,084
                                                             ==========    ===========

---------------
(a) Notes receivable due from charter schools also includes non-interest bearing notes with an aggregate face value of $839,093 and $6,803,410 at June 30, 1998 and 1999, respectively, less unamortized original issue discount of $1,465,768 at June 30, 1999. Interest is imputed on the notes at 12% per annum. This imputed rate is management's estimate of the fair market interest rate for these loans based on the Company's current estimated borrowing rate of approximately 10% and management's assessment of the incremental risk associated with these loans. The notes mature at various dates through the year 2002.

    Notes receivable due from charter schools includes an interest bearing note at 8.8% per annum. Management believes that the stated rate is the fair market rate for this note. The rate is less than the imputed rate on the non-interest bearing notes discussed above because the charter school has been and plans to continue accumulating cash reserves which would be sufficient to repay the note receivable when due. The note amounted to $687,478 and $746,932 at June 30, 1998 and 1999, respectively, and matures at various dates through the year 2002.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

(b) Advances due from charter schools were converted into a non-interest bearing note receivable in July 1999. The note is due December 31, 1999 and automatically converts into a 20 year term loan with interest at 10% per annum and regular amortization. The advances have been discounted at a rate of 12% over the expected period of refinancing. Consistent with the treatment of non-interest bearing notes receivable as discussed in (a) above. The face value of the advances at June 30, 1999 was $6,343,153, less unamortized original issue discount of $367,616.

     Aggregate maturities of notes receivable are as follows:

     For the fiscal year ending June 30,

2000....................................................  $10,204,966
2001....................................................           --
2002....................................................           --
2003....................................................    5,198,274
2004 and thereafter.....................................       35,000
                                                          -----------
                                                           15,438,240
Less: amount representing discount (see note 3(a) and
  (b))..................................................   (1,833,384)
                                                          -----------
Total notes and other receivables.......................   13,604,856
Less: current portion, net of unamortized discount of
  $493,194..............................................   (9,711,772)
                                                          -----------
Notes and other receivables, noncurrent.................  $ 3,893,084
                                                          ===========

4. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                                                    JUNE 30,
                                                          ----------------------------
                                                              1998            1999
                                                          ------------    ------------
Land and buildings....................................    $  3,161,019    $    --
Leasehold improvements................................      11,748,747      11,844,562
Furniture, fixtures and equipment.....................      24,199,478      36,137,855
Educational software and textbooks....................       4,109,888      16,673,303
                                                          ------------    ------------
                                                            43,219,132      64,655,720
Accumulated depreciation and amortization.............     (11,576,688)    (21,784,482)
                                                          ------------    ------------
     Property and equipment, net......................    $ 31,642,444    $ 42,871,238
                                                          ============    ============

     Assets under capital leases at both June 30, 1998 and 1999 totaled $5,449,180 and related accumulated amortization totaled $3,021,407 and $4,564,551, respectively. Amortization expense for each of the three years ended June 30, 1997, 1998 and 1999 related to assets under capital leases amounted to $1,100,286, $1,602,121 and $1,543,144, respectively. The Company wrote off approximately $1,100,000 of equipment during the year ended June 30, 1999 in connection with its year-end physical equipment inventory.

     In March 1998, the Company purchased an office building in Trenton, New Jersey for approximately $618,000 and made significant improvements for use as a charter school. In September 1998, the Company entered into a non-cancellable operating lease, which expires on August 31, 1999, with the charter school for which the Company provides services. In December 1998, the Company sold the building to a real estate investment trust, and simultaneously entered into an 18 year operating lease for

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

the building with future annual minimum rentals approximating $950,000. Subsequent to the sale and leaseback, the Company is expected to continue its operating lease with the charter school (the "Sublease") on a month-to-month basis (see Note 7). The Company received approximately $6,000,000 in cash and realized a gain of approximately $28,000 on the sale of the building, which is included in the loss on disposal of property and equipment in the statement of operations for the year ended June 30, 1999.

     In June 1998, the Company exercised an option to purchase a charter school building in Detroit, Michigan for $2,500,000 which the Company had been leasing under a capitalized lease. In September 1998, the Company, which provides services at the site, sold the building to the charter school for approximately $6,300,000 and incurred a loss of approximately $79,000, which is included in the loss on disposal of property and equipment in the statement of operations for the year ended June 30, 1999. The Company received approximately $4,400,000 in cash and a non-interest bearing subordinated note approximating $1,900,000 before discount, which is due on June 30, 2002 (see Note 3(a)).

     As of June 30, 1998, the Company had recorded in Property and Equipment approximately $8,100,000 from the two buildings noted above. No such amounts were recorded as of June 30, 1999.

5. ACCRUED EXPENSES:

     Accrued expenses consist of the following:

                                                                      JUNE 30,
                                                              ------------------------
                                                                 1998          1999
                                                              ----------    ----------
Accrued payroll and benefits..............................    $4,801,481    $7,349,776
Accrued taxes other than income...........................       932,633     1,436,092
Accrued other.............................................     1,180,820     1,013,853
                                                              ----------    ----------
     Total accrued expenses...............................    $6,914,934    $9,799,721
                                                              ==========    ==========

6. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                     JUNE 30,
                                                             -------------------------
                                                                1998          1999
                                                             ----------    -----------
Notes payable(a).........................................    $8,870,955    $13,934,160
Capital leases (Note 7)..................................     2,608,153        990,453
                                                             ----------    -----------
                                                             11,479,108     14,924,613
Current portion..........................................    (4,601,683)    (6,660,789)
                                                             ----------    -----------
     Total long-term debt................................    $6,877,425    $ 8,263,824
                                                             ==========    ===========

---------------
(a) Notes payable at June 30, 1998 and 1999 consist of notes with five financing companies collateralized by computer equipment, furniture and other assets of the Company. All notes are similarly structured and generally provide for equal monthly installments, including interest and principal, over a term of 36 to 48 months. Monthly payments to each noteholder range from approximately $30,000 to $363,000. Certain notes also provide for a final installment of up to 15% of the original principal amount. Interest rates are fixed and range from 15.0% to 20.4% per annum.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

     In connection with amounts currently outstanding under the notes payable and capital lease agreements (see Note 7), as of June 30, 1998 and 1999, the Company had outstanding stock purchase warrants to lenders that provide for the purchase of up to 575,881 and 625,881 shares of Series A common stock at purchase prices ranging from $2.00 to $7.96 and $2.00 to $8.00 per share, respectively. The stock purchase warrants are exercisable either 100% at the date of grant, or 50% at the date of grant with the remainder vesting ratably over the next five years. The stock purchase warrants expire at various dates through 2009. At the time of issuance, the value of the warrants was not deemed significant pursuant to a calculation using the Black Scholes option pricing model. Accordingly, no value has been assigned to the warrants.

     The Company is subject to certain reporting debt covenants under several of its debt agreements. The Company received a waiver from one of its lenders for a capital lease obligation amounting to $2,608,153 as of June 30, 1998 for a violation of a non-financial covenant. The non-financial covenant required compliance within ninety days after June 30, 1998. The covenant was waived as of June 30, 1998. All debt covenants thereafter have been complied with on a timely basis.

     Aggregate maturities of notes payable are as follows:

For the fiscal year ending June 30,
2000....................................................  $ 5,688,566
2001....................................................    5,296,462
2002....................................................    2,877,224
2003....................................................       71,908
                                                          -----------
     Total..............................................  $13,934,160
                                                          ===========

7. LEASES:

     The Company has entered into several lease agreements for school site computers and equipment. The agreements, which are accounted for as capital leases, provide that the Company will lease equipment for terms of 36 or 42 months with interest rates of 9.5% to 9.75%. Also, the Company has entered into various non-cancelable operating leases for office space and currently leases school sites. These leases expire at various dates through the year 2027.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

     At June 30, 1999, the present value of the minimum lease payments under the capital leases and rental commitments under operating leases with terms in excess of one year are as follows:

                                                             CAPITAL
                                                             LEASES        OPERATING LEASES
                                                          -------------    ----------------
For the fiscal year ending June 30,
2000....................................................   $1,015,055        $ 3,088,637
2001....................................................       18,230          2,966,202
2002....................................................           --          2,942,976
2003....................................................           --          2,888,126
2004....................................................           --          2,801,566
Thereafter..............................................           --         17,773,209
                                                           ----------        -----------
Total commitments.......................................    1,033,285        $32,460,716
                                                                             ===========
Less amount representing interest.......................      (42,832)
                                                           ----------
Present value of minimum lease payments.................      990,453
Less current installments of capital lease obligation...     (972,223)
                                                           ----------
Capital lease obligations, excluding current
  installments..........................................   $   18,230
                                                           ==========

     Total rental expense for each of the three years ended June 30, 1997, 1998 and 1999 related to operating leases amounted to approximately $524,000, $1,876,000 and $3,388,000, respectively.

     The Company has a sublease with a charter school on a month-to-month basis in the amount of $28,000 per month (see Note 4). The rental income has been recorded as a reduction to rental expense included in administration, curriculum and development expense.

8. RELATED PARTY TRANSACTIONS:

  STOCKHOLDER NOTES RECEIVABLE

     The stockholder notes receivable consists of two recourse notes from the Chairman of the Company, which arose in connection with his employment agreements. The note agreements, as amended March 1, 1997, bear interest at 5.83% per annum and do not require periodic interest or principal payments until maturity. The stockholder receivable is collateralized by the assignment of the proceeds of a life insurance policy and in the event of termination can be offset against the severance pay obligation of the Company. The receivable is due on the earlier of February 15, 2002, the date on which employment of the Chairman is terminated by the Company or upon the death of the Chairman.

     In June 1999, the board of directors agreed to make loans to the Chief Executive Officer ("CEO") of the Company. The loans would bear interest at the greater of the prime rate or the Company's actual borrowing rate, in effect from time to time, with payment due in full on the fifth anniversary of the loans. The purpose of the loans are to provide funds to the CEO to exercise certain options granted to him and to pay the related personal income tax impact. Management expects that the option loan will be $2,200,000. The loan for the estimated tax impact is based on the future estimated fair market value of the Company's stock and, accordingly, is not estimable at this time. No loans have been made at this time. To the extent that a loan is made for the purchase of shares, it will be reflected as a reduction of equity in the balance sheet.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

  STOCKHOLDERS' NOTES PAYABLE

     The Series A Common and Series A-C Preferred stockholders have been issued promissory notes dated December 18, 1997 for $4,407,903 and January 1, 1998 for $592,097 (see Note 9). In addition, as part of the Series D Preferred private placement (see Note 9), the Company issued to stockholders, promissory notes dated December 30, 1997 for $611,025, January 28, 1998 for $61,130, August 24,
1998 for $487,844 and December 14, 1998 for $450,595. The principal for each of the notes is payable on the tenth anniversary of the dates of issuance. Each note bears interest at 7% per annum, of which 50% is payable at maturity and the balance payable each April 1, starting in fiscal 1999 and thereafter.

  MANAGEMENT AGREEMENT

     The Company and WSI Inc. ("WSI"), a shareholder of the Company, entered into a five-year management agreement, dated March 15, 1995, as amended November 15, 1996, March 1, 1997 and December 15, 1997. This agreement provides for payments of fees and expenses as approved by the Company's Board of Directors in return for consulting and other services to be rendered by WSI. Payments for each of the three years ended June 30, 1997, 1998 and 1999 relating to the management agreement amounted to $867,619, $65,123 and $2,762, respectively.

     The Chief Executive Officer of the Company is also the sole shareholder of WSI.

  PLEDGE OF SHARES

     WSI and its sole shareholder have pledged all of their direct and indirect interests in the Company to a bank in order to obtain personal loans. The due date of the personal loans has been extended from August 30, 1999 to August 30, 2002. If WSI and its sole shareholder were to default on the personal loans in the future, their interest would revert to the bank.

9.  COMMON AND PREFERRED STOCK:

  PREFERRED STOCK

     Preferred stock consists of the following:

                                                                     JUNE 30, 1998             JUNE 30, 1999
                                                                 ----------------------   ------------------------
                                            AUTHORIZED    PAR    OUTSTANDING              OUTSTANDING
               DESCRIPTION                    SHARES     VALUE     SHARES       AMOUNT      SHARES        AMOUNT
               -----------                  ----------   -----   -----------   --------   -----------   ----------
Series A Convertible Preferred stock
  ("Series A Preferred")..................  31,000,000   $.01    15,147,218    $151,472   15,147,218    $  151,472
Series B Convertible Exchangeable
  Preferred stock ("Series B
  Preferred").............................   1,010,101   $.01       505,050       5,051      505,050         5,051
Series C Convertible Exchangeable
  Preferred stock ("Series C
  Preferred").............................   6,258,608   $.01     3,129,304      31,293    3,129,304        31,293
Series D Convertible Preferred stock
  ("Series D Preferred")..................  25,077,843   $.01     2,942,575     307,121    7,050,863     1,374,666
Non-Voting Series E Convertible Preferred
  ("Non-Voting Series E Preferred").......   6,759,420   $.01            --          --           --            --
Series F Convertible Preferred stock
  ("Series F Preferred")..................   4,757,476   $.01            --          --    1,978,738        19,787
Non-Voting Series G Convertible Preferred
  stock ("Non-Voting Series G
  Preferred").............................   3,067,606   $.01            --          --      400,000         4,000
                                            ----------   ----    ----------    --------   ----------    ----------
    Total preferred stock.................  77,931,054           21,724,147    $494,937   28,211,173    $1,586,269
                                            ==========           ==========    ========   ==========    ==========

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

  COMMON STOCK

     Common stock consisted of the following:

                                                        JUNE 30, 1998           JUNE 30, 1999
                                                    ---------------------   ---------------------
                              AUTHORIZED     PAR    OUTSTANDING             OUTSTANDING
        DESCRIPTION             SHARES      VALUE     SHARES      AMOUNT      SHARES      AMOUNT
        -----------           -----------   -----   -----------   -------   -----------   -------
Series A Common Stock
  ("Series A Common").......   97,466,145   $.01     3,107,350    $31,074    3,107,350    $31,074
Series B Common Stock
  ("Series B Common").......            1   $.01             1                       1         --
Series C Common Stock
  ("Series C Common").......            1   $.01             1                       1         --
Series D Common Stock
  ("Series D Common").......            1   $.01             1                       1         --
Series E Common Stock
  ("Series E Common").......            1   $.01             1                       1         --
Series F Common Stock
  ("Series F Common").......            1   $.01             1                       1         --
Series G Common Stock
  ("Series G Common").......            1   $.01             1                       1         --
Series H Common Stock
  ("Series H Common").......            1   $.01            --                      --         --
Non-Voting Common Stock.....    9,827,026   $.01            --                      --         --
                              -----------            ---------    -------    ---------    -------
     Total common stock.....  107,293,178            3,107,356    $31,074    3,107,356    $31,074
                              ===========            =========    =======    =========    =======

     Series B Common through Series H Common are known as "Special Common".

     Each share of preferred stock is convertible at any time, at the option of the holder, into one share of Series A Common. The preferred stock is subject to mandatory conversion into common stock upon the completion of an initial public offering resulting in gross proceeds of at least $50,000,000, at a per share offering price of at least $7.00 per share.

     All holders of preferred stock and common stock are entitled to share ratably in any dividends declared by the board of directors.

     On November 30, 1997, the Company's board of directors declared a dividend to be paid at a rate of 0.228426 per share to all stockholders of record on December 11, 1997 and payable in the form of interest bearing notes (see Note 8) in December 1997. The total issued and outstanding shares of common and preferred stock on the record date was 3,107,356 and 18,781,572 shares, respectively.

     The Series D Preferred was sold to accredited investors for a unit price of $7.96. A unit included a share of Series D Preferred, three options for fractional shares of Series A Common, and a note payable for 22.8 cents per share. Of the three options included in the unit, the first option entitles the holder to .0095955 shares of Series A Common at an exercise price of $20.00 per share. On December 31, 1997, the grant date, 70% of these options vested immediately, of which 50% expire five years from the grant date and the remainder expire ratably over the next two years. The balance vest 10% annually commencing June 30, 1998 and expire five years after vesting. The second option entitles the holder to .0095955 shares of Series A Common at an exercise price of $3.00 per share. These options vest on or before January 1, 2000 upon the Company's completion of a Qualified Offering at a price per share of $16.00 or more or (ii) after January 1, 2000 and on or before January 1, 2001 at a price per share of $24.00 or more. A Qualified Offering is defined as (i) the sale by the Company and/or its stockholders of equity securities of

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

the Company to the public in a bona fide, firm underwriting commitment to a registration statement on Form S-1 under The Securities Act of 1933, as amended, which has been declared effective by the Securities and Exchange Commission or
(ii) a private placement by the Company and/or its stockholders with aggregate gross proceeds of at least $50,000,000 to the Company and/or its stockholders. These options expire ten years after vesting. The third option entitles the holder to 0.014393 shares of Series A Common at an exercise price of $16 per share. However, these options only vest if the Company is a public company and its closing price is $32.00 per share for more than 90 consecutive days. These options expire ten years after vesting.

     The Series D Preferred and Non-Voting Series E Preferred ("Dividend Securities") stockholders are entitled to a cumulative 6% paid in kind ("PIK") dividend on the issued and outstanding shares at July 1, 2000 (the "First Dividend Date") and thereafter at a rate of 6% per annum on the issued and outstanding shares through December 2003. If the Dividend Securities are converted into shares of common stock, all accrued and unpaid PIK dividends will be converted into shares of common stock. However, PIK dividends will terminate upon certain defined future events, including an IPO. Dividends on other preferred stock series are non-cumulative. With respect to rights of liquidation, winding up and dissolution, Series D Preferred and Non-voting Series E Preferred rank prior to the Series A Preferred, Series B Preferred, and Series C Preferred, which all rank pari passu with each other, and all of the Company's Preferred Stock rank prior to all Common Stock of the Company. Holders of Special Common hold rights not afforded to other holders of Common Stock or Preferred Stock, such as certain rights to elect members of the Company's Board of Directors and to participate in certain votes regarding the By-Laws. Shares of Special Common are non-transferable except to the Company and as expressly set forth in the Company's Shareholders' Agreement. Each existing holder of Preferred Stock or Series A Common has certain preemptive rights to purchase in any sale of additional equity by the Company and on the same terms such additional shares as may be necessary to maintain such holder's relative percentage ownership.

     On July 2, 1999, the Company filed an amended Certificate of Incorporation with the State of Delaware which changed its capital structure. The authorized capital stock subsequent to the amendment consists of 114,893,179 shares of Common Stock, par value $0.01 per share, and 85,531,054 shares of Preferred Stock, par value $0.01 per share, representing an additional authorization of 7,600,001 shares of Common Stock and an additional 7,600,000 shares of Preferred Stock. Of the total increase in Common Stock, 7,000,000 shares were designated as Series A Common, one share was designated as Series I Common Stock, and an additional 600,000 shares were designated as Non-Voting Common Stock. Of the total increase in Preferred Stock, 7,000,000 shares were designated as Series F Preferred and 600,000 shares were designated as Non-Voting Series G Preferred. The Series F Preferred and the Non-Voting Series G Preferred rank prior to the Series A, B and C Preferred and the Common Stock. (See Notes 8 and 13).

     In July 1999, the Company completed two private placement financing transactions for total proceeds of $41,741,518 in exchange for 3,393,619 shares of Series F Convertible Preferred and one share of Series I Common.

     In March 1995, the Company granted to an investment bank options to purchase 100,000 shares of Series A Common, exercisable at $0.50 per share, for services rendered in raising equity financing. The options vested immediately on the grant date. The options expire on July 2, 2002.

     In addition, WSI, a stockholder, holds two options to purchase shares of the Company's Series A Common. Under the first option, WSI has the right to purchase up to 425,000 shares at $20 per share whereby 250,000 shares vested immediately and commencing on June 30, 1996, 50,000 shares vest annually for each of the following three years and 25,000 shares vest in the final year. Under the second option, WSI has the right to purchase up to 500,000 shares at $40 per share whereby 250,000 shares

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

vested immediately and commencing on June 30, 1996, 50,000 shares vest annually for each of the next five years. The options expire in years 2003 through 2005. At the time of the grant in March 1995, the options were accounted for pursuant to the provision of APB No. 25 and, accordingly, the Company recorded no compensation expense.

     As of June 30, 1999, stock options issued and outstanding in conjunction with the Series D preferred private placement entitled the holders to purchase 473,569 shares of Series A Common.

     In June 1998, the Company, in exchange for $2,500,000, issued 1,887,500 warrants to a philanthropic foundation to purchase 1,887,500 of Series D Preferred at the price of $7.96 per share. The warrant expires on June 1, 2005. Certain provisions of the warrant agreement require such funds to be applied towards the pre-opening expenses and start-up investments with respect to certain schools that the Company operates.

10. STOCK OPTIONS:

     A summary of the Company's employee stock option activity is as follows:

                                                             WEIGHTED          STOCK         WEIGHTED
                                                            AVERAGE OF        OPTIONS       AVERAGE OF
                                               SHARES     EXERCISE PRICES   EXERCISABLE   EXERCISE PRICES
                                              ---------   ---------------   -----------   ---------------
Under option at June 30, 1996...............  1,597,210       $ 2.48           354,939        $ 2.44
Options granted in fiscal 1997..............    472,500       $ 3.00
Options cancelled in fiscal 1997............     (8,845)      $ 2.50
                                              ---------
Under option at June 30, 1997...............  2,060,865       $ 2.60           638,213        $ 2.50
Options granted in fiscal 1998..............  4,783,110       $28.28
Options cancelled in fiscal 1998............    (10,477)      $ 2.50
                                              ---------
Under option at June 30, 1998...............  6,833,498       $20.52         1,253,459        $ 2.56
Options granted in fiscal 1999..............  1,236,109       $16.16           171,663        $17.08
Options cancelled in fiscal 1999............    (15,183)      $ 3.56
                                              ---------
Under option at June 30, 1999...............  7,918,024       $20.44         2,608,990        $ 4.02
                                              =========

     The board of directors approved on October 20, 1998 and amended on June 30, 1999, the 1998 Site Option Plan (the "Site Plan"). A maximum of 1,500,000 shares of Series A Common can be awarded under the Site Plan. The options under this plan cover all persons who are employed at the Company's schools. The options granted are intended to be either incentive stock options under section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. The vesting of the options is determined by the board of the directors, however, these become exercisable on the earlier of an IPO or February 16, 2006. The options expire ten years after the date of grant. As of June 30, 1999, the Company has granted 63,109 of these options. On July 9, 1999, the Company granted additional options to purchase 404,366 shares of Series A Common.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

     The board of directors on June 30, 1999 approved the adoption of the 1999 Stock Option Plan (the "1999 Plan"). A maximum of 1,000,000 shares of Series A Common can be awarded under the 1999 Plan. The options granted cover all employees except senior executives and are intended to be either incentive stock options under Section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. The board determines the vesting of the options for each employee; however these become exercisable on the earlier of an IPO or February 16, 2006. The options expire ten years after the date of grant. On June 30, 1999, the Company granted options to purchase 198,500 shares of Series A Common. Additionally, on July 9, 1999, the Company granted options to purchase 199,750 shares of Series A Common.

     The board of directors on June 30, 1999 approved the adoption of the 1999 Key Stock Incentive Plan (the "Plan"). A maximum of 1,000,000 shares of Series A Common can be awarded under the Plan. The options granted cover a variety of stock-based awards to senior executives, officers and directors and are intended to be either incentive stock options under section 422 of the Internal Revenue Code of 1986 or non-qualified options. Options granted will have an exercise price equal to the fair market value of the Series A Common at the grant date. Each option is exercisable as determined by the board of directors; such terms are included in each option agreement. On June 30, 1999, the Company granted options to purchase 438,000 shares of Series A Common.

     The following table summarizes information about stock options outstanding at June 30, 1999:

                                                OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                    --------------------------------------------   ------------------------
                                                          WEIGHTED
                                                          AVERAGE      WEIGHTED                   WEIGHTED
                                                         REMAINING    AVERAGE OF                 AVERAGE OF
             RANGE OF                     SHARES         CONTRACTED    EXERCISE      SHARES       EXERCISE
         EXERCISE PRICES               OUTSTANDING          LIFE        PRICES     EXERCISABLE     PRICES
         ---------------            ------------------   ----------   ----------   -----------   ----------
$2.00 - $8.00.....................       3,306,340          2.9         $ 3.34      2,435,752      $ 3.00
$12.30............................         704,184          4.9         $12.30         63,183      $12.30
$16.00............................         750,000          3.8         $16.00             --          --
$20.00............................           7,500          5.0         $20.00             --          --
$22.00............................         500,000          5.0         $22.00             --          --
$32.00............................       1,250,000          3.8         $32.00        110,055      $32.00
$56.00............................       1,400,000          3.8         $56.00             --          --
                                        ----------                                  ---------
                                         7,918,024                                  2,608,990
                                        ==========                                  =========

     The Company, during the fourth quarter of fiscal 1999, made amendments to existing options which resulted in a new measurement date. As a result, stock-based compensation expense was recorded representing the difference between the exercise price of the options and the deemed fair market value of the underlying stock at that time. In this regard, the Company has recognized an expense of approximately $17,400,000 in the fourth quarter of fiscal 1999. During fiscal 1999, the Company also recorded an expense of approximately $4,970,000 in connection with stock options subject to variable accounting.

     Had compensation cost for the Company's stock option issuances been determined based on the fair value at the grant date for awards in each of the three years ended June 30, 1997, 1998 and 1999

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

consistent with the provisions of SFAS No. 123, the Company's net loss attributable to common stockholders would have been adjusted to the pro forma amounts indicated below:

                                                                 YEAR ENDED JUNE 30,
                                                      ------------------------------------------
                                                          1997           1998           1999
                                                      ------------   ------------   ------------
Net loss attributable to common stockholders -- as
  reported.........................................   $(11,421,595)  $(26,482,749)  $(50,459,253)
Net loss attributable to common stockholders -- pro
  forma............................................   $(11,486,192)  $(26,223,668)  $(28,334,780)
Basic and diluted net loss attributable to common
  stockholders per share -- as reported............   $      (3.68)  $      (8.52)  $     (16.24)
Basic net loss attributable to common stockholders
  per share -- pro forma...........................   $      (3.70)  $      (8.44)  $      (9.12)

     The fair value of each option grant is estimated on the date of the grant using the "Black-Scholes Option-pricing Model" with the following weighted average assumptions used for grants for each of the years ended June 30, 1997, 1998 and 1999: zero dividend yield; no volatility; a weighted average risk-free interest rate of 6.33%, 5.69% and 5.40%, respectively; and expected lives of 5.3, 3.0 and 6.7 years, respectively.

     The following table summarizes the weighted-average grant-date fair values of options granted during fiscal 1999:

                                                   EXERCISE PRICE      EXERCISE PRICE      EXERCISE PRICE
                                                 EQUALED FAIR VALUE     EXCEEDED FAIR      LESS THAN FAIR
                                                    AT ISSUANCE       VALUE AT ISSUANCE   VALUE AT ISSUANCE
                                                 ------------------   -----------------   -----------------
Weighted average exercise price of options
  granted during the year......................        $12.30              $20.38               $6.26
Weighted average fair value of options granted
  during the year..............................        $12.30              $11.24               $9.52

     On June 30, 1999, the Company also granted 17,500 options in shares of Series A Common to certain non-employees. 10,000 options in shares of Series A Common are exercisable at $8.00 per share and vest 20% upon grant and the balance vest ratably over the next four years. 7,500 options in shares of Series A Common are exercisable at $12.30 per share and vest ratably over the next five years. As of June 30, 1999, 2,000 options were fully vested. Management believes that the value of the options issued is de minimus as calculated using the Black-Scholes option pricing model with the following assumptions: zero dividend yield; 30% volatility, and a weighted average risk-free interest rate at 5.4% and expected life of 10 years. These options to purchase shares of Series A Common were granted under the Plan.

11. INCOME TAXES:

     There is no provision for federal or state and local income taxes pro forma or otherwise for the years ended June 30, 1997, 1998 and 1999 since the Company has incurred operating losses. Due to the uncertainty of the Company's ability to realize the tax benefit of such losses, a valuation allowance has been established to equal the total net deferred tax assets.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

          The components of deferred tax assets and liabilities consist of the following:

                                                                    JUNE 30,
                                                           ---------------------------
                                                              1998            1999
                                                           -----------    ------------
Deferred tax assets:
  Net operating loss carryforward........................  $16,938,000    $ 30,277,000
  Accrued liabilities....................................           --       1,874,000
  Stock options..........................................           --       8,501,000
  Amortization...........................................           --       2,282,000
  Organizational costs...................................       18,000          13,000
                                                           -----------    ------------
     Total deferred tax assets...........................   16,956,000      42,947,000
                                                           -----------    ------------
Deferred tax liabilities:
  Fixed assets...........................................           --         857,000
  Book basis of investment in excess of tax basis........    4,651,000              --
                                                           -----------    ------------
     Total deferred tax liabilities......................    4,651,000         857,000
                                                           -----------    ------------
Net benefit for income taxes.............................   12,305,000      42,090,000
Valuation allowance......................................  (12,305,000)    (42,090,000)
                                                           -----------    ------------
     Net deferred tax asset..............................  $        --    $         --
                                                           ===========    ============

     At June 30, 1999, the Company had approximately $80,000,000 of net operating loss carryforwards available to reduce its future taxable income. Under current Federal income tax law, approximately $45,000,000 of such carryforwards will expire in 2013 and approximately $35,000,000 will expire in 2019.

12. EMPLOYEE BENEFIT PLANS:

     The Company has established a 401(k) Plan for substantially all full-time employees. The Company matches each participant's contribution up to 50% of the first $1,000. Participants become fully vested in the match after one year. Contributions to the 401(k) Plan made by the Company for each of the three years ended June 30, 1997, 1998 and 1999 amounted to $19,179, $28,936 and $62,876, respectively.

13. COMMITMENTS AND CONTINGENCIES:

  LONG TERM LEASE OBLIGATIONS

     The Company has entered into operating leases for two charter school facilities with lease terms in excess of the initial term of the management agreement for the schools operating in those facilities.

     One of the facilities, currently housing two schools, has been leased for an 18 year term expiring in June 2017. The initial term of the management agreement to operate in this facility expires in June 2002. The annual lease payments begin at $640,500 per year and increase by approximately 2% per year resulting in a final year's annual rent of $905,823.

     The second facility, currently housing two schools, has been leased for a 15 year term expiring in September 2013. The initial term of the management agreement to operate in this facility expires in June 2001. The annual lease payment is $769,000 through fiscal 2008 and increases to $932,400 for fiscal 2009 through fiscal 2013.

     Although the Company's lease obligations exceed the length of the initial management agreement, the Company hopes to renew these management agreements or enter into management agreements with different charter school boards in the event the current charter school boards do not renew their agreements. There can be no assurance that the Company can find substitute charter school boards in the

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

event its current clients decline to renew. In that event, the Company would be obligated to continue paying rent although it would be generating no revenues from these facilities which would have an adverse effect on the Company's financial results.

  LITIGATION

     The Company is subject to occasional lawsuits, investigations and claims arising out of the normal conduct of its business. Management does not believe the outcome of any pending claims will have a material adverse impact on the Company's financial position or results of operations.

  EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with certain of its executives. Such agreements may be terminated by either the executive or the Company at any time and provide, among other things, certain termination benefits. As of June 30, 1999, the aggregate termination benefits of the executives and certain other employees approximated $4,800,000.

  SETTLEMENT AGREEMENTS

     In connection with the development of certain parts of the core curriculum, agreements were entered into with former employees to compensate them for services rendered. Two former employees who provided such services had bonus agreements while employed with the Company which amounted to $888,900 and were contingent upon the occurrence of a qualified equity transaction. Such a transaction occurred in December 1997, causing the obligation to be payable in three equal annual installments beginning twelve months after the equity transaction. In addition, the Company entered into settlement agreements with three other former employees who, while employed, rendered such services for an aggregated obligation of $1,825,000. Upon execution of the settlement agreements dated January 30, 1998, $825,000 was paid immediately, while the balance of $1,000,000 is payable in two equal annual installments of principal plus interest on the first and second anniversary date of the agreements. Interest is computed at the rate of 6% per annum. In addition, the attorney who rendered legal services in connection with the settlement agreements was paid $10,000. The aforementioned expenses are included in design team compensation for the year ended June 30, 1998.

  GUARANTEES

     The Company has guaranteed certain debt obligations of charter school boards with which it has management agreements. As of June 30, 1999, the Company had provided guarantees totaling approximately $4,900,000. The debt obligations mature in August 2001 and June 2002.

     As of June 30, 1999, the debt obligations of the charter school boards are current. Under the guarantor agreements, the Company is also required to maintain minimum cash balances that may increase under certain circumstances, as well as to satisfy certain financial reporting covenants.

     For fiscal 1998 and 1999, all covenants have been met except that the Company received waivers for June 30, 1998 and 1999, respectively, from one financial institution as of June 30, 1998 and 1999 due to non-compliance with a covenant that requires maintenance of certain minimum cash balances aggregating to $1.5 million at fiscal year end. These instances of non-compliance were cured on July 1, 1998 and July 5, 1999, respectively.

  STOCK PURCHASE AGREEMENT

     In July 1999, the Company entered into a preferred stock purchase agreement with a corporation providing for the purchase of up to 2,000,000 shares of the corporation's preferred stock, par value $0.001

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

per share, for a purchase price of $5.00 per share. The Company purchased 1,000,000 shares in July 1999 for a total investment of $5,000,000, which represents approximately 16.5% ownership in the corporation. The Company expects to account for the investment, which is included in other long-term assets, under the equity method of accounting. Under the agreement, if the corporation sells additional shares of its preferred stock prior to the second anniversary of the investment, the Company will be required to purchase up to $5,000,000 of additional shares of preferred stock. The chairman of the board of the corporation is also a director of the Company.

14. CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and cash equivalents, notes receivable and advances to charter schools, and trade receivables. The Company manages its credit risk by maintaining cash and cash equivalents with financial institutions that it believes are financially sound and through the contractual arrangements that it has entered into with each district and charter school.

     Trade receivables are primarily short-term receivables from various district and charter schools. Credit risk is affected by changing conditions within the economy of individual states and school districts in which the Company operates. The Company establishes an allowance for doubtful accounts, if necessary, based upon factors surrounding the credit risk of specific customers, historical trends and other information.

     Notes receivable from charter schools are both short-term and long-term. Credit risk associated with those amounts is affected not only by the economy of individual states and school districts in which the charter school operates, but on the continued existence of charter school laws. The Company establishes an allowance of uncollectible amounts, if appropriate, based upon factors surrounding the credit risk of the specific charter schools, historical trends and other information.

15. SUBSEQUENT EVENTS

     (a) In August 1999, the Company issued approximately 177,000 stock options at $12.30 to employees and non-employees. The options vest over three to six years and expire ten years from date of issuance.

     In October 1999, the Board of Directors (the "Board") approved the adoption of the 1999 Stock Incentive Plan (the "Incentive Plan") for employees and authorized the Compensation Committee to administer the Plan for which a maximum of 2,500,000 shares of class A common stock can be issued. Stock based awards issued under the Plan that are unexercised are available for future award grants.

     On October 5, 1999, the Board of Directors approved a proposal to amend the capitalization structure of the Company. The amendment will become effective through both approval of the shareholders and at the closing of the initial public offering.

     Under the amendment, outstanding Series A through G Preferred Stock will convert into Class A Common Stock with the number of shares upon conversion calculated as the original purchase price for each share plus accrued and unpaid dividends divided by the conversion price multiplied by nine-twentieths. In addition, each Preferred share will convert into a number of shares of Class B Common Stock calculated as the original purchase price for each share plus accrued and unpaid dividends divided by the conversion price multiplied by one-twentieth.

     All outstanding shares of Series A Common, Special Common, and Non-Voting Common shall automatically convert into nine-twentieths of a share of Class A Common Stock and one-twentieth of a share of Class B Common Stock. In addition, all fractional shares of Class A Common Stock and Class B Common Stock will be rounded up to the next larger number. Pro forma per share data as shown in Note 2 to the financial statements reflects the effect of the conversion on outstanding capital stock as if the initial public offering became effective.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

     (b) In October 1999, the Company anticipates issuing warrants to a third party to purchase Series A Common at $12.30 per share. The warrants will vest upon issuance and expire five years from date of issuance.

     (c) On November 17, 1999, the Company completed an initial public offering ("IPO") in which the Company sold 6,800,000 shares of its Class A Common Stock for net proceeds to the Company of approximately $109.3 million.

     Upon the closing of the IPO, each share of the prior classes of preferred and common stock was automatically converted into 0.45 shares of Class A Common Stock and 0.05 shares of Class B Common Stock, which had the same effect as a one-for-two reverse stock split. Accordingly, all share and per share information included in the financial statements prior to the IPO have been retroactively adjusted to reflect a one-for-two reverse stock split.

16. NOTE TO INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED MARCH 31, 1999 AND 2000, (UNAUDITED)

  INTERIM BASIS OF PRESENTATION

     The interim financial statements as of March 31, 2000 and for the nine months ended March 31, 1999 and 2000 are unaudited and reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

  LINE OF CREDIT


     In November 1999, the Company obtained a line of credit from Imperial Bank (the "LOC") which provides for borrowings of up to $10 million. The LOC is for 3 years and may be used for seasonal working capital needs and other general corporate purposes. The interest rate on the LOC is LIBOR plus 4% and it is collateralized by the general assets of the Company and is subject to financial covenants and restrictions, including minimum liquidity requirements and prohibition on the payment of dividends. The Company incurs a cost for unused balances on the LOC equal to five basis points per annum. As of March 31, 2000 and June 30, 2000, no amounts had been borrowed under the LOC.


  EQUIPMENT FINANCING

     In October 1999, in connection with an equipment financing, the Company issued to an equipment financing firm a warrant to purchase up to 15,000 shares of Series A Common Stock at an exercise price of $12.30 per share. Upon the closing of the IPO, each share of Series A Common Stock converted, automatically and without additional consideration, into 0.45 shares of Class A Common Stock and 0.05 shares of Class B Common Stock, and the warrant automatically adjusted to become a warrant to purchase 13,500 shares of Class A Common Stock and 1,500 shares of Class B Common Stock at an exercise price of $12.30 per share.

     In January and March 2000, pursuant to the exercise of outstanding warrants, the Company issued an aggregate of 17,500 and 71,012 shares, respectively, of Class A Common Stock at a weighted average price of $4.00 per share.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

  RELATED PARTY TRANSACTION

     In November 1999 and April 2000, the Company loaned $6,620,700 and $1,248,500, respectively to H. Christopher Whittle, its President and Chief Executive Officer. The loans bear interest at the greater of the prime rate or the Company's actual borrowing rate, in effect from time to time, with payment of the principal amount of $6,620,700 and accrued interest on the November 1999 loan due in full in November 2004 and payment of the principal amount of $1,248,500 and accrued interest on the April 2000 loan due in full April 2005. The proceeds from the loans were used by Mr. Whittle to purchase an aggregate of 652,500 shares of Class A Common Stock and 72,500 shares of Class B Common Stock for $3.00 per share through the exercise of existing stock options, and to pay income tax obligations resulting from the exercise of such options. The portion of the loan attributable to the purchase of shares, amounting to $2,175,000, has been recorded on the balance sheet at March 31, 2000 as a reduction of stockholders' equity.

  GUARANTEES

     In March 2000, the Company guaranteed a debt obligation of $2,000,000 of a charter school board with which it has a management agreement.

  STOCK PURCHASE AGREEMENT


     In December 1999, an additional $5,000,000 was invested in a corporation, increasing the Company's ownership to 19.7%. As of June 30, 2000, the Company modified its relationship with the corporation such that the investment will be accounted for under the cost method. See Note 13.


  PAYMENT ON BEHALF OF AN OFFICER


     In May 2000, the Company agreed to make payments totaling $200,000 to an unrelated corporation controlled by an officer of the Company, as compensation for expenses incurred by the unrelated corporation, as an inducement to the unrelated corporation not to compete with the Company for five years and to release the officer and two associates from obligations due to the corporation. A payment of $100,000 was made in May 2000 and the remaining $100,000 is due in August 2000.


  ACQUISITION OF UNDEVELOPED PROPERTY

     In partnership with the Museum of African Art, the Company plans to acquire and develop certain New York City property for a mixed-use project consisting of Edison Corporate Headquarters, a charter school, and the museum. To that end, the Company has entered into a contract to purchase from Castle Senior Living LLC ("Castle") a lot located in the Harlem section of the borough of Manhattan in New York City, for a purchase price of $10.0 million (the "Purchase Agreement"). Additionally, the Company has signed a non-binding letter of intent with the Museum of African Art setting forth the proposed business terms of the project and a development schedule (the "Letter of Intent").


     Under the terms of the Purchase Agreement, which was executed January 11, 2000, the Company paid $1.5 million to Castle upon execution and delivery of the Purchase Agreement, $500,000 thirty days after the execution date and $1.0 million on June 29, 2000. The closing date is currently scheduled for January 11, 2001, at which time the balance of the purchase price must be paid. If the Company is unable to obtain the necessary zoning approvals prior to December 28, 2000, it will have the option of extending the closing date until April 11, 2001, if it pays Castle an additional $500,000.

                              EDISON SCHOOLS INC.

                          (INTERIM DATA IS UNAUDITED)

     The letter of intent is non-binding, and the terms set forth therein are subject to negotiation, execution and delivery of definitive agreements. The Company anticipates, however, that it will incur costs in carrying out its obligations under the Letter of Intent, including but not limited to legal fees, consultants' fees, and filing and application fees.

  LOSS PER SHARE

     The pro forma basic and diluted net loss per share for the nine months ended March 31, 2000 is as follows:

Net loss....................................................  $(27,851,655)
                                                              ============
Class A Common stock outstanding at beginning of period.....    28,186,673
Class B Common stock outstanding at beginning of period.....     3,131,852
Add:
Issuance of Class A Common stock (as if converted on a
  weighted average basis)...................................     6,710,314
Issuance (conversion) of Class B Common stock (as if
  converted on a weighted average basis)....................       343,227
                                                              ------------
Pro forma weighted average number of shares outstanding,
  assuming conversion of convertible preferred stock used in
  computing basic and diluted net loss per share............    38,372,066
                                                              ============
Pro forma basic and diluted net loss per share..............  $      (0.73)
                                                              ============

           DESCRIPTION OF GRAPHICAL MATERIAL ON INSIDE OF BACK COVER:

              PHOTOGRAPH OF FLOWER ABOVE THE NAME EDISON SCHOOLS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                5,000,000 SHARES

                             [EDISON SCHOOLS LOGO]
                              CLASS A COMMON STOCK

                                ----------------

                                   PROSPECTUS
                                ----------------

                              MERRILL LYNCH & CO.
                         BANC OF AMERICA SECURITIES LLC
                           CREDIT SUISSE FIRST BOSTON
                          DONALDSON, LUFKIN & JENRETTE
                               J.P. MORGAN & CO.

                                               , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of class A common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


SEC registration fee........................................  $   33,017
NASD filing fee.............................................      13,006
Printing and engraving expenses.............................     200,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     250,000
Blue Sky fees and expenses (including legal fees)...........      10,000
Transfer agent and registrar fees and expenses..............      10,000
Miscellaneous...............................................     183,977
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========


---------------
* To be filed by amendment.

     The Company will bear all expenses shown above.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Sixth Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or
(iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Second Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Sixth Amended and Restated Certificate of Incorporation and Second Amended and Restated By-Laws filed or incorporated by reference as Exhibits 3.1 and 3.2 hereto, respectively.

     Two of the directors of the Registrant are also officers of DLJ Capital Corporation ("DLJCC"), and are serving on the Registrant's Board of Directors at the request of Sprout Capital VI, L.P., Sprout Capital VII, L.P. and Sprout CEO Fund, L.P. (collectively, the "Sprout Partnerships") and DLJCC. Pursuant to the partnership agreements of each of the Sprout Partnerships, each Sprout Partnership will indemnify officers of DLJCC when they are representing such Sprout Partnership on the board of directors of a corporation of which such Sprout Partnership is an investor, provided that such officers acted in good faith and in the manner such officers reasonably believed to be in the best interests of such Sprout Partnership.

     The Purchase Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of the Purchase Agreement to be filed as Exhibit 1.1 hereto.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Since June 30, 1996, the Registrant has issued the following securities that were not registered under the Securities Act as summarized below.

  (a) Issuances of Capital Stock and Warrants.

     In July 1996, the Registrant, which was then a partnership, issued partnership interests to private investors in return for capital contributions aggregating $12.3 million.

     In November 1996, the Registrant converted from a partnership to a corporation and issued 6,214,704 shares of series A common stock and 21,149,993 shares of series A convertible preferred stock in exchange for partnership interests of existing investors. In November 1996, the Registrant also sold 9,144,442 shares of series A convertible preferred stock, one share of series B common stock, one share of series C common stock, one share of series D common stock, one share of series E common stock and one share of series F common stock to a group of private investors for an aggregate sale price of $13,716,663.

     In February 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 213,333 shares of series A convertible preferred stock.

     In March 1997, the Registrant sold 1,010,101 shares of series B convertible exchangeable preferred stock to a private investor for an aggregate sale price of $1,666,666.

     In May 1997, the Registrant sold 5,201,135 shares of series C convertible exchangeable preferred stock to a group of private investors for an aggregate sale price of $15,083,291.

     In June 1997, (i) in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant which currently represents the right to purchase up to 50,000 shares of series A common stock, and (ii) in connection with another equipment financing the Registrant issued to an equipment financing firm a warrant to purchase up to 45,000 shares of series A common stock.

     In August 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 77,000 shares of series A common stock.

     In October 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant which currently represents the right to purchase up to 250,000 shares of series A common stock.

     In November 1997, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 129,504 shares of series A common stock.

     In December 1997, as a purchase price adjustment for the group of private investors who participated in the May 1997 sale of series C convertible exchangeable preferred stock, the Registrant issued 1,057,473 shares of series C convertible exchangeable preferred stock to such investors for no additional consideration.

     In December 1997, the Registrant also sold 5,885,145 shares of series D convertible preferred stock, one share of series G common stock, one share of series H common stock, options to purchase 395,280 shares of series A common stock and promissory notes in the aggregate principal amount of $1,908,429 to a group of private investors for an aggregate sale price of $23,422,877.

     In January 1998, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 25,125 shares of series A common stock.

     In June 1998, in connection with an investment by the D2F2 Foundation, the Registrant issued to the D2F2 Foundation a warrant to purchase up to 3,775,000 shares of series D convertible preferred stock.

     In July 1998, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 100,000 shares of series A common stock.

     In August 1998, the Registrant also sold 4,271,352 shares of series D convertible preferred stock, options to purchase 286,878 shares of series A common stock and promissory notes in the aggregate principal amount of $487,843 to a group of private investors for an aggregate sale price of $17 million.

     In December 1998, the Registrant also sold 3,945,224 shares of series D convertible preferred stock, options to purchase 264,979 shares of series A common stock and promissory notes in the aggregate principal amount of $450,595 to a group of private investors for an aggregate sale price of $15,702,003.

     In June 1999, the Registrant sold 3,957,476 shares of series F convertible preferred stock and 800,000 shares of non-voting series G convertible preferred stock to a group of private investors for an aggregate sale price of $29,258,477.

     In July 1999, the Registrant sold 6,787,238 shares of series F convertible preferred stock and one share of series I common stock to a group of private investors for an aggregate sale price of $41,741,518.

     In October 1999, in connection with an equipment financing, the Registrant issued to an equipment financing firm a warrant to purchase up to 30,000 shares of series A common stock.

     Upon the closing of the Registrant's initial public offering in November 1999, each share of common stock and each share of preferred stock automatically converted into 0.45 shares of class A common stock and 0.05 shares of class B common stock.

(b) Certain Grants and Exercises of Stock Options.


     The Registrant's 1998 Site Option Plan (the "Site Plan") was adopted by the Board of Directors in October 1998 and approved by the stockholders of Edison in July 1999. As of June 30, 2000, options to purchase 448,535 shares of class A common stock and 49,837 shares of class B common stock were outstanding under the Site Plan. The Registrant's 1999 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in June 1999 and approved by the stockholders of Edison in July 1999. As of June 30, 2000, options to purchase 382,367 shares of class A common stock and 42,485 shares of class B common stock were outstanding under the Stock Option Plan. The Registrant's 1999 Key Stock Incentive Plan (the "Key Stock Plan") was adopted by the Board of Directors in June 1999 and approved by the stockholders in July 1999. As of June 30, 2000, options to purchase 441,000 shares of class A common stock and 49,000 shares of class B common stock were outstanding under the Key Stock Plan. The Registrant's 1999 Stock Incentive Plan (the "Incentive Plan") was adopted by the Board of Directors and approved by the stockholders in October 1999. As of June 30, 2000, options to purchase 1,353,180 shares of class A common stock were outstanding under the Incentive Plan. In November 1999, the Registrant issued 652,500 shares of class A common stock and 72,500 shares of class B common stock pursuant to the exercise of outstanding options. In February 2000, the Registrant issued 23,500 shares of class A common stock pursuant to the exercise of outstanding options.


     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:


EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
 1.1**       Form of Purchase Agreement
 3.1*        Sixth Amended and Restated Certificate of Incorporation of
             the Registrant
 3.2*        Second Amended and Restated By-Laws of the Registrant
 4.1***      Specimen class A common stock certificate
 4.2***      See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of class A common stock of the Registrant
 5.1**       Opinion of Hale and Dorr LLP
10.1***      1998 Site Option Plan
10.2***      1999 Stock Option Plan
10.3***      1999 Key Stock Incentive Plan
10.4***      1999 Stock Incentive Plan
10.5***      Third Amended and Restated Shareholders' Agreement, dated as of July 2, 1999, by and among the Registrant and certain
             stockholders, as amended
10.6***      Subscription Agreement, dated as of November 18, 1996, by
             among the Registrant and certain other parties
10.7***      Warrant Purchase Agreement, dated as of January 15, 1998,
             between the Registrant and Phoenix Leasing Incorporated
10.8***      Warrant, dated as of January 15, 1998, issued to Phoenix
             Leasing Incorporated
10.9***      Warrant Purchase Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A.
10.10***     Warrant, dated as of November 25, 1997, issued to
             BankBoston, N.A.
10.11***     Warrant Agreement, dated as of February 1, 1997, between the
             Registrant and Comdisco, Inc.
10.12***     Amended Warrant Purchase Agreement, dated as of June 1,
             1998, between the Registrant and the D2F2 Foundation
10.13***     Option Agreement, dated as of March 14, 1995, between the
             Registrant and Dillon, Read & Co. Inc.
10.14***     Warrant Agreement, dated as of January 1, 1996, between the
             Registrant and Comdisco, Inc.
10.15***     Warrant Agreement, dated as of July 5, 1995, between the
             Registrant and Comdisco, Inc.
10.16***     Warrant Purchase Agreement, dated as of June 30, 1997,
             between the Registrant and Phoenix Leasing Incorporated and related warrant
10.17***     Warrant Purchase Agreement, dated as of June 30, 1997,
             between the Registrant and LINC Capital Management and
             related warrant
10.18***     Stock Subscription Warrant, dated as of August 20, 1997,
             issued to Transamerica Business Credit Corporation
10.19***     Stock Subscription Warrant, dated as of October 30, 1997,
             issued to Transamerica Business Credit Corporation
10.20***     Stock Subscription Warrant, dated as of July 17, 1998,
             issued to TBCC Funding Trust II

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
10.21***     Series F Subscription Agreement, dated as of July 2, 1999, between the Registrant and certain stockholders
10.22***     Series D Subscription Agreement, dated as of December 30,
             1997, between the Registrant and certain stockholders
10.23+       Letter Agreement, dated as of June 20, 2000, between the
             Registrant and Benno C. Schmidt, Jr.
10.24        Intentionally omitted
10.25        Intentionally omitted
10.26***     Letter Agreement, dated as of March 15, 1995, between the
             Registrant and John E. Chubb
10.27***     Letter Agreement, dated as of April 20, 1998, between the
             Registrant and James L. Starr
10.28***     Preferred Stock Purchase Agreement, dated as of July 2,
             1999, between the Registrant and Apex Online Learning Inc.
10.29*       Amended and Restated Shareholders Agreement, dated as of
             December 16, 1999, between the Registrant, Apex Online
             Learning Inc. and other parties
10.30*       Lease Agreement, dated as of April 4, 1995, between the
             Registrant and 521 Fifth Avenue Associates, as amended on
             June 6, 1996, December 8, 1997, and February 23, 2000
10.31***     Office Lease, dated as of March 19, 1999, between the
             Registrant and 529 Fifth Company
10.32***     Management Agreement, dated as of March 14, 1995, between
             the Registrant and WSI Inc., as amended on November 15,
             1996, March 1, 1997 and December 31, 1997.
10.33***     Promissory note, dated as of June 5, 1992, from Benno C.
             Schmidt, Jr. to the Registrant
10.34***     Promissory note, dated as of January 23, 1996, from Benno C.
             Schmidt to the Registrant
10.35***     Allonges, dated as of October 5, 1999, to promissory notes, dated as of June 5, 1992 and January 23, 1996, from Benno C.
             Schmidt, Jr. to the Registrant
10.36***     Form of Letter Agreement between the Registrant and H.
             Christopher Whittle
10.37***     Letter Agreement, dated as of July 1, 1999, between the
             Registrant and Christopher D. Cerf
10.38***     Series F Subscription Agreement, dated as of June 4, 1999, between the Registrant and certain stockholders
10.39***     Loan Agreement between the Registrant and WSI Inc.
10.40***     Addendum to Series F Subscription Agreement, dated as of
             July 28, 1999, between the Registrant and certain
             stockholders
10.41***     Guaranty of Payment Agreement, dated as of September 3,
             1998, between the Registrant and NCB Development Corporation
10.42***     Guaranty Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A.
10.43***     Stock Subscription Warrant, dated as of October 18, 1999,
             issued to TBCC Funding Trust II
10.44****    Revolving Credit Agreement, dated as of November 12, 1999, between the Registrant and Imperial Bank
10.45****    Security Agreement, dated as of November 12, 1999, between the Registrant and Imperial Bank
10.46****    Promissory Note, dated as of November 12, 1999, issued by
             the Registrant in the name of Imperial Bank
10.47*       Preferred Stock Purchase Agreement, dated as of December 16,
             1999, by and between Apex Online Learning Inc., the
             Registrant and other parties
10.48*       Promissory note, dated April 13, 2000, from H. Christopher
             Whittle to the Registrant
10.49*       Contract of Sale, dated as of January 11, 2000, between the
             Registrant and Castle Senior Living, LLC
10.50*       Letter of Intent, dated as of June 8, 2000, between the
             Registrant and IBM
10.51*       License Agreement, dated as of June 12, 2000, between the
             Registrant and IBM
10.52*       Letter of Intent, dated as of April 10, 2000, between the
             Registrant and the Museum of African Art
10.53*       Agreement, dated as of May 1, 2000 between the Registrant
             and Global Lyceum, Inc.
10.54*       Promissory note, dated as of June 9, 2000 from Manuel J.
             Rivera to the Registrant

EXHIBIT NO.                          DESCRIPTION
-----------                          -----------
11.1         Statement re Computation of Earnings per Share
23.1         Consent of PricewaterhouseCoopers LLP
23.2**       Consent of Hale and Dorr LLP (included in Exhibit 5.1)
24.1*        Powers of Attorney


---------------

   * Previously filed.



  ** To be filed by amendment.



 *** Incorporated by reference to the exhibit of the same number filed with the Registrant's Registration Statement on Form S-1 (No. 333-84177).



**** Incorporated by reference to exhibits 10.1, 10.2 and 10.3 filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (No. 000-27817).



   + Superceding exhibit.


  (b) Financial Statement Schedules

     All schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the Registrant, the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

        (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment no. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 7th day of July, 2000.


                                          EDISON SCHOOLS INC.

                                          By: /s/ H. CHRISTOPHER WHITTLE
                                            ------------------------------------
                                              H. Christopher Whittle
                                              President and Chief Executive
                                              Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
*                                                    Chairman of the Board of             July 7, 2000
---------------------------------------------------    Directors
Benno C. Schmidt, Jr.

/s/ H. CHRISTOPHER WHITTLE                           President, Chief Executive           July 7, 2000
---------------------------------------------------    Officer and Director
H. Christopher Whittle                                 (Principal Executive Officer)

/s/ JAMES L. STARR                                   Executive Vice President and         July 7, 2000
---------------------------------------------------    Chief Financial Officer
James L. Starr                                         (Principal Financial and
                                                       Accounting Officer)

*                                                    Executive Vice President and         July 7, 2000
---------------------------------------------------    Director
Laura K. Eshbaugh

*                                                    Director                             July 7, 2000
---------------------------------------------------
Virginia G. Bonker

                                                     Director
---------------------------------------------------
John W. Childs
                                                     Director
---------------------------------------------------
Charles J. Delaney
                                                     Director
---------------------------------------------------
Robert Finzi

*                                                    Director                             July 7, 2000
---------------------------------------------------
John B. Fullerton

*                                                    Director                             July 7, 2000
---------------------------------------------------
Janet A. Hickey

                     SIGNATURE                                    TITLE                     DATE
                     ---------                                    -----                     ----
*                                                    Director                             July 7, 2000
---------------------------------------------------
Klas Hillstrom

*                                                    Director                             July 7, 2000
---------------------------------------------------
Jeffrey T. Leeds

*                                                    Director                             July 7, 2000
---------------------------------------------------
William F. Weld

By: /s/ JAMES L. STARR
--------------------------------------------------
    James L. Starr
    Attorney-in-Fact

                               INDEX TO EXHIBITS


 EXHIBIT
 NUMBER                            DESCRIPTION                           PAGE
---------                          -----------                           ----
 1.1**     Form of Purchase Agreement..................................
 3.1*      Sixth Amended and Restated Certificate of Incorporation of
           the Registrant..............................................
 3.2*      Second Amended and Restated By-Laws of the Registrant.......
 4.1***    Specimen common stock certificate...........................
 4.2***    See Exhibits 3.1 and 3.2 for provisions of the Certificate of Incorporation and By-Laws of the Registrant defining the rights of holders of class A common stock of the
           Registrant..................................................
 5.1**     Opinion of Hale and Dorr LLP................................
10.1***    1998 Site Option Plan.......................................
10.2***    1999 Stock Option Plan......................................
10.3***    1999 Key Stock Incentive Plan...............................
10.4***    1999 Stock Incentive Plan...................................
10.5***    Third Amended and Restated Shareholders' Agreement, dated as of July 2, 1999, by and among the Registrant and certain
           stockholders, as amended....................................
10.6***    Subscription Agreement, dated as of November 18, 1996, by
           among the Registrant and certain other parties..............
10.7***    Warrant Purchase Agreement, dated as of January 15, 1998,
           between the Registrant and Phoenix Leasing Incorporated.....
10.8***    Warrant, dated as of January 15, 1998, issued to Phoenix
           Leasing Incorporated........................................
10.9***    Warrant Purchase Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A. ................
10.10***   Warrant, dated as of November 25, 1997, issued to
           BankBoston, N.A. ...........................................
10.11***   Warrant Agreement, dated as of February 1, 1997, between the
           Registrant and Comdisco, Inc. ..............................
10.12***   Amended Warrant Purchase Agreement, dated as of June 1,
           1998, between the Registrant and the D2F2 Foundation........
10.13***   Option Agreement, dated as of March 14, 1995, between the
           Registrant and Dillon, Read & Co. Inc. .....................
10.14***   Warrant Agreement, dated as of January 1, 1996, between the
           Registrant and Comdisco, Inc. ..............................
10.15***   Warrant Agreement, dated as of July 5, 1995, between the
           Registrant and Comdisco, Inc. ..............................
10.16***   Warrant Purchase Agreement, dated as of June 30, 1997,
           between the Registrant and Phoenix Leasing Incorporated and related warrant.............................................
10.17***   Warrant Purchase Agreement, dated as of June 30, 1997,
           between the Registrant and LINC Capital Management and
           related warrant.............................................
10.18***   Stock Subscription Warrant, dated as of August 20, 1997,
           issued to Transamerica Business Credit Corporation..........
10.19***   Stock Subscription Warrant, dated as of October 30, 1997,
           issued to Transamerica Business Credit Corporation..........
10.20***   Stock Subscription Warrant, dated as of July 17, 1998,
           issued to TBCC Trust Funding II.............................
10.21***   Series F Subscription Agreement, dated as of July 2, 1999, between the Registrant and certain stockholders.............
10.22***   Series D Subscription Agreement, dated as of December 30,
           1997, between the Registrant and certain stockholders.......

 EXHIBIT
 NUMBER                            DESCRIPTION                           PAGE
---------                          -----------                           ----
10.23+     Letter Agreement, dated as of June 20, 2000, between the
           Registrant and Benno C. Schmidt, Jr.........................
10.24      Intentionally omitted.......................................
10.25      Intentionally omitted.......................................
10.26***   Letter Agreement, dated as of March 15, 1995, between the
           Registrant and John E. Chubb................................
10.27***   Letter Agreement, dated as of April 20, 1998, between the
           Registrant and James L. Starr...............................
10.28***   Preferred Stock Purchase Agreement, dated as of July 2,
           1999, between the Registrant and Apex Online Learning
           Inc. .......................................................
10.29*     Amended and Restated Shareholders Agreement, dated as of
           December 16, 1999, between the Registrant, Apex Online
           Learning Inc. and other parties.............................
10.30*     Lease Agreement, dated as of April 4, 1995, between the
           Registrant and 521 Fifth Avenue Associates, as amended on
           June 6, 1996, December 8, 1997 and February 23, 2000........
10.31***   Office Lease, dated as of March 19, 1999, between the
           Registrant and 529 Fifth Company............................
10.32***   Management Agreement, dated as of March 14, 1995, between
           the Registrant and WSI Inc., as amended on November 15,
           1996, March 1, 1997 and December 31, 1997. .................
10.33***   Promissory note, dated as of June 5, 1992, from Benno C.
           Schmidt, Jr. to the Registrant..............................
10.34***   Promissory note, dated as of January 23, 1996, from Benno C.
           Schmidt to the Registrant...................................
10.35***   Allonges, dated as of October 5, 1999, to promissory notes, dated as of June 5, 1992 and January 23, 1996, from Benno C.
           Schmidt, Jr. to the Registrant..............................
10.36***   Form of Letter Agreement between the Registrant and H.
           Christopher Whittle.........................................
10.37***   Letter Agreement, dated as of July 1, 1999, between the
           Registrant and Christopher D. Cerf..........................
10.38***   Series F Subscription Agreement, dated as of June 4, 1999, between the Registrant and certain stockholders.............
10.39***   Loan Agreement between the Registrant and WSI Inc...........
10.40***   Addendum to Series F Subscription Agreement, dated as of
           July 28, 1999, between the Registrant and certain
           stockholders................................................
10.41***   Guaranty of Payment Agreement, dated as of September 3,
           1998, between the Registrant and NCB Development
           Corporation.................................................
10.42***   Guaranty Agreement, dated as of November 25, 1997, between the Registrant and BankBoston, N.A..........................
10.43***   Stock Subscription Warrant, dated as of October 18, 1999,
           issued to TBCC Funding Trust II.............................
10.44****  Revolving Credit Agreement, dated as of November 12, 1999, between the Registrant and Imperial Bank....................
10.45****  Security Agreement, dated as of November 12, 1999, between the Registrant and Imperial Bank............................
10.46****  Promissory Note, dated as of November 12, 1999, issued by the Registrant in the name of Imperial Bank.................
10.47*     Preferred Stock Purchase Agreement, dated as of December 16,
           1999, by and between Apex Online Learning Inc., the
           Registrant and other parties................................
10.48*     Promissory note, dated April 13, 2000, from H. Christopher
           Whittle to the Registrant...................................

 EXHIBIT
 NUMBER                            DESCRIPTION                           PAGE
---------                          -----------                           ----
10.49*     Contract of Sale, dated as of January 11, 2000, between the
           Registrant and Castle Senior Living, LLC....................
10.50*     Letter of Intent, dated as of June 8, 2000, between the
           Registrant and IBM..........................................
10.51*     License Agreement, dated as of June 12, 2000, between the
           Registrant and IBM..........................................
10.52*     Letter of Intent, dated as of April 10, 2000, between the
           Registrant and the Museum of African Art....................
10.53*     Agreement, dated as of May 1, 2000 between the Registrant
           and Global Lyceum, Inc. ....................................
10.54*     Promissory note, dated as of June 9, 2000 from Manuel J.
           Rivera to the Registrant....................................
11.1       Statement re Computation of Earnings per Share..............
23.1       Consent of Pricewaterhouse Coopers LLP......................
23.2**     Consent of Hale and Dorr LLP (included in Exhibit 5.1)......
24.1*      Powers of Attorney..........................................


---------------

   * Previously filed.



  ** To be filed by amendment.



 *** Incorporated by reference to the exhibit of the same number filed with the Registrant's Registration Statement on Form S-1 (No. 33-84177).



**** Incorporated by reference to exhibits 10.1, 10.2 and 10.3 filed with the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (No. 000-27817).



   + Superceding exhibit.